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As filed with the Securities and Exchange Commission on April 20, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Hudson Bay Mining and Smelting Co., Limited	HudBay Minerals Inc.	Hudson Bay Exploration and Development Company Limited
(Exact name of Registrant as specified in its charter)

Canada	Ontario	Canada
(Province or other jurisdiction of incorporation or organization)

1021, 1031, 1041 and 1044	1021, 1031, 1041 and 1044	1021, 1031, 1041 and 1044
(Primary Standard Industrial Classification Code Number)

Not Applicable	Not Applicable	Not Applicable
(I.R.S. Employer Identification Number)

201 Portage Avenue, Suite 2200 Winnipeg, Manitoba R3B 3L3 Canada, (204) 949-4261	201 Portage Avenue, Suite 2200 Winnipeg, Manitoba R3B 3L3 Canada, (204) 949-4261	201 Portage Avenue, Suite 2200 Winnipeg, Manitoba R3B 3L3 Canada, (204) 949-4261
(Address and telephone number of Registrant's principal executive offices)

CT CORPORATION SYSTEM 111 Eighth Avenue, 13th Floor New York, NY 10011 (212) 894-8700	CT CORPORATION SYSTEM 111 Eighth Avenue, 13th Floor New York, NY 10011 (212) 894-8700	CT CORPORATION SYSTEM 111 Eighth Avenue, 13th Floor New York, NY 10011 (212) 894-8700
(Name, address and telephone number of agent for service in the United States)

Copies to:

Brian D. Gordon General Counsel Hudson Bay Mining and Smelting Co., Limited 201 Portage Avenue, Suite 2200 Winnipeg, Manitoba, Canada R3B 3L3 Telephone: (204) 949-4261	Christopher J. Cummings Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario, Canada M5L 1E8 Telephone (416) 360-8484	Howard Burshtein Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario, Canada M5H 3C2 Telephone (416) 869-5300

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

        It is proposed that this filing shall become effective (check appropriate box):

  A.
  ☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

  B.
  ☒ At some future date (check the appropriate box below):

  1.
  ☐  pursuant to Rule 467(b) on (    ) at (    ) (designate a time not sooner than 7 calendar days after filing).

  2.
  ☐  pursuant to Rule 467(b) on (    ) at (    ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

  3.
  ☐  pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

  4.
  ☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

9 5/8% Senior Secured Notes due 2012	U.S.$175,000,000	100%	U.S.$175,000,000	U.S.$20,597.50

Guarantees of 9 5/8% Senior Secured Notes due 2012	—	—	—	— (2)

(1)
Exclusive of accrued interest, if any.

(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable for the guarantees of the notes being registered.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an ofer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Short Form Prospectus Dated April 20, 2005.

US$175,000,000

Hudson Bay Mining and Smelting Co., Limited

OFFER TO EXCHANGE

the outstanding 9 5/8% Senior Secured Notes due January 15, 2012
(US$175,000,000 principal amount outstanding)
(CUSIP numbers 44360AA6 and C44255AA2)
for 9 5/8% Senior Secured Exchange Notes due January 15, 2012

Unconditionally guaranteed as to principal, premium (if any), interest and certain other amounts by HudBay Minerals Inc.

Terms of Exchange Offer

  •
  Expires 5:00 p.m., New York City time, on            , 2005, unless extended.

  •
  All original notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  Tenders of original notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the exchange notes to be issued are substantially similar to the original notes, except that the exchange notes will not be subject to the same transfer restrictions as the original notes and will not be entitled to additional interest in the event of a registration default.

        Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 13 of this prospectus.

        Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

        We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

        Owning the notes described herein may subject you to tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

        Prospective investors should be aware that, during the period of the exchange offer, we or our affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the United States Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. A broker-dealer may not participate in the exchange offer with respect to original notes acquired other than as a result of market making or other activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

        , 2005

i

        This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered. The exchange notes offered hereby have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The exchange notes are not being offered and may not be offered or sold, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada.

        The exchange offer is not being made to, nor will we accept surrenders of or exchange from, holders of the outstanding 9 5/8% senior secured notes due January 15, 2012 (the "original notes") in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        This prospectus is based on information provided by us and by other sources that we believe is reliable. We can not assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of HBMS and HudBay and the terms of the exchange offer and the exchange notes, including the merits and risks involved.

        We are not making any representation to any person acquiring the exchange notes regarding the legality of an investment in the exchange notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the exchange notes.

        You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the exchange notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

        All references in this prospectus to "HBMS", "we", "us" and "our" mean Hudson Bay Mining and Smelting Co., Limited (the corporation resulting from the amalgamation of Hudbay Mining and Smelting Inc., the issuer of original notes, 152640 Canada Inc. and pre-amalgamation Hudson Bay Mining and Smelting Co., Limited) and its subsidiaries and joint ventures. Except as set forth under "Description of Notes", and unless the context otherwise requires, all references to "HudBay" and the "Parent Guarantor" mean HudBay Minerals Inc. and its consolidated subsidiaries and joint ventures.

EXCHANGE RATE DATA

        We and the Parent Guarantor present our financial statements in Canadian dollars. Unless otherwise specified or the context otherwise requires, all dollar amounts in this prospectus are expressed in Canadian dollars.

        The following table sets forth certain exchange rates based upon the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). Such rates are set forth as United States dollars per Cdn$1.00 and are the inverse of the rate quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00.

	Years Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
Low	0.6410	0.6241	0.6200	0.6349	0.7159	0.7421	0.7961
High	0.6969	0.6697	0.6619	0.7738	0.8493	0.7879	0.8346
End of Period	0.6669	0.6279	0.6329	0.7738	0.8308	0.7631	0.8268
Average	0.6725	0.6444	0.6368	0.7186	0.7683	0.7588	0.8153

	October (2004)	November (2004)	December (2004)	January (2005)	February (2005)	March (2005)
Low	0.7859	0.8149	0.8056	0.8050	0.7958	0.8024
High	0.8199	0.8493	0.8433	0.8342	0.8130	0.8321
End of Month	0.8192	0.8401	0.8308	0.8078	0.8121	0.8268

        On April 19, 2005, the last day prior to the date of this prospectus, the inverse of the noon buying rate for Canadian dollars was $1.00 per US$0.8059.

PRESENTATION OF FINANCIAL INFORMATION

        The financial statements of each of 152640 Canada Inc. and the Parent Guarantor have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). To the extent applicable to the financial statements of 152640 Canada Inc. and the Parent Guarantor, these principles conform in all material respects with United States generally accepted accounting principles ("U.S. GAAP"), except as described in Note 26 to the consolidated financial statements of 152640 Canada Inc. and Note 22 to the consolidated financial statements of the Parent Guarantor.

        References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to United States dollars.

CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF
INFERRED MINERAL RESOURCES

        Incorporated by reference into the prospectus are estimates of "inferred" mineral resources. United States investors are advised that while this term is recognized and required by Canadian regulations, the United States Securities and Exchange Commission ("SEC") does not recognize inferred mineral resources. Inferred mineral resources have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of mineral resources will ever be converted into mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. United States investors are also cautioned not to assume that all or any part of the inferred mineral resource exists, or is economically or legally mineable.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

        We and the Parent Guarantor are corporations organized under the federal laws of Canada and the Province of Ontario, respectively. A majority of the directors, controlling persons and officers and the experts named in, and in the documents incorporated by reference into, this prospectus reside principally in Canada. We have appointed an agent for service of process in the United States but it may be difficult for holders to effect service of process within the United States upon our directors, controlling persons, officers or experts who are not residents of the United States. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws, because a substantial portion of our assets and the assets of these persons are located outside the United States. See "Risk Factors" and "Description of Notes—Enforceability of Civil Liabilities".

WHERE YOU CAN FIND MORE INFORMATION

        The Parent Guarantor has fully and unconditionally guaranteed the payments to be made by us in connection with the original notes and will do the same for the exchange notes, and the Parent Guarantor satisfies the prescribed eligibility criteria for filing a short form prospectus under Canadian securities legislation. Therefore, we are qualified to avail ourselves of the short form prospectus provisions of Canadian securities legislation. As required by Canadian securities legislation, various disclosure documents filed by the Parent Guarantor under applicable securities legislation are incorporated by reference herein.

        Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of HudBay Minerals Inc., 2200 - 201 Portage Avenue, Winnipeg, Manitoba R3B 3L3, Canada, telephone (204) 949-4261. These documents are also available through the internet via the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com.

        The Parent Guarantor files with the securities commission or authority in each of the provinces of Canada annual and quarterly reports, material change reports and other information. The Parent Guarantor will also be subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with the Exchange Act, it will also file reports with and furnish other information to the SEC. Under a multijurisdictional disclosure system adopted by the United States ("MJDS"), these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read any document we or the Parent Guarantor furnish to the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms. The Parent Guarantor's filings will also be electronically available from the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

        HBMS will not be required, nor does it intend, to file with the Ontario Securities Commission separate continuous disclosure information regarding HBMS except for a material change report where there is a material change in the business, operations or capital of HBMS that is not a material change in respect of the Parent Guarantor. HBMS has been granted an exemption from all remaining continuous disclosure requirements contained within the securities legislation of the Province of Ontario pursuant to a decision of the Ontario Securities Commission dated April 19, 2005 (the "Decision"). The Decision provides in part that HBMS shall be entitled to file, in lieu of such continuous disclosure filings, certain continuous disclosure information of the Parent Guarantor filed with the Ontario Securities Commission together with the material change reports of HBMS described above, provided that certain conditions set forth in the Decision continue to be met. Pursuant to the requirements of MJDS, and in accordance with our reporting covenant under the indenture governing the notes, the Parent Guarantor will file under or furnish to the SEC this continuous disclosure information in lieu of separate HBMS reports or other information.

        Under applicable securities laws in Canada and the United States, the Canadian securities commissions and the SEC allow us to incorporate by reference certain information that the Parent Guarantor files with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the Canadian securities commissions under the Canadian securities legislation:

  (a)
  the Parent Guarantor's Annual Information Form dated March 29, 2005, other than documents specifically incorporated by reference into the Annual Information Form;

  (b)
  management's discussion and analysis of the financial condition and results of operations of Pre-amalgamation HBMS Parent for the years ended December 31, 2003, 2002 and 2001 and for the nine months ended September 30, 2004 and 2003 contained in the final prospectus of the Parent Guarantor dated December 14, 2004 under the heading "Management's Discussion and Analysis of HBMS Parent";

  (c)
  the audited consolidated financial statements of the Parent Guarantor as at December 31, 2004 and 2003 for the years ended December 31, 2004, 2003 and 2002, together with the auditor's report thereon and the notes thereto;

  (d)
  management's discussion and analysis of financial condition and results of operations of the Parent Guarantor for the year ended December 31, 2004; and

  (e)
  the material change report of the Parent Guarantor dated March 1, 2005 relating to the closing of the private placement of 806,452 flow-through common shares of the Parent Guarantor.

        Any annual information form, audited annual consolidated financial statements (together with the auditors' report thereon and notes thereto), unaudited interim consolidated financial statements and the accompanying management's discussion and analysis or material change reports (excluding confidential material change reports) subsequently filed by us or the Parent Guarantor with securities commissions or similar authorities in the relevant provinces and territories of Canada after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. These documents are available through the internet on SEDAR.

        To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished by use to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form) subsequent to the date of this prospectus and prior to the termination of this offering, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this prospectus forms a part. In addition, any document filed with or furnished to the SEC by us which specifically states that it is intended to be incorporated by reference into the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference into that registration statement.

v

        Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in the prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this prospectus modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

        The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        You should rely only on the information contained in or incorporated by reference in this prospectus and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these exchange notes in any jurisdiction where the offer is not permitted by law. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY

        The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information included elsewhere in, or incorporated by reference in, this prospectus. You should read the entire prospectus, including, in particular, the "Risk Factors" and financial statements and notes presented later on or incorporated by reference into this prospectus.

HBMS and the Parent Guarantor

        We are a wholly owned subsidiary of the Parent Guarantor. We are an integrated base metals mining and smelting company. We are a significant copper producer and one of the ten largest zinc producers in North America. We have:

  •
  the 777 and Trout Lake zinc and copper mines near Flin Flon, Manitoba, the Chisel North zinc mine near Snow Lake, Manitoba and the Konuto Lake copper mine in Saskatchewan (the "Mines"), which had at January 1, 2005 aggregate estimated proven and probable mineral reserves of approximately 21.6 million tonnes of ore, grading 4.8% zinc and 2.2% copper and an additional estimated 3.9 million tonnes of inferred mineral resources grading 6.1% zinc and 1.9% copper;

  •
  a metallurgical complex located in Flin Flon, Manitoba and a zinc concentrator near Snow Lake, Manitoba; the Flin Flon metallurgical complex is comprised of a zinc and copper concentrator, a zinc pressure leach and electro-winning plant and a copper smelter, with an annual production capacity of 115,000 tonnes of cast zinc and 90,000 tonnes of anode copper, as well as gold and silver by-products;

  •
  a zinc oxide plant with annual production capacity of 45,000 tonnes that takes between 32,000 tonnes and 41,000 tonnes of our annual zinc metal production; and

  •
  a 50% interest in an established marketing joint venture, Considar Metal Marketing Inc. ("CMM"), which markets our metals and identifies and acquires additional zinc and copper concentrate for our metallurgical complex.

        In 2004 we completed a $435 million capital expenditure program (the "777 Project"), that involved the construction and development of the 777 mine in Flin Flon and the Chisel North mine in Snow Lake, expansion of the Flin Flon concentrator, expansion of the Flin Flon zinc plant, including construction of an electrolytic cellhouse and other infrastructure upgrades. This project has led to improvements in operating margins, workplace productivity and workplace safety.

        Our total 2004 production was approximately 110,200 tonnes of refined zinc, 76,900 tonnes of refined copper, 79,000 ounces of gold and 1,114,600 ounces of silver, derived from 223,000 tonnes of zinc concentrate (including 3,500 tonnes of purchased concentrate) and 284,100 tonnes of copper concentrate (including 98,700 tonnes of purchased concentrate).

        In addition to HBMS, the Parent Guarantor also owns two development projects: the Balmat mine in the State of New York and the Gay's River mine in the Province of Nova Scotia, Canada and two exploration projects: the Southwestern Ontario Project in the Province of Ontario, Canada, and the San Antonio project in Chile.

Recent Developments

Acquisition of HBMS and Amalgamation

        On December 21, 2004, the Parent Guarantor completed the acquisition of HBMS from Anglo American International S.A. by causing its subsidiary, Hudbay Mining and Smelting Inc., to purchase all of the outstanding shares of 152640 Canada Inc. for a total consideration of approximately $316 million, payable as to $303 million in cash and $13 million by the issuance of common shares and warrants of the Parent Guarantor.

        On December 21, 2004, the Parent Guarantor also completed a public offering of 1,917,510,000 subscription receipts for total gross proceeds of approximately $143.8 million and Hudbay Mining and Smelting Inc. completed the offering of the original notes for gross proceeds of US$175 million. The proceeds from the offering of the original notes and a portion of the equity offering were used to complete the acquisition of HBMS. Upon completion of the acquisition of HBMS and the related consolidation of the common shares of the Parent Guarantor such subscription receipts were automatically exchanged for 63,917,000 common shares and 958,755,000 common share purchase warrants of the Parent Guarantor. Every 30 common share purchase warrants are exercisable for one common share of the Parent Guarantor upon payment of $3.15.

        On December 21, 2004 Hudbay Mining and Smelting Inc., 152640 Canada Inc. and pre-amalgamation HBMS amalgamated to form HBMS.

Province of Manitoba Loan

        In March 2005, we negotiated the continuation of our $17.5 million loan with the Province of Manitoba. The terms of the original agreement with the Province provided that the loan may be repayable in the event of a change of control of HBMS. After the Parent Guarantor's purchase of HBMS on December 21, 2004, new terms and conditions were negotiated with the Province to maintain the loan repayment schedule in accordance with the terms of the then existing agreement. The loan will remain interest-free pending the satisfaction of certain conditions. HBMS plans to fully retire the $17.5 million outstanding loan principal, which is supported by a letter of credit, by 2008.

Balmat Mine

        The evaluation of the Balmat Mine in upper New York State is ongoing and the Parent Guarantor is preparing to proceed to a feasibility study in June or July of 2005 to determine the viability of reopening the mine, which is currently on a care and maintenance basis.

Collahuasi Agreement

        For the mutual benefit of both parties, HBMS intends to terminate its evergreen concentrate agreement (the "Collahuasi Agreement") with Compania Minera Dona Ines de Collahuasi ("Collahuasi"), Chile, to purchase 40,000 dmt of copper concentrate per year from Collahuasi, effective June 30, 2005. The proposed termination of the Collahuasi Agreement, which would otherwise have expired in 2008, is not expected to impact our ability to supply copper to our Flin Flon smelter.

Operating Facility

        We are continuing our discussions with potential lenders for a new senior secured operating facility.

Executive Management and Personnel

        John L. Knowles, the Vice President and Chief Financial Officer of HudBay and HBMS, has tendered his resignation effective June 30, 2005. We are initiating a search for his replacement and will announce the new Chief Financial Officer when the process is complete.

        In addition, two staff members at our metallurgical complex have resigned. We do not believe that their departures will have a material adverse effect on our operations.

The Exchange Offer

Securities Offered:	Up to US$175,000,000 aggregate principal amount of 9 5/8% senior secured exchange notes of HBMS due January 15, 2012 (the "exchange notes"), which have been registered under the United States Securities Act of 1933, as amended (the "Securities Act of 1933"). The terms of the exchange notes are identical in all material respects to those of the outstanding US$175,000,000 aggregate principal amount of 9 5/8% senior secured notes of HBMS due January 15, 2012, which were issued on December 21, 2004 in a private offering (the "original notes", together with the exchange notes, the "notes"), except that the exchange notes will not be subject to the same transfer restrictions as the original notes, will not be entitled to additional interest in the event of a registration default and all payments on the exchange notes, including principal and interest, will be fully and unconditionally guaranteed on a subordinated basis by HudBay.
Securities Offered By:
The exchange notes will be issued by HBMS, a wholly-owned Canadian subsidiary of HudBay. HBMS is the corporation resulting from the amalgamation on December 21, 2004 of Hudbay Mining and Smelting Inc., the issuer of the original notes, 152640 Canada Inc. and pre-amalgamation HBMS. The exchange notes will be entitled to the benefits of the indenture relating to the original notes (the "indenture").
Registration Rights:
On December 21, 2004, we agreed with the initial purchasers of the original notes, pursuant to a registration rights agreement (the "registration rights agreement"), that holders of the original notes would be entitled to exchange the original notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy those rights. After the exchange offer is complete, holders of the original notes will no longer be entitled to any exchange or registration rights with respect to the original notes except in certain circumstances outlined in the registration rights agreement.
The Exchange Offer:
The exchange notes are being offered in exchange for a like principal amount of original notes. Original notes may only be exchanged in US$1,000 increments. The exchange notes will evidence the same debt as the original notes. The exchange offer is not conditional upon any minimum principal amount of original notes being tendered or accepted for exchange. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn will be exchanged.
As of this date, there is US$175,000,000 aggregate principal amount of original notes outstanding. Exchange notes will be issued on or promptly after the expiration of the exchange offer.

The exchange notes have not been and will not be qualified for public distribution under the securities laws of Canada or any province or territory of Canada. The exchange notes are not being offered and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof, except in accordance with the securities laws of the provinces and territories of Canada. No securities regulatory authority in Canada has in any way passed upon the merits of the securities offered hereby and any representation to the contrary is an offense.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
Expiration Date:
The exchange offer will expire at 5:00 p.m., New York City time, on, 2005 (the "expiration date"), unless we decide to extend the exchange offer, in which case the expiration date will be the latest date to which we extend the exchange offer.
Withdrawal Rights:
You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the exchange offer.
Resale of the Exchange Notes:
Based on interpretations by the staff of the United States Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, we believe that, except in the case of participating broker-dealers described below, the exchange notes may be offered for resale, resold and otherwise transferred by recipients without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:
— you are acquiring the exchange notes in the ordinary course of business,
— you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,
— you are not a broker-dealer which purchased the original note directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, and
— you are not an "affiliate" of the Parent Guarantor within the meaning of Rule 405 under the Securities Act of 1933.

If this belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of the exchange notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify holders of notes against such liability.
You should read the discussion under the heading "Exchange Offer" for further information regarding the exchange offer and resale of the exchange notes.

Each broker-dealer that is issued exchange notes for its own account in exchange for original notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "participating broker-dealer") must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

A participating broker-dealer may use this prospectus for an offer to resell or otherwise retransfer the exchange notes. We have agreed to use our best efforts to keep the registration statement (of which this prospectus forms a part) effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act of 1933 for such period of time as such persons must comply with such requirements in order to resell the exchange notes; provided, however, that in the case where this prospectus and any amendment or supplement hereto must be delivered by a participating broker-dealer or an initial purchaser, such period shall be the lesser of:
— 180 days from the expiration date of the exchange offer (or longer, if extended pursuant to the terms of the registration rights agreement), and
— the date on which all participating broker-dealers and the initial purchasers have sold all exchange notes held by them.
Accrued Interest on the Exchange Notes and the Original Notes:
The exchange notes will bear interest from December 21, 2004. Holders of original notes whose original notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued from December 21, 2004 to the date of the issuance of the exchange notes.
Conditions of the Exchange Offer:
The exchange offer is subject to certain customary conditions. See "The Exchange Offer—Certain Conditions of the Exchange Offer". Holders of original notes will have certain rights against us under the registration rights agreement should we fail to consummate the exchange offer. See "The Exchange Offer—Purpose of the Exchange Offer".

Procedures for Tendering Original Notes:	If you wish to tender your original notes for exchange through the exchange offer, you must either (1) complete, sign and date the letter of transmittal (which accompanies this prospectus) according to the instructions contained in this prospectus and in such letter of transmittal or (2) send by means of The Depository Trust Company's Automated Tender Offer Program System, or ATOP, an agent's message to the exchange agent which indicates that the holder has agreed to the contents of the letter of transmittal and the letter of transmittal may be enforced against the holder. A holder must mail or otherwise deliver:
— such properly completed and duly executed letter of transmittal (or a facsimile thereof), including all other documents required by the letter of transmittal, with the original notes, or
— the agent's message with a book-entry confirmation
and any other required documentation to the exchange agent on or prior to the expiration date. The method of delivery of this documentation is at the holder's election and risk.

By executing the letter of transmittal, or by agreeing to the terms of the letter of transmittal through the submission of an agent's message, each holder will represent to us that, among other things, at the time of the consummation of the exchange offer:
— any exchange notes received by such holder are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder,
— such holder will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act of 1933,

— such holder is not an "affiliate" as defined in Rule 405 under the Securities Act of 1933 of the Parent Guarantor or, if it is an affiliate, it will comply with the applicable registration and prospectus delivery requirements of the Securities Act of 1933, to the extent applicable,
— if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes,

— if such holder is a broker-dealer, that will receive exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of such exchange notes, and

— if such holder is a Canadian resident, that it is eligible to acquire the exchange notes pursuant to an available exemption from the prospectus requirements of the securities legislation of that holder's province of residence.

Special Procedures for Beneficial Owners:	A beneficial holder of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee that wishes to tender such original notes in the exchange offer should promptly contact the person in whose name the original notes are registered and instruct such person to tender on the beneficial holder's behalf. A beneficial holder who wishes to tender on the beneficial holder's own behalf must, prior to completing and executing the letter of transmittal and delivering the original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial holder's name or obtain a properly completed bond power from the registered holder of the original notes. The transfer of record ownership may take considerable time.
Guaranteed Delivery Procedures:
If a holder wishes to tender its original notes and time will not permit the required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, or certificates for registered notes cannot be delivered on time, a holder may tender its original notes pursuant to the procedures described in this prospectus under the heading "Exchange Offer—Guaranteed Delivery Procedures".
Federal Income Tax Consequences:
The exchange of the original notes for exchange notes generally will not be a taxable exchange for U.S. federal income tax purposes. U.S. Holders of the original notes will not recognize any taxable gain or loss as a result of such exchange. See "Certain Income Tax Considerations—Certain U.S. Federal Income Tax Considerations".
No taxes on income (including taxable capital gains) will be payable by a U.S. Holder for Canadian federal income tax purposes solely as a consequence of the exchange of the original notes.
Use of Proceeds:
We will not receive any proceeds from the issuance of the exchange notes. We will pay all expenses incidental to the exchange offer. The net proceeds received from the sale of the original notes were used to complete the acquisition of HBMS by HudBay.
Exchange Agent:
The Bank of New York is serving as the exchange agent in the exchange offer (the "exchange agent"). Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. The telephone number for the exchange agent is 212-815-6331 and the facsimile number is 212-298-1915, Attention: Ms. Giselle Guadalupe.

The Exchange Notes

        The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of the prospectus contains a more detailed description of the terms and conditions of the exchange notes. As used in this summary of the offering, references to "HBMS", "we" and "our" refer to Hudson Bay Mining and Smelting Co., Limited only, without reference to its subsidiaries and joint ventures and references to "HudBay" or the "Parent Guarantor" refer to HudBay Minerals Inc., without reference to its subsidiaries and joint ventures.

Issuer:	Hudson Bay Mining and Smelting Co., Limited.
Securities Offered:	US$175,000,000 aggregate principal amount of 9 5/8% Senior Secured Exchange Notes due January 15, 2012.
Maturity Date:	January 15, 2012.
Interest:	9 5/8% per annum, payable semiannually in arrears on January 15 and July 15, commencing on July 15, 2005.
Parent Guarantee:
All payments on the exchange notes, including principal, premium (if any) and interest, will be fully and unconditionally guaranteed on a subordinated basis by HudBay (the "Parent Guarantor"). The Parent Guarantee will terminate immediately upon the Parent Guarantor owning less than a majority of the Voting Stock of HBMS.
Subsidiary Guarantees:
All payments on the exchange notes, including principal and interest, will be fully and unconditionally guaranteed on a senior basis by our existing Restricted Subsidiary and our future domestic Restricted Subsidiaries (the "Subsidiary Guarantors"). At the date of this prospectus, our only Restricted Subsidiary is Hudson Bay Exploration and Development Company Limited.
Collateral:
The exchange notes and the Subsidiary Guarantees will be secured by first-priority liens on HBMS's real property, mineral claims and leases in the Provinces of Manitoba and Saskatchewan and second-priority liens on HBMS's and the Subsidiary Guarantor's accounts receivable and inventories, which will secure, on a first-priority basis, our obligations under any future credit facility. See "Description of Notes—Security".
Intercreditor Agreement:
When HBMS enters into any future credit facility, the trustee, on behalf of itself and the holders of the exchange notes, and the agent for such credit facility, on behalf of the lenders thereunder, will enter into an intercreditor agreement that sets forth the priority of their respective liens upon the accounts receivable and inventories of HBMS and the Subsidiary Guarantor and establishes rights and procedures with respect to enforcement of such liens. We expect that any such intercreditor agreement will provide that holders of the exchange notes may not exercise any rights to enforce against our inventory and receivables until the discharge of all obligations under such credit facility and may not enforce against the collateral in respect of which holders of exchange notes will have a first-priority lien until the expiry of 120 days from the date notice is given by the credit facility agent to the trustee of a standstill under the intercreditor agreement. See "Description of Notes—Intercreditor Agreement with Credit Facility Agent".

Ranking:	The exchange notes and the Subsidiary Guarantees will be senior obligations of HBMS and the Subsidiary Guarantors and will rank:
— equally in right of payment to any of HBMS's and the Subsidiary Guarantors' future senior debt;
— senior in right of payment to any of HBMS's or the Subsidiary Guarantors' future subordinated debt;
— effectively subordinated to any existing and future liabilities of any subsidiaries of HBMS that do not guarantee the notes;

— effectively senior to all of HBMS's and the Subsidiary Guarantors' existing and future senior indebtedness that is unsecured or secured by liens on the collateral junior to those securing the exchange notes, in each case to the extent of the value of the collateral securing the exchange notes;

— effectively junior to indebtedness under any credit facility and any future liabilities that are secured by a first priority lien on accounts receivable and inventories or secured by a lien on other collateral not securing the exchange notes, to the extent of the value of such collateral; and

— effectively junior to HBMS's undertakings with the Provinces of Manitoba and Saskatchewan with respect to the reclamation of HBMS's properties and any future liabilities that are secured by a first priority lien on HBMS's mining equipment, buildings and fixtures, to the extent of the value of such collateral.
As of December 31, 2004:
— HBMS and the Subsidiary Guarantors had approximately $242.9 million of indebtedness, including $15.1 million of obligations under capital leases; and

— HBMS and the Subsidiary Guarantors had approximately $22.8 million of outstanding letters of credit secured by cash collateral (excluding $13 million of letters of credit that we have provided in favor of the Province of Manitoba and Saskatchewan as discussed immediately below).

In addition, at December 31, 2004, HBMS estimated that total reclamation costs relating to the closure of all of HBMS' facilities in Manitoba and Saskatchewan will be approximately $51.6 million. However, the ultimate costs for these obligations are uncertain and may be significantly larger than such estimates. In December 2004, the governments of the Provinces of Saskatchewan and Manitoba informed us that, in their view, our estimate of these reclamation costs may be too low and the security we had provided them for the reclamation obligations may not be sufficient. In further discussions with the Provinces of Saskatchewan and Manitoba we agreed to conduct a feasibility study to more accurately determine the estimated reclamation costs. The study is expected to be completed in the first half of 2005. Pending completion of the feasibility study, we have provided additional security in the form of letters of credit, secured by cash collateral, in the total amount of $13 million. Although we believe that our current reclamation estimate of approximately $51.6 million is adequate and is sufficiently secured by the existing security, we may be required to continue to post additional security as a result of the feasibility study. See "Risk Factors—Reclamation and mine closure costs could adversely affect our cash flow from operations".

The Parent Guarantee will be effectively subordinated to any existing and future Indebtedness of the Parent Guarantor (subject to certain exceptions). See "Description of Notes—Parent Guarantee". As of December 31, 2004 the Parent Guarantor had no Senior Indebtedness.
Optional Redemption:
HBMS may redeem up to 35% of the aggregate principal amount of the exchange notes at any time prior to January 15, 2008 with the net proceeds from certain equity offerings at a price equal to 109.625% of the principal amount of the exchange notes. After January 15, 2009, HSMS may redeem some or all of the exchange notes at the redemption prices set forth in this prospectus. See "Description of Notes—Optional Redemption."
Change of Control:
Upon the occurrence of a change of control, HBMS will be required to make an offer to purchase each holder's exchange notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants:	The indenture governing the exchange notes contains covenants that, among other things, limit HBMS's ability and the ability of its Restricted Subsidiaries to:
— incur additional indebtedness or enter into sale and leaseback transactions;
— pay dividends or make other equity distributions;
— make investments;
— create liens;
— engage in transactions with affiliates; and
— merge or consolidate with other companies or sell substantially all of their assets.
These limitations will be subject to a number of important exceptions and qualifications. See "Description of Notes". The Parent Guarantor is not subject to these covenants.
Exchange Offer, Registration Rights:	In an effort to give the holders of the original notes the opportunity to exchange the original notes for notes with identical terms that may be publicly traded in the United States, we agreed to:

— file a registration statement for the exchange notes with the SEC within 120 days after the issue date of the original notes,
— use our reasonable best efforts to have the registration statement declared effective by the SEC within 240 days after the issue date of the original notes, and
— use our reasonable best efforts to consummate the exchange offer within 30 business days after the registration statement is declared effective unless the exchange offer would not be permitted by applicable law or SEC policy.
This prospectus is part of the registration statement.
In addition, we agreed, in certain circumstances, to file a shelf registration statement that would allow some or all of the notes to be offered to the public in the United States.
If HBMS fails to satisfy these obligations, it may be required to pay you additional interest. See "Description of Notes—Registration Rights; Special Interest".
Consequences of Failure to Exchange:
Untendered original notes will continue to be subject to certain restrictions on their transfer. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except in certain limited circumstances provided for in the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act of 1933 or to register or qualify for distribution the original notes under the securities laws of any other jurisdiction.
Risk Factors:
You should carefully consider all of the information in this prospectus. In particular, you should read the specific risk factors under "Risk Factors" for a discussion of certain risks associated with an investment in the notes and participation in the exchange offer.

RISK FACTORS

        Investing in the notes involves risks. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and the information under "Forward-Looking Statements", which appears elsewhere in this prospectus, before tendering your original notes for the exchange notes.

Risk Relating to Our Business

The market price of metals is volatile.

        Our earnings and financial condition depend upon the market prices of metals, which can fluctuate widely. Metal prices ultimately depend on demand in the end markets for which metals are used. The principal end markets for zinc are the steel and automotive industries and for copper are the electrical and electronics industries. These industries, as well as certain other industries that use zinc or copper, are cyclical in nature. Demand is affected by numerous factors beyond our control, including the general level of industrial production, interest rates, the rate of inflation, and the stability of exchange rates, any of which can cause significant fluctuations in zinc and copper prices. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political developments. The price of zinc, copper and other metals has fluctuated widely in recent years. Future price declines may materially reduce our profitability and could cause us to reduce output at our operations (including, possibly, closing one or more of our mines or plants), all of which could reduce our cash flow from operations.

        Furthermore, a significant decrease in commodity prices may require us to revise our mineral reserve calculations and life-of-mine plans, which could result in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges. In addition to adversely affecting our mineral reserve and mineral resource estimates and our financial condition, declining commodity prices could impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

        We may in the future engage in hedging activities, such as forward sales contracts and commodity put and call option contracts, to minimize the effect of declines in metal prices on our operating results. While these hedging activities may protect us, to some extent, against low metal prices, they also limit the price we can receive on hedged products. As a result, we may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract, which could adversely affect our results of operations.

Our operations are subject to currency fluctuations.

        With the exception of purchased concentrates and external refining charges, and interest we will pay in respect of the notes, our costs and expenses are in Canadian dollars. However, our revenue is tied to market prices for zinc and copper, which are denominated in United States dollars. If the Canadian dollar gains value against the United States dollar, our results of operations and financial condition could be materially adversely affected. Although we may use hedging strategies to limit our exposure to currency fluctuations, there can be no assurance that such hedging strategies will be successful or that they will mitigate the risk of such fluctuations.

We face significant environmental risks.

        All phases of our operations are subject to environmental regulation in the various jurisdictions in which we operate. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. For example, on September 25, 2004, the Canadian federal government issued a proposed notice requiring the preparation and implementation of pollution prevention plans in respect of specified toxic substances released from base metals smelters and refineries and zinc plants, including our metallurgical complex in Manitoba. The proposed notice would set target emissions for mercury, sulphur dioxide and particulate matter below our current emission levels. There is no assurance that existing or future environmental regulation will not materially adversely affect our business, financial condition and results of operations. There is contamination on properties that we own or owned or for which we have or have had care, management or control which may result in a requirement to remediate that could involve material costs. In addition, environmental hazards may exist on the properties on which we hold interests that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties. We may also acquire properties with environmental risks.

        Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations, including us, may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

        Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in exploration expenses, remedial and reclamation obligations, capital expenditures or production costs, reduction in levels of production at producing properties, or abandonment or delays in development of new mining properties.

We are subject to substantial government regulation.

        Our mining, processing, development and mineral exploration activities are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances and other matters. Mining and exploration activities are also subject to various laws and regulations relating to the protection of the environment. Although we believe that our exploration activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner that could limit or curtail production or development of our properties. Amendments to current laws and regulations governing our operations and activities or more stringent implementation thereof could have a material adverse effect on our business, financial condition and results of operations.

The costs of compliance with the Kyoto Protocol could have a material adverse effect on our operations.

        Canada ratified the Kyoto Protocol to the United Nations Framework Convention on Climate Change in late 2002. The protocol became effective on February 16, 2005. Various levels of governments in Canada are developing a number of policy measures in order to meet Canada's emission reduction obligations under the protocol. While the impact of the protocol and these measures cannot be quantified at this time, the likely effect will be to increase costs for fossil fuels, electricity and transportation, restrict industrial emission levels, impose added costs for emissions in excess of permitted levels and increase costs for monitoring and reporting. Compliance with these initiatives could have a material adverse effect on our results of operations.

Increased concentrate costs could adversely affect our operations.

        We rely on the availability of reasonably priced copper and, to a lesser extent, zinc concentrate to operate our metallurgical complex at full capacity. Production of concentrate from the Mines has not been sufficient to operate the metallurgical plants at full capacity. As a result, in the past, we have purchased significant quantities of copper concentrate and, to a lesser degree, zinc concentrate from third parties. We expect to continue to purchase large amounts of copper concentrate from third parties. Our purchases of copper and zinc concentrate may increase significantly in the future as a result of declining production at the Mines, which may adversely affect our profitability as processing purchased concentrate is less profitable than domestic concentrate.

        The availability of concentrate may be influenced by a number of factors, many of which are not within our control, including operational difficulties at the concentrate suppliers' mines. Shortages of these concentrates have occurred in the past and may occur in the future. We do not have any contracts in place for the purchase of zinc concentrate. Although we have such contracts for copper concentrate, no assurance can be given that agreed upon quantities will be provided by the applicable supplier or that, if supplied, they will be sufficient for our purposes. The price we pay for concentrate is dependent upon (i) treatment and refining charges, which are set at market prices on the basis of supply and demand for concentrate, and agreed between the vendors of the concentrate and us, and (ii) freight costs of transporting the concentrate to our metallurgical complex, each of which can vary significantly. Any price increase in, or reduced availability of, concentrate will adversely affect our profitability and the economic viability of our processing operations.

Our exploration activities may not result in discoveries of commercial quantities of ore.

        The exploration for and development of mineral deposits involves significant risks. Few properties that are explored are ultimately developed into producing mines. Whether a mineral deposit will be commercially viable depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. Even if we identify and acquire an economically viable ore body, several years may elapse from the initial stages of development. We may incur major expenses to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities. As a result, we cannot assure you that our exploration or development efforts will result in any new commercial mining operations or yield new mineral reserves to replace or expand current mineral reserves.

Estimates of mineral reserves, mineral resources and projected cash flows may prove to be inaccurate.

        There are numerous uncertainties inherent in estimating mineral reserves, mineral resources and the future cash flows that might be derived from them. Accordingly, the figures for mineral reserves, mineral resources and future cash flows incorporated into and included in this prospectus are estimates only. In respect of mineral reserve and mineral resource estimates, no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that mineral reserves and mineral resources can be mined or processed profitably. In addition, in respect of future cash flows, actual cash flows may differ materially from estimates. Estimates of mineral reserves, mineral resources and future cash flows to be derived from the production of such mineral reserves, necessarily depend upon a number of variable factors and assumptions, including, among others, geological and mining conditions that may not be fully identified by available exploration data or that may differ from experience in current operations, historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning metal prices, exchange rates, interest rates, inflation, operating costs, development and maintenance costs, reclamation costs, and the availability and cost of labour, equipment, raw materials and other services required to mine and refine the ore. In addition, there can be no assurance that mineral recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. For these reasons, estimates of our mineral reserves and mineral resources in this prospectus, including classifications thereof based on probability of recovery, and any estimates of future cash flows expected from the production of those mineral reserves and mineral resources, prepared by different engineers or by the same engineers at different times may vary substantially. The actual volume and grade of mineral reserves and mineral resources mined and processed, and the actual cash flows derived from that production, may not be as currently anticipated in such estimates. If our actual mineral reserves and mineral resources or cash flows are less than our estimates, our results of operations and financial condition may be materially impaired. "Inferred" mineral resources have a great amount of uncertainty. See "Cautionary Note to U.S. Investors Concerning Estimates of Inferred Mineral Resources".

Mining operations are inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business; insurance may not cover these risks and hazards adequately or at all.

        Mining operations, including the exploration and development of mineral deposits, generally involve a high degree of risk. Our operations are subject to all the hazards and risks normally encountered in the exploration, development and production of zinc metal and copper metal including: adverse environmental conditions; industrial accidents; metallurgical and other processing problems; unusual or unexpected rock formations; ground or slope failures; structural cave-ins or slides; flooding or fires; seismic activity; rock bursts; equipment failures; and periodic interruptions due to inclement or hazardous weather conditions.

        These risks could result in damage to, or destruction of, mines and other producing facilities resulting in partial or complete shutdowns, personal injury or death, environmental or other damage to our properties or the properties of others, delays in mining, monetary losses and potential legal liability. Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas that may result in environmental pollution and consequential liabilities.

        Our insurance will not cover all the potential risks associated with our operations. In addition, although certain risks are insurable, we may be unable to maintain insurance to cover these risks at economically feasible premiums. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards that may not be insured against or that we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Title to some of our mineral properties may be challenged or defective.

        The acquisition of title to mineral properties is a very detailed and time-consuming process. Title to mineral concessions may be disputed. Although we believe we have taken reasonable measures to ensure proper title to our properties, there is no guarantee that title to any of our properties will not be challenged or impaired. Third parties may have valid claims underlying portions of our interests, including prior unregistered liens, agreements, transfers or claims, including aboriginal land claims, and title may be affected by, among other things, undetected defects. As a result, we may be constrained in our ability to operate our properties or unable to enforce our rights with respect to our properties. An impairment to or defect in our title to our properties could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to acquire desirable mining assets in the future.

        One of our strategies is to grow our business by acquiring attractive, quality mining assets. We expect to selectively seek strategic acquisitions in the future. However, there can be no assurance that suitable acquisition opportunities will be identified. Further, restrictive covenants in our current or future debt instruments may restrict and limit our ability to pursue future acquisitions. Our ability to consummate and to integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources, competition from other mining companies and, to the extent necessary, our ability to obtain financing on satisfactory terms, if at all.

Intense competition could reduce our market share or harm our financial performance.

        The mining industry is intensely competitive and we compete with many companies possessing greater financial and technical resources than us. Since mines have a limited life, we must compete with others who seek mineral reserves through the acquisition of new properties. In addition, we also compete for the technical expertise to find, develop, and operate such properties, the labour to operate the properties, and the capital for the purpose of funding such properties. Many competitors not only explore for and mine base metals, but conduct refining and marketing operations on a global basis. Such competition may result in us being unable to acquire desired properties, to recruit or retain qualified employees or to acquire the capital necessary to fund our operations and develop our properties. We also compete with manufacturers of substitute materials or products for which zinc and copper are typically used. Existing or future competition in the mining industry could materially adversely affect our prospects for mineral exploration and success in the future.

Increased energy prices could adversely affect our operations.

        Mining operations and facilities are intensive users of electricity and carbon based fuels. Energy prices can be affected by numerous factors beyond our control, including global and regional supply and demand, political and economic conditions, and applicable regulatory regimes. The prices of various sources of energy may increase significantly from current levels. An increase in energy prices could materially adversely affect our results of operations and financial condition.

Our revenues will be dependent on our metal production; sustaining current production levels or increasing our mineral production depends on our ability to bring new mines into production and to expand mineral reserves at existing mines.

        We generate revenues primarily through the production and sale of metals. Subject to any future expansion or other development, production from existing operations at the Mines is expected to decline over the planned life of these mines. In addition, our production estimates may vary materially from the actual production from, or productive life of, the subject mines because the feasibility of mineral reserves is largely dependent on market conditions, the regulatory environment and available technology. As a result, our ability to maintain our current production or increase our annual production of metals and generate revenues therefrom will depend significantly upon our ability to discover or acquire and to successfully bring new mines into production and to expand mineral reserves at existing mines.

Reclamation and mine closure costs could adversely affect our cash flow from operations.

        In view of the uncertainties concerning future removal and site restoration costs on our properties, the ultimate timing of and costs for future removal and site restoration could differ from current estimates. Our estimates for this future liability are subject to change based on amendments to applicable laws and legislation, the nature of ongoing operations and technological innovations. At the request of HudBay, A. C. A. Howe International Limited ("Howe") prepared a worst case scenario estimate of the total environmental capital costs for closure and reclamation of $92 million. As shown in the notes to our financial statements, at December 31, 2004, HudBay estimated that total reclamation costs relating to the closure of all of our facilities in Manitoba and Saskatchewan will be approximately $51.6 million ($26.3 million on a present value basis at December 31, 2004). The Provinces of Saskatchewan and Manitoba have informed us that, in their view, our current estimate of reclamation costs may be too low and the security for the reclamation obligations may not be sufficient. We have had discussions with the Provinces of Saskatchewan and Manitoba and have agreed to conduct a feasibility study to more accurately determine the estimated reclamation costs. The study is expected to be completed in the first half of 2005. Any future changes to our reclamation and mine closure costs (either in our estimates or in the actual costs) could have a material adverse effect on our future operating results.

        In addition, regulatory authorities in various jurisdictions require us to post financial assurances to secure in whole or in part future reclamation and restoration obligations in such jurisdictions. The amount and nature of the financial assurances are dependent upon a number of factors, including our financial condition and reclamation cost estimates. Changes to these amounts, as well as the nature of the collateral to be provided, could significantly increase our costs, making the maintenance and development of existing and new mines less economically feasible. Currently, the security that we provide to the governments of the Provinces of Manitoba and Saskatchewan consists of our equipment, buildings and fixtures in our metallurgical complex. In connection with their informing us of a potential deficiency in our estimate of our reclamation obligations, HBMS has provided additional security in the form of letters of credit, secured by cash collateral, in the total amount of $13 million. After completion of the feasibility study, the appropriate security will be determined with the Provinces. Based on the results of the feasibility study, we may be required to continue to provide all or a portion of the letters of credit or may be required to provide additional security to these letters of credit. To the extent that the value of collateral we have provided to the Provinces is or becomes insufficient to cover the amount of financial assurance we are required to post, we would be required to replace or supplement the existing security with more expensive forms of security, which might include cash deposits, which would reduce our cash available for operations and financing activities. There can be no guarantee that we will be able to maintain or add to our current level of financial assurance. We may not have sufficient capital resources to further supplement our existing security. Additionally, any capital resources that we do utilize for this purpose will reduce our resources available for our operations and commitments, including satisfying our obligations on the notes.

        Although we accrue for future closure costs, we do not reserve cash in respect of these obligations or otherwise fund these obligations in advance. As a result, we will have significant cash costs when we are required to close and restore mine sites that may, among other things, affect our ability to satisfy our obligations under our indebtedness or other contractual commitments. Given the significance of these cash costs, we may not be able to fund them with cash from our operating activities or other available capital resources. We cannot assure you that we will be able to obtain financing on satisfactory terms to fund these costs. If we are unable to fund the removal and site restoration costs, regulatory authorities may foreclose on the collateral securing those obligations.

The temporary shutdown of any of our operations could expose us to significant costs and adversely affect our access to skilled labour.

        From time to time, we may temporarily shut down our copper smelting and/or zinc refining operations or one or more of our mines if they are no longer considered commercially viable. There are a number of factors that may cause our operations to be no longer commercially viable, many of which are beyond our control. These factors include adverse changes in interest rates or currency exchange rates, decreases in the price of zinc or copper or the market rates for treatment and refining charges, increases in concentrate transportation costs, and increases in labour costs. During such temporary shutdowns, we must continue to expend capital to maintain the plant and equipment. We may also incur significant labour costs as a result of a temporary shutdown if we are required to give employees notice prior to any layoff or to pay severance for any extended layoff. Furthermore, temporary shutdowns may adversely affect our future access to skilled labour, as employees who are laid off may seek employment elsewhere. As well, if the copper smelting and/or zinc refining operations are shut down for an extended period of time, we may be required to engage in environmental remediation of the plant sites, which would require us to incur additional costs. Given the costs involved in a temporary shutdown of our operations, we may instead choose to continue to operate those operations at a loss. This could have a material adverse effect on our results of operations and financial condition.

We are required to obtain government permits in order to conduct mining operations.

        Government approvals and permits are currently required in connection with all of our operations and further approvals and permits may be required in the future. We must obtain and maintain a variety of licences and permits including air quality control, water, electrical and municipal licenses. The duration and success of our efforts to obtain permits are contingent upon many variables outside of our control. Obtaining governmental permits may increase costs and cause delays depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority. There can be no assurance that all necessary permits will be obtained and, if obtained, that the costs involved will not exceed our estimates or that we will be able to maintain such permits. To the extent such approvals are required and not obtained or maintained, our operations may be curtailed or we may be prohibited from proceeding with planned exploration, development, or operation of mineral properties.

Disruption of transportation services or increased transportation costs could have a material adverse effect on our business, financial condition and results of operations.

        We are dependent upon a single railway and certain short-line rail networks to transport purchased concentrates to our metallurgical complex and to transport products from our metallurgical complex for further processing and to our customers. We may have similar dependencies at future mining and processing operations. Disruption of these transportation services due to weather-related problems, strikes, lock-outs or other events could have a material adverse effect on our operations. If transportation for our products becomes unavailable, our ability to market our products could suffer. Additionally, increases in our transportation costs relative to those of our competitors could make our operations less competitive and could affect our profitability.

We are dependent upon key management personnel and executives.

        We are dependent upon a number of key management personnel. Our ability to manage our exploration and development activities, and hence our success, will depend in large part on the efforts of these individuals. We entered into employment agreements for the employment of six officers of HBMS after the Acquisition. We have also entered into retention plans with approximately 18 key staff members. We face intense competition for qualified personnel, and there can be no assurance that we will be able to attract and retain such personnel. We do not maintain "key person" life insurance. Accordingly, the loss of the services of one or more of such key management personnel could have a material adverse effect on us. See "Summary—Recent Developments—Executive Management and Personnel".

Our business will depend on good relations with our employees.

        Production at our mining operations depends on the efforts of our employees. Although certain of our unionized employees have agreed to "no-strike" clauses in their collective bargaining agreements which run until 2012, there can be no assurance that our business will not suffer from work stoppages. Further, relations with employees may be affected by changes in the scheme of labour relations that may be introduced by the relevant governmental authorities in whose jurisdictions we carry on business. Changes in such legislation or otherwise in our relationship with our employees may result in strikes, lockouts or other work stoppages, any of which could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to credit risk from customers to whom CMM provides credit in the normal course of its operations and in connection with certain derivative contracts.

        Our accounts receivable are with CMM. CMM provides credit to its customers in the normal course of its operations. Although CMM mitigates credit risk by carrying out credit evaluations on its customers, making a significant portion of its sales on a cash basis and maintaining insurance on its accounts receivable, if customers default on the credit extended to them, results of operations could be materially adversely affected. Further, we enter into derivative contracts for which we do not obtain collateral or other security. In the event of non-performance by counterparties in connection with such derivative contracts, we will be further exposed to credit risk.

Risk Relating to the Notes

There may be adverse consequences to you if you do not exchange your original notes.

        If you do not exchange your original notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the original notes described in the offering memorandum distributed in connection with the private placement of those original notes. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except in certain limited circumstances provided for in the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act of 1933. See "Exchange Offer—Consequences of Failure to Exchange". You should refer to "Exchange Offer" for information about how to tender your original notes. The tender of original notes pursuant to the exchange offer will reduce the aggregate principal amount of the original notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the original notes due to a reduction in liquidity.

The value of the collateral securing the notes may not be sufficient to satisfy our obligation on the notes.

        The notes are secured by a lien upon all of our real property and associated mineral interests in the Provinces of Manitoba and Saskatchewan. These assets do not constitute all of our assets. No appraisal of the collateral has been made in connection with this offering. The value of the collateral in the event of a liquidation may be less than book value and will depend upon, among other things, market and economic conditions, the availability of buyers, the quantity of assets being sold and the speed at which they are to be sold. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our operating business. Accordingly, any such sale of collateral separate from the sale of our operating business may not be feasible or of significant value.

        Further, at such time as we enter into a credit facility, the notes will be secured only on a second-priority basis with respect to the accounts receivable and inventories to the extent they secure the obligations under that credit facility. We expect that the lenders under any credit facility into which we enter in the future will be secured by a first-priority lien on such collateral. To the extent permitted under the indenture governing the notes and any new credit facility, this collateral may also secure additional debt on a basis effectively senior or equal to the security for the notes. All of our obligations under any credit facility that is secured by first-priority security interests must be repaid in full before this collateral is available to noteholders and other creditors that have a second-priority security interest in such collateral. In addition, other parties may hold liens (including statutory liens) whether or not permitted by the indenture governing the notes, which may entitle them to share in the value of all or a portion of the collateral.

        As a result, the value of the collateral may not be sufficient to satisfy in full our obligations on the notes.

Our significant indebtedness could adversely affect our ability to operate our business.

        We have a significant amount of indebtedness and, as a result, significant debt service obligations. As at December 31, 2004, we had outstanding indebtedness of $242.9 million. In addition, we have other obligations that include pension, employee future benefits and asset retirement obligations.

        This high degree of leverage could materially and adversely affect us in a number of ways including:

  •
  limiting our flexibility to plan for, or react to, changes in our business or market conditions;

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  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes, and in particular for the exploration and development of our current properties and projects;

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  limiting our access to cash available from operations for future acquisitions and our business in general;

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  increasing our vulnerability to the impact of adverse economic and industry conditions; and

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  placing us at a disadvantage compared to our competitors that have a lower degree of leverage.

        In addition, we may not be able to generate sufficient cash flows from operations to service our indebtedness, in which case, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing indebtedness or obtain additional financing, any of which could materially adversely affect our operations and ability to implement our business strategy.

        Subject to the terms of the indenture governing the notes, we may incur additional indebtedness in the future. To the extent we incur new indebtedness, the risks associated with our significant leverage discussed above will be exacerbated.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

        Our ability to make payments on and to refinance our indebtedness, including the notes, depends on our ability to generate cash in the future, which will be affected by general economic, financial, competitive, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us in amounts sufficient to enable us to service our debt obligations, including the notes at maturity or otherwise, or to fund our other liquidity needs, including our need to post adequate security for our mine and reclamation costs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we may need to restructure or refinance our indebtedness, including the notes. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

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  our financial condition at the time;

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  restrictions in agreements governing our indebtedness, including the indenture governing the notes; and

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  other factors, including financial market or industry conditions.

        As a result, it may be difficult for us to obtain financing on terms that are acceptable to us, or at all. Without this financing, we could be required to reduce or delay capital expenditures, or sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. The indenture governing the notes and any credit agreement governing our future credit facilities will limit our ability to sell assets. In addition, our mining equipment, buildings and fixtures have been pledged to secure our reclamation undertakings in Saskatchewan and Manitoba and our accounts receivable and inventory will be pledged to secure repayment of any indebtedness we incur under our future credit facilities and to secure, on a second-priority basis, repayment of these notes. If we are unable to adequately reduce expenses or sell assets quickly enough or for sufficient amounts, we may not be able to meet our obligations, including our obligations on the notes.

The lenders under any credit facility that we enter into in the future will have sole and exclusive control of the collateral in which they have a first-priority interest and will, in certain circumstances, be entitled to delay enforcement of remedies by holders of the notes on the first-priority note collateral.

        The rights of the holders of the notes will be limited pursuant to the terms of the intercreditor agreement to be entered into in connection with any credit facility that we enter into in the future, including our expected new credit facility. At any time that we have obligations outstanding under a credit facility, the lenders thereunder will have the sole and exclusive right to control, administer, account for and otherwise deal with the inventory, accounts receivable and other collateral securing the obligations under the credit facility, including the right to exercise any rights or remedies against that collateral upon our default under the terms of the notes and the approval of amendments to the security documents related to such collateral. The holders of the notes will not have the ability to control or direct such actions, even if the rights of the holders are adversely affected. As a result, if there were an event of default under the notes, the lenders under the credit facility could decide not to foreclose on the collateral securing the credit facility. In addition, certain releases of the first-priority liens on this collateral, approved exclusively by the lenders under the credit facility, will also release the second-priority liens on such collateral in favor of the holders of the notes. Moreover, the intercreditor agreement will provide that the holders of the notes may not exercise any rights to enforce against the collateral securing the credit facility until the discharge of all obligations under the credit facility and may not enforce against the other collateral (comprising primarily real property and associated mineral interests in the Provinces of Manitoba and Saskatchewan) securing the notes until the expiry of 120 days from the date that notice is given by the credit facility agent to the trustee of an event of default under the credit facility. See "Description of Notes—Intercreditor Agreement with Credit Facility Agent".

Restrictive covenants in the indenture governing the notes and our expected new credit facility may prevent us from pursuing business activities that could otherwise improve our results of operations.

        The terms of the indenture governing the notes limit our ability and the ability of our Restricted Subsidiaries to, among other things:

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  incur additional indebtedness or contingent obligations;

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  enter into sale and leaseback transactions;

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  make investments;

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  grant liens;

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  make capital expenditures;

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  enter into transactions with affiliates;

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  sell assets; and

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  acquire the assets of, or merge or consolidate with, other companies.

        We expect that any new credit facility that we may enter into will have similar restrictive covenants and will further require us to maintain certain financial ratios and satisfy other non-financial maintenance covenants. Compliance with these restrictive covenants and financial ratios, as well as those that may be contained in any future debt agreements, may impair our ability to finance our future operations or capital needs or to take advantage of other favorable business opportunities. They may also limit our ability to pay interest or principal on the notes. Our ability to comply with these restrictive covenants and financial ratios will depend on our future performance, which may be affected by events beyond our control. Our failure to comply with any of these restrictive covenants or financial ratios will result in a default under the particular debt instrument, which could permit acceleration of the indebtedness under that instrument and, in some cases, the acceleration of indebtedness under other instruments that contain cross-default or cross-acceleration provisions. In the event of a default, or a cross-default or cross-acceleration, we may not have sufficient funds available to make the required payments under our debt agreements. If we are unable to repay amounts owed under the terms of the credit agreement governing any credit facility that we enter into in the future, those lenders may be entitled to take possession of the collateral securing that facility to the extent required to repay those borrowings. In such event, we may not be able to fully repay the notes, if at all.

We may be unable to repurchase the notes in the event of a change of control.

        Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, any change of control would constitute a default under the credit agreement governing any credit facility that we enter into in the future. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. Any requirements to offer to repurchase the notes may require us to refinance our existing indebtedness. In such an event, we may not be able to obtain additional financing or refinance our existing indebtedness on favorable terms, if at all. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture. Any such failure would also constitute a default under our new senior secured revolving credit facility and may constitute a default under our other indebtedness. See "Description of Notes—Repurchase at the Option of Holders—Change of Control".

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes.

        The rights of the trustee who represents the holders of the notes to enforce remedies under the indenture may be significantly impaired if we seek the benefit of the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation. The powers of the court under the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) and, particularly, under the Companies' Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. For example, these Acts each contain provisions enabling an "insolvent person" to obtain a stay of proceedings against its creditors and others allowing it to remain in possession and administer its property and to prepare and file a proposal or plan of arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors affected thereby. Such a restructuring proposal or plan of arrangement, if accepted by the requisite majorities of each affected class of creditors and if approved by the relevant Canadian court, may result in the compromise or extinguishment of your rights under the notes and may result in the debtor retaining possession and administration of its property notwithstanding that an event of default occurred under the notes.

        In addition, bankruptcy liquidations can occur voluntarily as a result of an insolvent debtor filing an assignment in bankruptcy or involuntarily as a result of a creditor filing a bankruptcy petition in respect of an insolvent debtor. In either case, a licensed trustee in bankruptcy becomes vested (whereby ownership is transferred by operation of law) with all of the bankrupt's property, subject to the rights of third parties that must be recognized in bankruptcy. A bankruptcy liquidation also results in a stay of proceedings against unsecured creditors but not against secured creditors. The trustee in bankruptcy can require any party claiming rights in an asset in the possession of the trustee in bankruptcy to prove its claim in accordance with specified Bankruptcy and Insolvency Act (Canada) procedures, and until those procedures are exhausted or the trustee in bankruptcy consents, the trustee in bankruptcy is entitled to remain in possession of the property in issue.

        A practice has also developed whereby the Companies' Creditors Arrangement Act (Canada) is also used as a tool to liquidate companies. The courts have broad powers to fashion case specific remedies for the management of the restructuring process, and those broad powers can be fashioned to suit this objective. Sometimes the liquidation leads to a plan for the distribution of the proceeds, but if priorities are not in contest and there is not enough to payout the senior secured creditors, the court may simply terminate the restructuring once the sales are complete and authorize distribution to the senior secured creditors and other priority claimants.

        Other remedies include receiverships which can either be private, through the appointment of a receiver by a secured party over property of the debtor in which it has a secured interest, or Court-ordered, upon an application to the Court by a secured, or in some circumstances an unsecured, creditor. Because liquidation bankruptcy does not generally affect the rights of secured creditors, a receivership can occur at the same time as a bankruptcy.

        Accordingly, we cannot predict if payments under the notes would be made following commencement of or during any such application or proceeding, whether or when the trustee could exercise its rights under the indenture governing the notes, whether your claims could be compromised, affected, or extinguished in such a proceeding or whether and to what extent holders of the notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

You may be unable to enforce your rights under U.S. bankruptcy law.

        We are governed by the Canada Business Corporations Act, and substantially all of our operating assets are located outside of the United States. It is important to note that under bankruptcy laws in the United States, U.S. courts claim to have jurisdiction over a debtor's property, wherever located, including property situated in other countries. There can be no assurance, however, that courts outside of the United States would recognize a U.S. bankruptcy court's jurisdiction generally or over assets in its jurisdiction specifically. The criteria for cross border recognition of U.S. insolvency proceedings and orders and compromises adopted therein in foreign jurisdictions is a matter of local discretion in those jurisdictions governed by local rules. Accordingly, there is no assurance that, if a Canadian debtor seeks or is otherwise the subject of bankruptcy protection in the United States, such proceedings would afford any protection to such debtor and its assets or operations in Canada or that any orders or restructuring plan implemented through U.S. proceedings would have any effect in Canada.

        There is a growing trend towards inter-jurisdictional cooperation in insolvency proceedings between the U.S. and Canada, but the nature of such cooperation is not governed by a single set of clear rules and remains highly discretionary and case specific, and hence this trend does not allow any assurance to be given as to how any particular cross-border insolvency proceedings might be managed by the U.S. and Canadian courts, or if indeed there would be any cooperation at all.

The ability of U.S. investors to enforce civil remedies may be affected for a number of reasons.

        HBMS, the Parent Guarantor and the Subsidiary Guarantor are organized under the laws of Canada, and substantially all of our collective assets are located in Canada. A majority of our directors and officers reside principally in Canada and their assets may be located outside the United States. We have appointed an agent for service of process in the United States but it may be difficult for holders of the notes to effect service of process within the United States upon these persons who are not residents of the United States. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws, because a substantial portion of our assets and the assets of these persons are located outside the United States.

Federal, state and provincial fraudulent conveyance, fraudulent preference, bankruptcy and insolvency laws may permit a court to void guarantees and security given by our subsidiaries.

        The Parent Guarantee, the Subsidiary Guarantees and the security provided by any Subsidiary Guarantor, and any payments made pursuant to the terms of any such Parent Guarantee or Subsidiary Guarantees, may be subject to review under federal, state and provincial fraudulent conveyance, fraudulent preference, bankruptcy and insolvency statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the delivery of a guarantee or the grant of security by a subsidiary, or any payment made pursuant to such guarantee or security, generally will be a fraudulent conveyance or fraudulent preference, as the case may be, if: (i) it was made with the intent of hindering, delaying or defrauding creditors; or (ii) it was made with the intent or effect of giving a creditor preference over other creditors and the subsidiary giving the guarantee or security was insolvent or was unable to pay its debts or was on the verge of becoming insolvent; or (iii) the subsidiary guarantor received less than fair consideration in return for delivering the subsidiary guarantee or the grant of the security and either:

  •
  it was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

  •
  payment left it with an unreasonably small amount of capital to meet its obligations as they became due or to carry on the business; or

  •
  it intended to, or believed that it would, incur debts beyond its ability to pay such debts as they mature.

        If a court were to find that the delivery of a guarantee or the grant of the security by a Subsidiary Guarantor or Parent Guarantor, or a payment made pursuant to the terms of its guarantee or security, was a fraudulent conveyance or preference, as the case may be, the court could: (i) void the payment obligations under that guarantee or security; (ii) further subordinate that guarantee to presently existing and future indebtedness; or (iii) require the holders of the notes to repay any amounts received with respect to that guarantee or security. In addition, for a guarantor incorporated under the Canada Business Corporations Act or similar provincial legislation, a court could declare the guarantee provided by that guarantor to be void if it determined that the granting of such guarantee was oppressive, unfairly prejudicial or unfairly disregarded the interests of the creditors of such guarantor. In the event of a finding that a fraudulent conveyance or preference occurred, or that a guarantee is declared void, you may not receive any repayment on the notes from the guarantors pursuant to the Subsidiary Guarantee or Parent Guarantee. If a court declares the security interests in respect of the notes to be void, any claim you may make against us for amounts payable on the notes would be unsecured. Further, the avoidance of the guarantee or security of a subsidiary could result in an event of default with respect to our and our subsidiaries' other indebtedness that could result in the acceleration of our repayment obligation in respect of such indebtedness.

        Subsidiary Guarantees could also be subject to the claim that, because they were incurred for the benefit of HBMS (and only indirectly for the benefit of those subsidiary guarantors), the obligations of the Subsidiary Guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could then void a Subsidiary Guarantor's obligation under its Subsidiary Guarantee, subordinate the Subsidiary Guarantee to other indebtedness of the Subsidiary Guarantor or take other action detrimental to your interests as a note holder. If the Subsidiary Guarantee of any of our subsidiaries is unenforceable, your interests would be effectively subordinated to all of that subsidiary's indebtedness and other liabilities.

        There is currently no active trading market for the notes. If an active trading market does not develop for these notes, you may not be able to resell them.

        No active trading market currently exists for the notes, and none may develop. We do not currently intend to apply for the listing of the notes or any notes issued in any subsequent exchange offer on any securities exchange. Neither WestLB AG, London Branch nor WestLB Securities Inc. will make a market in the notes. Although Credit Suisse First Boston LLC, one of the initial purchasers of the notes, has informed us that it currently intends to make a market in the notes, it is not obligated to do so. Any such market making may be discontinued at any time without notice. If an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. These factors could adversely affect you as a holder of notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These forward-looking statements are based on our current expectations and our projections about future events, including our current expectations regarding:

•
our future financial or operating performance and that of our subsidiaries and projects;

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the sufficiency of our capital resources, including availability under a future credit facility;

•
the future price and consumption of zinc and copper;

•
the estimation of mineral reserves and mineral resources;

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the realization of mineral reserve and mineral resource estimates;

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the timing and amount of estimated future production;

•
costs of production;

•
capital, operating and exploration expenditures (including environmental capital costs for closure and reclamation of mines);

•
the availability of third party concentrate;

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mine life projections;

•
cash flow estimates;

•
our business strategies, the measures to implement those strategies and the benefits to be derived therefrom; and

•
the outlook for and other future developments in our affairs or in the industries in which we participate.

        Whenever you read a statement that is not simply a statement of historical fact, such as when we describe what we "plan", "expect", "project", "intend", "believe", "predict", "estimate", "forecast", or "anticipate" or a statement that certain events or conditions "may" or "will" occur, you must remember that these expectations may not be correct or that we may not accomplish such goals. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

        Forward-looking statements are based on our opinions and estimates at the date of such statements, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from what we project in the forward-looking statements, including the following, which are discussed in greater detail under the heading "Risk Factors":

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the volatility of the market price of metals;

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our exposure to currency fluctuations;

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our ability to generate cash or establish financing sufficient to service our indebtedness;

•
our hedging activities;

•
environmental risks;

•
the impact of government regulation;

•
the costs of compliance with the Kyoto Protocol;

•
increased concentrate costs;

•
our ability to yield commercial quantities of ore from our exploration activities;

•
the accuracy of our estimates of mineral reserves, mineral resources and projected cash flows;

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the effects of hazards and risks normally encountered in mining operations, and the adequacy of our insurance to cover these risks;

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the impact of title challenges to, or title defects in, our mineral properties;

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our ability to acquire desirable mining assets in the future;

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the impact of intense competition on our market share and financial performance;

•
the impact of increased energy costs;

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our ability to bring new mines into production and to expand mineral reserves at existing mines;

•
the impact of reclamation and mine closure costs on our cash flow from operations;

•
the temporary shutdown of any of our operations;

•
our ability to obtain the government permits required to conduct our mining operations;

•
disruption of transportation services or increased transportation costs;

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our dependence on key management personnel and executives;

•
our dependence on good relations with our employees; and

•
our exposure to credit risk from our customers.

        Any written or oral forward-looking statement made by us or on our behalf or otherwise included herein are subject to these factors. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our future results. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as at the date of this prospectus. We do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes we will receive in exchange original notes in like principal amount. The original notes surrendered in exchange for the exchange notes will be cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our indebtedness.

        We issued US$175.0 million aggregate principal amount of the original notes on December 21, 2004 to the initial purchasers of those notes. Our net proceeds from the original notes offering were approximately $204.5 million based on the noon buying rate on December 21, 2004. These net proceeds together with $128.6 million from the proceeds of the HudBay equity offering were used to complete the acquisition of pre-amalgamation HBMS, to pay transaction costs in connection therewith and to provide security for reclamation obligations.

CAPITALIZATION

        The following table sets forth HudBay's consolidated capitalization as at December 31, 2004 and as adjusted to give effect to the issuance of 2,476,371 common shares upon the exercise of 7,291,130 warrants and a private placement offering of 806,452 common shares on a flow-through basis on February 22, 2005.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and HudBay's consolidated financial statements and related notes, each of which is incorporated by reference in this prospectus.

	As at December 31, 2004	As at December 31, 2004 after giving effect to Adjustments(1)
	(in thousands, except common share and warrant numbers)
Long term debt (including current portion):
Obligations under capital leases	$15,057	$15,057
Province of Manitoba loan(2)	15,179	15,179
Existing notes(3)	210,350	210,350
Shareholders' equity
Common shares	120,138	130,223
	(77,450,628 outstanding)	(80,733,451 outstanding)
Warrants	35,850	34,448
	(1,269,478,323 outstanding)	(1,194,837,130 outstanding)
Contributed surplus	3,288	3,298
Deficit	(6,486)	(6,486)
Cumulative translation adjustment	(24)	(24)

Total capitalization	$393,352	$402,045

Note:

(1)
Adjusted to give effect to the issuance of 2,476,371 common shares upon the exercise of 74,291,130 warrants and a private placement offering of 806,452 common shares on a flow-through basis on February 22, 2005.

(2)
Represents the present value of this loan having a face value of $17.5 million.

(3)
The original notes are denominated in U.S. dollars. The amount present in Canadian dollars in this table is based upon the exchange rate of $1.202 per U.S. $1.00, the closing rate of the Bank of Canada on December 31, 2004.

HUDSON BAY MINING AND SMELTING CO., LIMITED

        We were formed by the amalgamation of Hudson Bay Mining and Smelting Co., Limited, HudBay Mining and Smelting Inc. and 152640 Canada Inc. on December 21, 2004 pursuant to the Canada Business Corporations Act. We are a wholly owned subsidiary of HudBay Minerals Inc. Our principal executive and registered offices are located at 2200 - 201 Portage Avenue, Winnipeg, Manitoba R3B 3L3, Canada.

        We are an integrated base metals mining and smelting company. We are a significant copper producer and one of the ten largest zinc producers in North America. We have:

  •
  the 777 and Trout Lake zinc and copper mines near Flin Flon, Manitoba, the Chisel North zinc mine near Snow Lake, Manitoba and the Konuto Lake copper mine in Saskatchewan (the "Mines"), which have aggregate estimated proven and probable mineral reserves of approximately 21.6 million tonnes of ore, grading 4.8% zinc and 2.2% copper and an additional estimated 3.9 million tonnes of inferred mineral resources grading 6.1% zinc and 1.9% copper;

  •
  a metallurgical complex located in Flin Flon, Manitoba and a zinc concentrator near Snow Lake, Manitoba; the Flin Flon metallurgical complex is comprised of a zinc and copper concentrator, a zinc pressure leach and electro-winning plant and a copper smelter, with an annual production capacity of 115,000 tonnes of cast zinc and 90,000 tonnes of anode copper, as well as gold and silver by-products;

  •
  a zinc oxide plant with annual production capacity of 45,000 tonnes that takes between 32,000 tonnes and 41,000 tonnes of our annual zinc metal production; and

  •
  a 50% interest in an established marketing joint venture, Considar Metal Marketing Inc. ("CMM"), which markets our metals and identifies and acquires additional zinc and copper concentrate for our metallurgical complex.

        In 2004 we completed a $435 million capital expenditure program (the "777 Project"), that involved the construction and development of the 777 mine in Flin Flon and the Chisel North mine in Snow Lake, expansion of the Flin Flon concentrator, expansion of the Flin Flon zinc plant, including construction of an electrolytic cellhouse and other infrastructure upgrades. This project has led to improvements in operating margins, workplace productivity and workplace safety.

        Our total 2004 production was approximately 110,200 tonnes of refined zinc, 76,900 tonnes of refined copper, 79,000 ounces of gold and 1,114,600 ounces of silver, derived from 223,000 tonnes of zinc concentrate (including 3,500 tonnes of purchased concentrate) and 284,100 tonnes of copper concentrate (including 98,700 tonnes of purchased concentrate).

HUDBAY MINERALS INC.

        HudBay was formed by the amalgamation of Pan American Resources Inc. and Marvas Developments Ltd. on January 16, 1996, pursuant to the Business Corporations Act (Ontario). On March 12, 2002 Pan American Resources Inc. acquired ONTZINC Corporation, a private Ontario corporation, through a reverse take over and changed its name to ONTZINC Corporation. On December 21, 2004 ONTZINC Corporation changed its name to HudBay Minerals Inc. Its principal executive office is located at 2200 - 201 Portage Avenue, Winnipeg, Manitoba R3B 3L3, Canada and its registered office is currently located at 6 Adelaide Street East, Suite 300, Toronto, Ontario M5C 1H6, Canada.

        In addition to its principal subsidiary, HBMS, HudBay also owns two development projects: the Balmat mine in the State of New York and the Gay's River mine in the Province of Nova Scotia, Canada and two exploration projects: the Southwestern Ontario Project in the Province of Ontario, Canada and the San Antonio Project in Chile.

        On December 21, 2004 HudBay completed the acquisition of HBMS from Anglo American International S.A. by causing its subsidiary, Hudbay Mining and Smelting Inc. to purchase all of the outstanding shares of 152640 Canada Inc. for a total consideration of approximately $316 million, payable as to $303 million in cash and $13 million by the issuance of common shares and warrants of HudBay.

        On December 21, 2004, HudBay also completed a public offering of 1,917,510,000 subscription receipts for total gross proceeds of approximately $143.8 million and Hudbay Mining and Smelting Inc. completed the offering of the original notes for gross proceeds of US$175 million. The proceeds from the offering of the original notes and a portion of the equity offering were used to complete the acquisition of HBMS. Upon completion of the acquisition of HBMS and the related consolidation of the common shares of HudBay, such subscription receipts were automatically exchanged for 63,917,000 common shares and 958,755,000 common share purchase warrants of HudBay. Every 30 common share purchase warrants are exercisable for one common share of HudBay upon payment of $3.15.

        On December 21, 2004 Hudbay Mining and Smelting Inc., 152640 Canada Inc. and pre-amalgamation HBMS amalgamated to form HBMS.

        As a result of the acquisition of HBMS and the other events discussed above, HudBay holds the principal subsidiaries and properties shown in the following chart. The chart shows the jurisdiction of incorporation of HudBay's principal subsidiaries and the percentage of voting securities HudBay beneficially owns or over which it has control or direction. For each of HudBay's principal properties, the chart also shows HudBay's beneficial interest in the project and the location of the project.

EXCHANGE OFFER

Purpose of the Exchange Offer

        The original notes were not registered under the Securities Act of 1933 or the securities laws of any state of the United States. The original notes were offered and sold to qualified institutional buyers in reliance on Rule 144A and in offshore transactions meeting the requirements of Regulation S under the Securities Act of 1933 and were sold under private placement exemptions from the prospectus requirement laws of the provinces of Ontario and Quebec. The original notes are eligible for trading in The PORTAL Market, however they are not listed on any securities exchange.

        In connection with the issuance of the original notes, we and the Subsidiary Guarantors entered into a registration rights agreement, dated December 21, 2004, with the initial purchasers of the original notes. The following contains a summary of the provisions of the registration rights agreement. It does not restate the agreement in its entirety. We urge you to read the registration rights agreement, because it, and not this description, defines your rights as a holder of the Notes. A copy of the registration rights agreement may be obtained upon request and without charge from the Corporate Secretary of HudBay Minerals Inc., 2200 - 201 Portage Avenue, Winnipeg, Manitoba R3B 3L3, Canada, telephone (204) 949-4261. If we and the Subsidiary Guarantors effect the exchange offer, we and the Subsidiary Guarantor will be entitled to close the exchange offer 20 business days after the commencement thereof provided that we have accepted all of the original notes validly tendered in accordance with the terms of the exchange offer.

        The sole purpose of the exchange offer is to fulfill our obligations under the registration rights agreement. In order to give holders of the original notes who are able to make certain representations the opportunity to exchange the original notes for exchange notes, among other things, we and the Subsidiary Guarantors agreed to:

  •
  file a registration statement for this exchange offer with the SEC within 120 days after the issue date of the original notes;

  •
  use our respective reasonable best efforts to have the registration statement declared effective under the Securities Act of 1933 by the SEC within 240 days after the issue date of the original notes; and

  •
  keep the registration statement effective for not less than 30 days after the date notice of the exchange offer is mailed to the holders of original notes,

unless the exchange offer would not be permitted by any change in law or applicable interpretations thereof by the staff of the SEC.

        Each participating broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution".

        Also pursuant to the registration rights agreement, we agreed to file with the SEC a shelf registration statement to cover resales of "Transfer Restricted Securities" (as defined in the registration rights agreement) by the holders thereof if:

  •
  we and the Subsidiary Guarantor are not permitted to effect the exchange offer or to consummate the exchange offer because of any change in law or applicable interpretations thereof by the staff of the SEC;

  •
  the exchange offer is not consummated within 60 days after the date that the registration statement is declared effective;

  •
  any initial purchaser of original notes so requests in writing prior to the 30th business day following the consummation of the exchange offer with respect to original notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer;

  •
  any holder of original notes (other than an exchanging dealer) is not eligible to participate in the exchange offer, or

  •
  in the case of any holder of original notes (other than an exchanging dealer) that participates in the exchange offer, such holder does not receive freely tradable exchange notes on the date of the exchange.

        If we are obligated to file a shelf registration statement, we and the Subsidiary Guarantor have agreed to file that shelf registration statement with the SEC as promptly as practicable (but in no event more than 30 days after such filing obligation arises) and use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC. We and the Subsidiary Guarantor will use our best efforts to keep the shelf registration statement continuously effective for a period of two years from the issue date of the original notes (subject to certain extensions as provided in the registration rights agreement) or such shorter period that will terminate when all of the Transfer Restricted Securities covered by the shelf registration statement have been sold pursuant thereto or are no longer restricted securities (as defined in Rule 144 under the Securities Act of 1933, or any successor rule thereof).

Terms of the Exchange Offer; Period for Tendering Original Notes

        Promptly after the registration statement of which this prospectus constitutes a part has been declared effective under the Securities Act of 1933 and a notification of clearance has been issued for this prospectus by the Ontario Securities Commission, we will offer the exchange notes in exchange for surrender of the original notes. In substitution for each original note properly tendered to us pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such original note will receive an exchange note having a principal amount equal to the principal amount of such surrendered original note. The exchange notes will evidence the same debt as the original notes and will be issued under the indenture. An exchange note will bear interest from December 21, 2004. Holders of the original notes whose original notes are accepted for exchange pursuant to the exchange offer will be deemed to have waived the right to, and will not, receive any payment in respect of interest on such original notes for any period subsequent to December 21, 2004.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange original notes which are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means            , 2005; provided however, that if we in our sole discretion extend the period of time for which the exchange offer is open, the term "expiration date" means the latest date to which the exchange offer is extended.

        As of the date of this prospectus, US$175,000,000 aggregate principal amount of original notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about            , 2005, to all United States registered holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "—Certain Conditions to the Exchange Offer" below.

        Original notes tendered in the exchange offer must be in denominations of principal amount of US$1,000 or any integral multiple thereof.

        We expressly reserve the right to extend or amend the exchange offer at any time or from time to time prior to the expiration date or to terminate the exchange offer and not to accept for exchange any original notes not theretofore accepted for exchange for any reason, including if any of the events set forth below under "—Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the exchange agent and to the holders of the original notes as promptly as practicable, such notice to such holders in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer and we may accept them for exchange.

Procedures for Tendering Original Notes

        Registered holders of original notes may tender their original notes in the exchange offer. The tender to us of the original notes as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as described below under "—Guaranteed Delivery Procedures", a holder who wishes to tender original notes for exchange pursuant to the exchange offer must:

  •
  deliver to the exchange agent at the address listed below under "—Exchange Agent" a properly completed and duly executed letter of transmittal, along with certificates for the original notes and all other documents required by the letter of transmittal; or

  •
  transmit to the exchange agent an agent's message, as described below, along with a timely confirmation of book-entry transfer (a "book entry confirmation") of the original notes into the exchange agent's account at The Depository Trust Company ("DTC") under the procedure for book-entry transfer described in this prospectus, in all cases on or prior to the expiration date.

        Each participating broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution".

        THE METHOD OF DELIVERY OF ORIGINAL NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

How to Tender if You Are a Beneficial Owner

        If holders' original notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and they wish to tender their original notes in the exchange offer, then holders should contact the registered holder promptly and instruct the registered holder to tender on their behalf. If holders wish to tender on their own behalf, they must, before completing and executing the letter of transmittal and delivering the original notes, either:

  •
  make appropriate arrangements to register ownership of the original notes in their names, or

  •
  obtain a properly completed bond power from the registered holder.

Procedures for Physical Tender

        To complete a physical tender, a holder must:

  •
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

  •
  have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

  •
  mail or deliver or facsimile the letter of transmittal to the exchange agent on or prior to the expiration date, and

  •
  deliver the original notes to the exchange agent on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided below under "—Exchange Agent" on or prior to the expiration date.

Signatures and Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless the original notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the original notes who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an eligible institution (as described below). In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be made by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or which is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the United States Securities Exchange Act of 1934 (collectively, "eligible institutions").

When Endorsements or Bond Powers Are Needed

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of the original notes, such original notes must be endorsed or accompanied by a properly completed bond power, in either case signed exactly as the name or names of the registered holder or holders that appear on the original notes.

        If the letter of transmittal or any original notes or bond power are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

Tendering Through DTC's Automated Tender Offer Program

        The exchange agent has confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

  •
  DTC has received an express acknowledgement from a participant in DTC's automated tender offer program that it is tendering original notes that are the subject of such book-entry confirmation,

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

  •
  we may enforce the agreement against such participant.

        To complete a tender through DTC's automated tender offer program, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

Determinations Under the Exchange Offer

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular original notes not properly tendered or to not accept any particular original notes the acceptance of which might, in our judgment or that of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date (including the letter of transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within such period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall we nor any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived.

        Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

        In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

  •
  original notes or a book-entry confirmation of transfer of such original notes into the exchange agent's account at DTC, and

  •
  a properly completed and duly executed letter of transmittal (or a properly transmitted agent's message) and all other required documents.

Return of Original Notes Not Accepted or Exchanged

        If any tendered original notes are not accepted for any reason or if original notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged original notes will be returned without expense to the tendering holder thereof (or, in the case of original notes tendered by book-entry procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC for the original notes) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of original notes may be effected through book-entry transfer at DTC, the letter of transmittal, with any required signature guarantees and any other required documents, or an agent's message, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or other required documents to the exchange agent, or comply with the applicable procedures under DTC's automated tender offer program, prior to the expiration date, you may tender if: (i) the tender is made through an eligible institution, (ii) prior to the expiration date, the exchange agent received from such eligible institution either (a) a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery or (b) a properly transmitted agent's message and notice of guaranteed delivery, in each case:

  •
  setting forth the name and address of the holder of original notes and the amount of original notes tendered,

  •
  stating that the tender is being made thereby, and

  •
  guaranteeing that, within three New York Stock Exchange, or NYSE, trading days after the expiration date, the letter of transmittal (or a facsimile thereof) or agent's message in lieu thereof, together with the original notes or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent, and (iii) the exchange agent receives such properly completed and executed letter of transmittal (or a facsimile thereof) or agent's message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three NYSE trading days after the expiration date.

Terms and Conditions of the Letter of Transmittal

        The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

        Without disposing of the debt evidenced by the original notes, the party tendering original notes for exchange pursuant to the exchange offer (the "transferor") will exchange, assign and transfer the original notes to us and irrevocably constitute and appoint the exchange agent as the transferor's agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor will represent and warrant that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of such tendered original notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor will also warrant that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor will further agree that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of certain obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, personal representatives, successors, assigns, executors and administrators of the transferor.

        By signing or agreeing to be bound by the letter of transmittal, each transferor will represent to us that, among other things,

  •
  any exchange notes received by such transferor are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the transferor;

  •
  such transferor will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act of 1933;

  •
  such transferor is not an "affiliate" as defined in Rule 405 under the Securities Act of 1933 of the Parent Guarantor or, if it is an affiliate, it will comply with the applicable registration and prospectus delivery requirements of the Securities Act of 1933, to the extent applicable;

  •
  if such transferor is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes;

  •
  if such transferor is a broker-dealer, that will receive exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of such exchange notes, and

  •
  if such transferor is a Canadian resident, that it is eligible to acquire the exchange notes pursuant to an available exemption from the prospectus requirements of the securities legislation of that transferor's province of residence.

Withdrawal Rights

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any or to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "—Exchange Agent" or the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the original notes to be withdrawn,

  •
  identify the original notes to be withdrawn (including the principal amount of such original notes),

  •
  be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

  •
  specify the name in which such original notes are registered, if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

        All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

        Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes) as soon as practicable after withdrawal. Properly withdrawn original notes may be retendered by following one of the procedures described under "Procedures for Tendering Original Notes" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not validly withdrawn and the issuance of the exchange notes will be made on or promptly after the expiration date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when we have given oral or written notice thereof to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

        The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged, without disposing of the debt evidenced by the original notes. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes.

Certain Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and we may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that there has been any change in law or in applicable interpretations thereof by the staff of the SEC such that the exchange offer violates such law or interpretations.

        The foregoing conditions are for our sole benefit, and we may assert them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes, if at such time any stop order shall be threatened or is in effect with respect to (i) the registration statement of which this prospectus constitutes a part, (ii) this prospectus or (iii) the qualification of the indenture under the United States Trust Indenture Act of 1939.

        The exchange offer is not conditional upon any minimum principal amount of original notes being tendered or accepted for exchange.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. If you are not tendering under DTC's automated tender offer program, you should send executed letters of transmittal and any other required documents to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

  By Mail, Hand Delivery or Overnight Courier:

  The Bank of New York
  Corporate Trust Operations—Reorganization Unit
  101 Barclay Street—7 East
  New York, N.Y. 10286
  Attention: Ms. Giselle Guadalupe

  By Facsimile Transmission: (212) 298-1915
  Attention: Ms. Giselle Guadalupe

  For Information or Confirmation by Telephone: (212) 815-6331

        DELIVERY OF THE ORIGINAL NOTES TO AN ADDRESS OTHER THAN THE EXCHANGE AGENT'S ADDRESS (IN THE CASE OF CERTIFICATED NOTES) OR THROUGH DTC'S ATOP (IN THE CASE OF BOOK-ENTRY TRANSFER) OR AS SET FORTH IN THE LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay certain other cash expenses to be incurred in connection with the exchange offer. These expenses include:

  •
  SEC registration fees for the exchange notes,

  •
  fees and expenses of the exchange agent,

  •
  accounting and certain legal fees,

  •
  printing costs, and

  •
  related fees and expenses.

Transfer Taxes

        Holders who tender their original notes for exchange pursuant to the exchange offer will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequence of Failure to Exchange

        Original notes that are not tendered or that are tendered but not accepted by us for exchange pursuant to the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes, and to the restrictions on transfer of such original notes as set forth in the legend thereon as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933, and similar requirements of applicable securities laws of the states of the United States and other jurisdictions. In general, the original notes may not be offered or sold unless they are registered under the Securities Act of 1933 and applicable state securities laws or they are offered or sold pursuant to an exemption therefrom or in a transaction not subject thereto. Except in certain limited circumstances provided for in the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act of 1933 or to register or qualify for distribution the original notes under the securities laws of any other jurisdiction. See "—Purpose of the Exchange Offer".

        A holder's ability to sell untendered, or tendered but unaccepted, original notes could be adversely affected because investors prefer unrestricted securities over restricted securities. The tender of original notes in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any original notes that you continue to hold.

Consequences of Exchanging Original Notes

        Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

  •
  the holder of the original note acquires the exchange note in the ordinary course of business;

  •
  the holder of the original note is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

  •
  the holder is not:

  •
  an "affiliate" of the Parent Guarantor within the meaning of Rule 405 under the Securities Act of 1933;

  •
  a broker-dealer which acquired the original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933; or

  •
  a broker-dealer which acquired the original notes for its own account as a result of market-making or other trading activities and will be the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the exchange notes.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. If any holder does not meet the above conditions, such holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. In addition, in order to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        This prospectus may be used for an offer to resell, resale or otherwise transfer exchange notes only as specifically described in this prospectus. Only those broker-dealers that acquired original notes as a result of market-making or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where that broker-dealer acquired such original notes as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

        The exchange notes have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The exchange notes are not being offered and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof, except in accordance with the securities laws of the provinces and territories of Canada.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept the exchange offer and tender your original notes. You are urged to consult your financial and tax advisors in making your own decisions on what action, if any, to take. In the future, we may seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

DESCRIPTION OF NOTES

        You can find the definition of certain terms used in this description under the subheading "Certain Definitions".

        The original notes were, and the exchange notes will be, issued under an indenture (the "Indenture") dated as of December 21, 2004 among Hudbay Mining and Smelting Inc., 152640 Canada Inc., and pre-amalgamation Hudson Bay Mining and Smelting Co., Limited (which companies amalgamated to form HBMS), Hudson Bay Exploration and Development Company Limited, as Subsidiary Guarantor, and The Bank of New York, as trustee (the "Trustee"). On March 24, 2005 HudBay entered into a guarantee (the "Parent Guarantee") pursuant to which it agreed to fully and unconditionally guarantee the payments to be made by HBMS under the original notes and the exchange notes. On April 20, 2005, HBMS, the Subsidiary Guarantor and the Trustee entered into the first supplemental indenture pursuant to which HBMS affirmed that, effective upon the amalgamation referred to above, it had, by operation of Canadian law, assumed the obligations of pre-amalgamation HBMS under the Indenture, the Notes and the registration rights agreement and the Subsidiary Guarantees of pre-amalgamation HBMS and 152640 Canada Inc. were released. In this section, the original notes and the exchange notes are collectively referred to as the "Notes". The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. HBMS is subject to the provisions of the Canada Business Corporations Act, or the CBCA, including those provisions governing trust indentures. However, HBMS has received an exemption from these provisions in respect of the Notes.

        The following description is a summary of the material provisions of the indenture, the Parent Guarantee, the registration rights agreement, the form of intercreditor agreement and the security documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the Parent Guarantee, the registration rights agreement, the form of intercreditor agreement and the security documents because they, and not this description, define your rights as holders of the Notes. Copies of the indenture, the Parent Guarantee and the security documents have been filed as exhibits to the registration statement of which this prospectus forms a part. A copy of the registration rights agreement may be obtained on request without charge from the Corporate Secretary of HudBay Minerals Inc., 2200 - 201 Portage Avenue, Winnipeg, Manitoba R3B 3L3, Canada, telephone (204) 949-4261. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture. For purposes of this section, the term "HBMS" means Hudson Bay Mining and Smelting Co., Limited only, without reference to any of its Subsidiaries, and references to the Parent Guarantor or HudBay refer to HudBay Minerals Inc., without reference to its subsidiaries and joint ventures. References to "dollars," "Cdn$" and "$" are to Canadian dollars and references to "US$" are to United States dollars.

        The terms of the exchange notes are identical in all material respects to the original notes, except that the exchange notes will not (i) be subject to the same transfer restrictions as, or entitled to certain registration rights relating to, the original notes or (ii) entitled to additional interest in the event of certain registration defaults (as defined below). The registration rights agreement provides that if:

  •
  we and the Subsidiary Guarantor fail to file the exchange offer registration statement with the SEC on or prior to the 120th day after the issue of the original notes;

  •
  the exchange offer registration statements is not declared effective by the SEC on or prior to the 240th day after the issue date of the original notes;

  •
  the exchange offer is not consummated on or before the 60th business day after the exchange offer registration statement is declared effective,

  •
  if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 30th day after such filing obligation arises;

  •
  if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 90th day after the obligation to file a shelf registration statement arises; or

  •
  if after either the exchange offer registration statement or the self registration statement is declared effective (A) such registration statement thereafter ceases to be effective; or (B) such registration statement or the related prospectus ceases to be usable (except in certain limited exceptions) in connection with resales of the Transfer Restricted Securities during the periods specified in the registration rights agreement because either (1) any event occurs as a result of which this prospectus would contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, or (2) it shall be necessary to amend the registration statement or supplement this prospectus, to comply with the Securities Act of 1933 or the Exchange Act of 1934 or the respective rules thereunder;

(each, a "registration default"), then we will pay additional interest ("Special Interest") to each holder of Transfer Restricted Securities, with respect to the first 90-day period (or portion thereof) while a registration default is continuing immediately following the occurrence of such registration default, in an amount equal to US$0.05 per week per US$1,000 of the principal amount of the Transfer Restricted Securities of such holder. The amount of Special Interest will increase by an additional US$0.05 per week per US$1,000 principal amount of the Transfer Restricted Securities of such holder for each subsequent 90-day period (or portion thereof) while a registration default is continuing until all registration defaults have been cured, up to a maximum amount of US$0.50 per week per US$1,000 principal amount of the Transfer Restricted Securities of such holder. Immediately following the cure of a particular registration default, the accrual of Special Interest with respect to such registration default will cease.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture and the registration rights agreement.

Brief Description of the Notes, the Subsidiary Guarantees and the Parent Guarantee

The Notes

        The Notes:

  •
  are general obligations of HBMS;

  •
  rank equally in right of payment with all current and future senior Indebtedness of HBMS;

  •
  rank senior in right of payment to all Indebtedness of HBMS which by its terms is subordinated to the Notes;

  •
  are structurally subordinated to all the liabilities of any Unrestricted Subsidiaries of HBMS and other Subsidiaries that do not guarantee the Notes;

  •
  are fully and unconditionally guaranteed by the Subsidiary Guarantor;

  •
  are fully and unconditionally guaranteed by the Parent Guarantor;

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  are secured by first priority Liens on the First Lien Collateral of HBMS, subject to Permitted Prior Liens;

  •
  are secured by second priority Liens on the Second Lien Collateral of HBMS, subject to Permitted Prior Liens;

  •
  rank effectively senior to all of HBMS's existing and future Indebtedness that is unsecured or secured by Liens that are junior to those securing the Notes, to the extent of the value of the First Lien Collateral and the Second Lien Collateral;

  •
  rank effectively junior to Indebtedness of HBMS under any Credit Facility that is secured by a first priority Lien on the Common Collateral or is secured by other collateral not constituting Note Collateral, to the extent of the value of such collateral; and

  •
  rank effectively junior to the obligations of HBMS to the Provinces of Manitoba and Saskatchewan under the Reclamation Security Agreements, to the extent of the value of the Reclamation Collateral.

The Subsidiary Guarantees

        The Notes will be guaranteed by HBMS's current Restricted Subsidiary and all of its future Restricted Subsidiaries that are Domestic Subsidiaries.

        Each Subsidiary Guarantee of the Notes will:

  •
  be a general obligation of the Subsidiary Guarantor;

  •
  rank equally in right of payment with any current and future senior Indebtedness of that Subsidiary Guarantor;

  •
  rank senior in right of payment to all Indebtedness of the Subsidiary Guarantor which by its terms is subordinated to the Subsidiary Guarantee;

  •
  be secured by first priority Liens in the First Lien Collateral of the Subsidiary Guarantor, subject to Permitted Prior Liens;

  •
  be secured by second priority Liens in the Second Lien Collateral of the Subsidiary Guarantor, subject to Permitted Prior Liens;

  •
  rank effectively senior to all of the Subsidiary Guarantor's existing and future Indebtedness that is unsecured or secured by Liens that are junior to those securing the Subsidiary Guarantee, to the extent of the value of the First Lien Collateral and the Credit Facility Collateral; and

  •
  rank effectively junior to Indebtedness of the Subsidiary Guarantor under any Credit Facility that is secured by a first priority Lien on the Common Collateral or is secured by other collateral not constituting Note Collateral, to the extent of the value of such collateral.

        As of December 31, 2004, HBMS and its Restricted Subsidiaries had total Indebtedness of approximately $242.9 million, of which $15.1 million were obligations under capital leases, and approximately $22.8 million of outstanding letters of credit secured by cash collateral. The Indenture permits HBMS and the Subsidiary Guarantors to incur additional Indebtedness. In addition, at December 31, 2004, we estimated that total reclamation costs relating to the closure of all of our facilities in Manitoba and Saskatchewan will be approximately $51.6 million. However, the ultimate costs for these obligations are uncertain and may be significantly larger than such estimates. We have been informed by the Provinces of Saskatchewan and Manitoba that, in their view, our current estimate of reclamation costs may be too low and the current security established for the reclamation obligations may not be sufficient. In connection with their informing us of a potential deficiency in our estimate of our reclamation obligations, HBMS has provided additional security in the form of letters of credit, secured by cash collateral, in the total amount of $13 million. See "Risk Factors—Reclamation and mine closure costs could adversely affect our cash flow from operations".

        As of the date of this prospectus, one of HBMS's subsidiaries is an "Unrestricted Subsidiary". Under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," HBMS will be permitted to designate certain of its other subsidiaries as "Unrestricted Subsidiaries." HBMS's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. HBMS's Unrestricted Subsidiaries will not guarantee the Notes, and if HBMS designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Subsidiary Guarantee of such Subsidiary will be released. In the event of a bankruptcy, liquidation or reorganization of these entities, the holders of debt and trade creditors of these entities will be paid before such entities will be able to distribute any of their assets to us.

Parent Guarantee

        The Notes are fully and unconditionally guaranteed by the Parent Guarantor. The Parent Guarantee is:

  •
  a general obligation of the Parent Guarantor;

  •
  by its terms subordinated in right of payment to all Senior Indebtedness (as defined below) of the Parent Guarantor; and

  •
  not secured.

        As of December 31, 2004, the Parent Guarantor (exclusive of its subsidiaries) had no Senior Indebtedness.

        The Parent Guarantee is enforceable (in the same manner, including the same restrictions on enforcement, as provided in the Indenture with respect to the Subsidiary Guarantees) by the Trustee and the holders of Notes, their successors, and their transferees.

        The Parent Guarantee will terminate immediately without any further action on the part of the Parent Guarantor upon the earlier of the of (i) the payment in full of the guaranteed obligations and all other amounts, if any, payable under the Parent Guarantee, and (ii) the date on which the Parent Guarantor owns less than a majority of the Voting Stock of HBMS.

        "Senior Indebtedness" means, with respect to the Parent Guarantor, any Indebtedness of the Parent Guarantor, excluding: (a) any Indebtedness of the Parent Guarantor to any of its Subsidiaries; or (b) any trade payables.

Principal, Maturity and Interest

        HBMS issued original notes in an aggregate principal amount of US$175.0 million on December 21, 2004. HBMS may issue up to US$50.0 million of additional Notes under the indenture from time to time ("Additional Notes"). Any offering of Additional Notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock". The Notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any Additional Notes subsequently issued under the indenture will be guaranteed by the Subsidiary Guarantors and the Parent Guarantor and will be secured by the Collateral on an equal and ratable basis. See "—Security".

        HBMS will issue up to US$175.0 million in aggregate principal amount of exchange notes to be exchanged for outstanding original notes tendered into this exchange offer. Notes will be issued in denominations of US$1,000 and integral multiples of US$1,000. The Notes will mature on January 15, 2012.

        Interest on the Notes will accrue at the rate of 9.625% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2005. HBMS will make each interest payment to the holders of record on the immediately preceding January 1 and July 1. The Notes will bear interest on overdue principal and, to the extent permitted by law, overdue interest at the rate of 9.625% per annum.

        Interest payable on the exchange notes on the first interest payment date, July 15, 2005, will have accrued from December 21, 2004, the date the original notes were issued. Following that interest payment, interest on the Notes will accrue from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The yearly rate of interest that is equivalent to the rate payable under the Notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for the purpose of providing the disclosure required by the Interest Act (Canada).

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to HBMS, HBMS will pay all principal, interest and premium and Special Interest, if any, on that holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless HBMS elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. HBMS may change the paying agent or registrar without prior notice to the holders of the Notes, and HBMS or any of the Subsidiary Guarantors or the Parent Guarantor may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer or exchange documents in connection with a transfer or exchange of Notes. Holders will be required to pay all taxes due on transfer or exchange. HBMS is not required to transfer or exchange any Note selected for redemption. Also, HBMS is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Security

        The payment of the Notes and all other Note Obligations, when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by HBMS pursuant to the Notes or by any Subsidiary Guarantor pursuant to the Subsidiary Guarantees, and the performance of all other obligations of HBMS and the Subsidiary Guarantors under the Note Documents, will be secured by Liens upon the First Lien Collateral and the Second Lien Collateral (which we refer to collectively as the "Note Collateral") as provided in the security documents and will be secured by all security documents delivered as required or permitted by the indenture. The obligations of the Parent Guarantor under the Parent Guarantee are unsecured.

  Collateral Agent

        The trustee has appointed BNY Trust Company of Canada to serve as Collateral Agent for the benefit of the trustee and the holders of the Notes from time to time, pursuant to a collateral trust agreement between HBMS, the trustee and the Collateral Agent. The security documents provide that the Collateral Agent shall only act at the request of and upon written instructions from the trustee.

  Note Collateral

        The indenture and the security documents provide that the Notes and the Subsidiary Guarantees are secured by Liens (subject to Permitted Prior Liens) granted to the Collateral Agent for the benefit of the holders of the Note Obligations on the following property and assets of HBMS and the Subsidiary Guarantors, other than Excluded Assets (which include Reclamation Collateral):

          (1)   all real and immovable property (including leasehold interests and any other interest or right in any real and immovable property) of HBMS or a Subsidiary Guarantor in the Provinces of Manitoba and Saskatchewan, together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto ("First Lien Collateral"); and

          (2)   (i) all Inventory of HBMS and the Subsidiary Guarantors and (ii) all Receivables of HBMS and the Subsidiary Guarantors (the "Second Lien Collateral").

The First Lien Collateral will also include any Property that becomes part of the First Lien Collateral in circumstances described under the covenant "—Certain Covenants—Limitation on Collateral Asset Sales".

        The indenture and the security documents will provide that the Collateral Agent's Lien in any property and assets of HBMS and the Subsidiary Guarantors that constitute Second Lien Collateral to secure the Note Obligations will be second priority Liens, subject to the Liens of any Credit Facility Agent in the Credit Facility Collateral securing the Credit Facility Obligations (to the extent that Second Lien Collateral also constitutes Credit Facility Collateral) and Permitted Prior Liens. The Credit Facility Collateral will include the Second Lien Collateral and may also include additional collateral for the benefit of the Lenders under the applicable Credit Facility. Property that is both Second Lien Collateral and Credit Facility Collateral is referred to as "Common Collateral."

        HBMS and the Subsidiary Guarantors have entered into security documents granting the Collateral Agent a security interest in the Note Collateral to secure the payment and performance when due of all of the Notes and other Note Obligations. The security documents provide that, subject to the covenants contained in the indenture, HBMS may issue Additional Notes under the indenture, which will rank equally with the Notes and will be equally and ratably secured by the Note Collateral. Such additional Notes will only be permitted to share in the Note Collateral if such Indebtedness is permitted to be incurred under the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock".

  Enforcement of Security Interests

        The security documents provide that, in enforcing its Liens on the Note Collateral, the Collateral Agent will be subject to such instructions as may be given to it by the trustee.

  Release of Security Interests

        The indenture and the security documents provide that the Collateral Agent's Lien on the Note Collateral will no longer secure the Notes or any Note Obligations, and the right of the holders of the Note Obligations to the benefits and proceeds of the Collateral Agent's Lien on the Note Collateral will terminate and be discharged and, at HBMS's written request, the Collateral Agent shall take such action HBMS may request to evidence such termination and discharge:

          (1)   upon payment in full and discharge of the Notes and all other Note Obligations that are outstanding, due and payable at the time the Notes are paid in full and discharged;

          (2)   upon satisfaction and discharge of the indenture as set forth under the caption "—Satisfaction and Discharge;" or

          (3)   upon a Legal Defeasance or Covenant Defeasance as set forth under the caption "—Legal Defeasance and Covenant Defeasance."

        In addition, the security documents provide that the Collateral Agent's Lien on the Property included in the Note Collateral will terminate and be discharged under any one or more of the following circumstances and, at HBMS's written request, the Collateral Agent shall take such action HBMS may request to evidence such termination and discharge:

          (1)   any First Lien Collateral that is sold, conveyed, leased or otherwise disposed of by HBMS or any Subsidiary Guarantor in accordance with or in a manner that does not violate the covenant described below under the caption "—Certain Covenants—Limitation on Collateral Asset Sales" will be released at the time of such sale lease, conveyance or other disposition;

          (2)   if any Subsidiary Guarantor is released from its Subsidiary Guarantee, the assets of that Guarantor will also be released concurrently with the release of the Subsidiary Guarantee;

          (3)   if any asset which is an Excluded Asset becomes subject to the Collateral Agent's Lien, that asset will be released;

          (4)   in respect of any joint venture interest of HBMS or a Subsidiary Guarantor, in which the terms of the joint venture arrangement contain customary terms that require that the respective parties' interests in the venture be pledged in favor of the other joint venture party or parties as security for the pledging party's obligations thereunder, such joint venture interest will be released if HBMS or Subsidiary Guarantor, as the case may be, defaults in its obligations under the venture and, as a result, forfeits all or a portion of its interest in the venture, to the extent of such forfeiture; or

          (5)   if any Property is released by the Credit Facility Agent from the Lien securing the Credit Facility Obligations, the Property so released, to the extent it constitutes Common Collateral, will also be released from the Collateral Agent's Lien; provided that the release by the Credit Facility Agent is not given in connection with the repayment in full of the Credit Facility Obligations.

        If HBMS at any time delivers to the Collateral Agent an officers' certificate stating that HBMS or any Subsidiary Guarantor intends to incur a Permitted Prior Lien (other than a Permitted Lien set forth in clause (1) of the definition of "Permitted Liens") upon certain property identified therein with reasonable specificity, then the Collateral Agent shall deliver to HBMS, upon the incurrence of such Lien, a lien subordination agreement in form and substance reasonably satisfactory to the Collateral Agent confirming that the Collateral Agent's Lien upon such property is subject and subordinate to such Lien.

        To the extent HBMS or any of its Restricted Subsidiaries intends to incur a Lien upon the Credit Facility Collateral to secure Indebtedness pursuant to an extension, refinancing, renewal, replacement, defeasance or other amendment of the existing Credit Facility or under a new or additional Credit Facility, and such Lien would not otherwise be addressed by the Intercreditor Agreement, the trustee and the Collateral Agent, on behalf of the trustee and the holders of the Notes, will enter into an amendment or replacement to the Intercreditor Agreement or a new intercreditor agreement, in each case, confirming the priority of such Lien and establishing that the rights and procedures with respect to the enforcement of such Lien and the Liens in favor of the holders of the Notes will be the same as contained the existing Intercreditor Agreement.

  Further Assurances

        The security documents provide that HBMS and each Subsidiary Guarantor will do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the trustee and holders of Note Obligations, duly created, enforceable and perfected Liens (subject to Permitted Prior Liens) upon the Note Collateral as contemplated by the Note Documents.

        If HBMS or any Subsidiary Guarantor shall at any time acquire any Property described in the definition of First Lien Collateral that is not subject to the Collateral Agent's Lien, then within 30 days of such acquisition HBMS or such Subsidiary Guarantor, as the case may be, and the trustee and the Collateral Agent will enter into such amendments or supplements to the security documents, or additional security documents, in each case in recordable or registerable form, as are necessary in order to grant to the Collateral Agent for the benefit of the trustee and the holders of the Notes a Lien upon such Property, subject to Permitted Prior Liens; and HBMS shall also deliver to the trustee evidence of payment of all filing fees, recording and registration charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the trustee, that may be incurred to validly and effectively subject such Property to the Lien of any applicable security document and perfect such Lien.

  Compliance with the Trust Indenture Act

        The Indenture provides that HBMS will comply with the applicable provisions of section 314 of the Trust Indenture Act.

        To the extent applicable, HBMS will cause §313(b) of the Trust Indenture Act, relating to reports, and §314(d) of the Trust Indenture Act, relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Collateral Agent's Lien, to be complied with. Any certificate or opinion required by §314(d) may be made by an officer of HBMS or a Subsidiary Guarantor except in cases where §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, HBMS will not be required to comply with all or any portion of §314(d) if it determines, in good faith based on advice of counsel, that under the terms of §314(d) and/or any interpretation or guidance as to the meaning thereof of the Securities and Exchange Commission and its staff, including "no action" letters or exemptive orders, all or any portion of §314(d) is inapplicable to one or a series of released Note Collateral.

Intercreditor Agreement with Credit Facility Agent

        When HBMS, or its successor, enters into the new credit facility, the trustee and the Collateral Agent, on behalf of the trustee and the holders of the Notes, and the Credit Facility Agent, on behalf of the Lenders, will enter into an Intercreditor Agreement. The Intercreditor Agreement will set forth the terms on which the trustee and the Credit Facility Agent will confirm the relative priority of their respective Liens upon the Common Collateral and establish rights and procedures with respect to enforcement of such Liens and Liens on the First Lien Collateral for the benefit of the trustee and the holders of the Note Obligations. To the extent HBMS or any of its Restricted Subsidiaries intends to incur a Lien upon the Credit Facility Collateral to secure further Indebtedness pursuant to a new or additional Credit Facility, the trustee and the Collateral Agent, on behalf of the trustee and the holders of the Notes, and the Credit Facility Agent, on behalf of the Lenders under such new or additional Credit Facility, will enter into an amendment or replacement to the Intercreditor Agreement or a new Intercreditor Agreement, in each case, (x) confirming that the priority of such Lien upon the Credit Facility Collateral is senior to the Collateral Agents' Lien and (y) establishing that the rights and procedures with respect to the enforcement of such Lien and the Liens in favor of the holders of the Notes will be the same as contained in the existing Intercreditor Agreement.

  Ranking of Liens

        The Intercreditor Agreement will provide that, notwithstanding:

          (1)   the priorities otherwise accorded to the Liens on the Common Collateral by any applicable laws;

          (2)   the respective date or dates upon which amounts may be or have been advanced or become owing or payable or secured under the Notes or the Credit Facility;

          (3)   the time or order of attachment or perfection of any Liens securing any Indebtedness under the Notes or the Credit Facility;

          (4)   the time or order of registration of any Lien upon the Common Collateral or the filing of financing statements or other instruments and documents with respect thereto;

          (5)   the giving of or the failure to give any notice to any of HBMS or any Subsidiary Guarantor or to any other person;

          (6)   any provision contained in the Credit Facilities or the Note Documents or any other document other than the Intercreditor Agreement, or any amendment, extension, renewal or restatement thereof;

          (7)   the appointment of any liquidator, receiver, administrator or other similar officer in respect of HBMS or any Subsidiary Guarantor or over all or any part of its assets; or

          (8)   any fluctuation from time to time in the amounts under the Credit Facilities or the Note Documents owing and, in particular, but without limitation, any reduction to nil of such amounts or any other circumstances;

all Liens granted by HBMS or any Subsidiary Guarantor on the Common Collateral to secure the Credit Facility Obligations will be senior in all respects and prior to the Liens on the Common Collateral to secure the Note Obligations.

  Administration and Enforcement of Liens

        As between the Collateral Agent and the Credit Facility Agent, and with respect to (i) the Collateral Agent, so long as any Note Obligation remains outstanding, and (ii) the Credit Facility Agent, so long as any Credit Facility Obligation remains outstanding, the Credit Facility Agent will have the sole and exclusive right to control, administer, account for and otherwise deal with the Credit Facility Collateral (whether or not it also constitutes Common Collateral), and to determine the manner of every sale or other disposition of the Credit Facility Collateral upon enforcement of the Credit Facility Agent's interest therein or the enforcement of any other right or remedy with respect thereto. The Credit Facility Agent may foreclose on the Credit Facility Collateral in any order in which it in its sole discretion deems appropriate.

        Until the discharge of the Credit Facility Obligations, the trustee will not, directly or indirectly,

          (1)   exercise any of its rights or remedies against the Credit Facility Collateral upon a Default or Event of Default;

          (2)   seek to foreclose or realize upon (judicially or non-judicially) its Lien on the Second Lien Collateral or assert any claims or interest therein (including, without limitation, by setoff or notification of account debtors);

          (3)   request judicial relief, in a bankruptcy, insolvency or liquidation proceeding, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Credit Facility Agent in respect of any Credit Facility Liens or that would limit, invalidate, avoid or set aside any Credit Facility Liens;

          (4)   contest the validity, enforcement, perfection or priority of the Liens granted by HBMS or any Subsidiary Guarantor on the Credit Facility Collateral to secure the Credit Facility Obligations.

        Notwithstanding the above, in the event that the Credit Facility Agent demands repayment of the Credit Facility Obligations before the stated maturity of the Credit Facility Obligations, the trustee or the holders of the Notes will be entitled to accelerate the Note Obligations, but the trustee will not in any event, notwithstanding such acceleration, be entitled to, and it shall not, exercise any remedies (including enforcement) against the Second Lien Collateral under any of the Note Documents until the discharge of the Credit Facility Obligations.

        The trustee will not exercise any right it may have to enforce against the First Lien Collateral until the earlier to occur of (i) the expiry of 10 days from the date the Credit Facility Agent is given written notice by the trustee of any Default or Event of Default if the Credit Facility Agent has not filed notice of a Standstill Period pursuant to the Intercreditor Agreement during such 10 day period; (ii) the expiry of the Standstill Period; (iii) the seeking of an order by or against HBMS or a Subsidiary Guarantor in a bankruptcy or insolvency proceeding, the appointment of a receiver, trustee, custodian, monitor or similar official or the making of a general assignment for the benefit of its creditors; and (iv) the discharge of the Credit Facility Obligations.

        Notwithstanding the foregoing, both before and during a bankruptcy, insolvency or liquidation proceeding, the holders of Notes and the trustee may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of a bankruptcy, insolvency or liquidation proceeding against HBMS or a Subsidiary Guarantor in accordance with applicable law, and if any bankruptcy, insolvency or liquidation proceeding shall be commenced against HBMS or any Subsidiary Guarantor, the Collateral Agent shall be entitled to file proofs of claim and commence other proceedings in order to evidence and protect its interest in the Note Collateral.

  Order of Application

        The Intercreditor Agreement will provide that the proceeds of any transfer, sale, disposition or conversion upon the Common Collateral in connection with any foreclosure, collection or other enforcement of security interests with respect thereto in connection with an event of default, the proceeds received from such foreclosure, collection or other enforcement will be applied in the following order:

        First, to the Credit Facility Agent, Collateral Agent and trustee for payment of their respective fees and expenses incurred in connection with any enforcement relating to the Common Collateral under the applicable security documents;

        Second, to the Credit Facility Agent for payment of Credit Facility Obligations until the Credit Facility Obligations have been paid for in full in cash, in such order as may be provided in the Credit Facility;

        Third, to the Collateral Agent for payment of all Note Obligations until such Note Obligations have been paid in full in cash, in such order as may be provided in the Indenture; and

        Fourth, to HBMS or the applicable Subsidiary Guarantor, as the case may be, its successors or assigns, or as required by applicable law.

  Notices

        The Intercreditor Agreement will provide that each of the Credit Facility Agent and the trustee shall deliver to the other respective agent written notification of (i) any notice of any default or event of default pursuant to the Credit Facility or the Note Documents, as applicable, or event which with the giving of notice or the lapse of time or both would constitute a default or event of default pursuant thereto; (ii) any notice of an acceleration of the Credit Facility Obligations or Note Obligations; (iii) any demand for payment made upon HBMS or any Subsidiary Guarantor pursuant to the Credit Facility (or related documents) or the Note Documents; (iv) any notice of its intention to realize on the Credit Facility Collateral or Note Collateral, as applicable; and (v) in the case of the Credit Facility Agent only, the commencement of a Standstill Period. The failure by the Credit Facility Agent or trustee to give any such notice will not affect the priorities established in the Intercreditor Agreement and will not impair or release the subordination and other benefits provided by the Intercreditor Agreement or delay or invalidate such enforcement by the Credit Facility Agent or the trustee (to the extent such enforcement by the Credit Facility Agent or the trustee otherwise complies with the terms of the Intercreditor Agreement).

  Amendment; Waiver

        The security documents provide that any waiver or consent granted by the Credit Facility Agent or amendment made by it under the Credit Facilities will be deemed to have been given or made by the trustee or the Collateral Agent under the security documents, insofar as they apply to the Common Collateral, without the consent of or notice to any holder of the Notes and without any action by HBMS or any Subsidiary Guarantor or any holder of the Notes.

Relative Rights

        The provisions described above under the caption "—Intercreditor Agreement with Credit Facility Agent" set forth certain relative rights, as lien holders, of the trustee, the Collateral Agent and the Credit Facility Agent. Notwithstanding such provisions, nothing in the Intercreditor Agreement or the other Note Documents will:

          (1)   impair, as between HBMS and the holders of the Notes, the obligation of HBMS to pay principal of, premium and interest and Special Interest, if any, on the Notes in accordance with their terms or any other obligation of HBMS or any Subsidiary Guarantor;

          (2)   affect the relative rights of holders of Notes as against any other creditors of HBMS or any Subsidiary Guarantor (other than holders of Credit Facility Liens or Permitted Prior Liens);

          (3)   restrict the right of any holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Note Collateral to the extent specifically prohibited by the provisions described above under the caption "—Intercreditor Agreement—Administration and Enforcement of Liens");

          (4)   restrict or prevent any holder of Notes or the Collateral Agent from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above under the caption "—Intercreditor Agreement—Administration and Enforcement of Liens"; or

          (5)   restrict or prevent any holder of Notes or the Collateral Agent from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the provisions described above under the caption "—Intercreditor Agreement—Administration and Enforcement of Liens".

Subsidiary Guarantees

        The Notes will be fully and unconditionally guaranteed by HBMS's current Restricted Subsidiary and HBMS's future Restricted Subsidiaries that are Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal, state and provincial fraudulent conveyance, fraudulent preference, bankruptcy and insolvency laws may permit a court to void guarantees given by our subsidiaries, and, if that occurs, you may not receive any payments on those subsidiary guarantees." Your rights under the Notes or the Subsidiary Guarantees could be limited or voided if a court determines that their issuance has resulted in the occurrence of a fraudulent conveyance.

        A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate or amalgamate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than HBMS or another Subsidiary Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Subsidiary Guarantor is the surviving person, or the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture and appropriate security documents satisfactory to the trustee and completes all other required documentation; or

            (b)   the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

    The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of consolidation, amalgamation or merger) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary Guarantor, if the sale or other disposition complies with the "Asset Sale" and/or "Collateral Asset Sale" provisions of the indenture;

          (2)   in connection with any sale of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary Guarantor, if the sale complies with the "Asset Sale" and/or "Collateral Asset Sale" provisions of the indenture;

          (3)   if HBMS designates any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

          (4)   upon Legal Defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge".

Additional Amounts

        All payments made by HBMS under or with respect to the Notes, by any Subsidiary Guarantor pursuant to the Subsidiary Guarantees or by the Parent Guarantor pursuant to the Parent Guarantee, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, the "Taxes"), unless HBMS, such Subsidiary Guarantor or Parent Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If HBMS, any Subsidiary Guarantor or the Parent Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, HBMS, such Subsidiary Guarantor or the Parent Guarantor will pay, or cause to be paid, such additional amounts (the "Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (in respect of the beneficial holder thereof) (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder in respect of the beneficial holder thereof (an "Excluded Holder") (i) with which HBMS, such Subsidiary Guarantor or the Parent Guarantor does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the holder's activity in connection with purchasing or disposing of the Notes, by the mere holding of Notes or by reason of the receipt of payments thereunder. HBMS, such Subsidiary Guarantor or the Parent Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        HBMS, the Subsidiary Guarantor or the Parent Guarantor, as applicable, will furnish the holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by HBMS, such Subsidiary Guarantor or the Parent Guarantor. HBMS, any Subsidiary Guarantor or the Parent Guarantor will, upon written request of a holder (other than an Excluded Holder), indemnify each such holder for the amount of (x) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (x) but excluding any such Taxes on such holder's net income so that the net amount received by such holder (net of payments made under or with respect to the Notes) after such reimbursement will not be less than the net amount the holder would have received if Taxes on such reimbursement had not been imposed.

        At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if HBMS, any Subsidiary Guarantor or the Parent Guarantor, as applicable, will be obligated to pay Additional Amounts with respect to such payment, HBMS or such Subsidiary Guarantor will deliver to the trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Whenever in the indenture or in this "Description of Notes" there is mentioned, in any context, the payment of principal, premium, if any, Redemption Price, Change of Control Payment, Asset Sale Payment, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Optional Redemption

        At any time prior to January 15, 2008, HBMS may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the indenture at a redemption price of 109.625% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Public Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of Notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by HBMS and its Affiliates); and

          (2)   the redemption occurs within 60 days of the date of the closing of the relevant sale of Common Stock.

        Except pursuant to the preceding paragraph and as described below under "—Redemption for Changes in Canadian Withholding Taxes", the Notes will not be redeemable at the option of HBMS before January 15, 2009.

        After January 15, 2009, HBMS may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2009	104.813%
2010	102.406%
2011 and thereafter	100.000%

Redemption for Changes in Canadian Withholding Taxes

        HBMS may redeem all, but not less than all, of the Notes at any time at 100% of the aggregate principal amount of the Notes, together with accrued and unpaid interest and Special Interest, if any, to the applicable redemption date, if HBMS has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after December 10, 2004.

No Mandatory Redemption

        HBMS is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

          (1)   if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

          (2)   if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No Notes of US$1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, HBMS is required to make an offer to each holder of Notes to purchase all or any part (equal to US$1,000 or an integral multiple of US$1,000) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, HBMS will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, HBMS will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. HBMS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, HBMS will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, HBMS will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by HBMS.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$1,000 or an integral multiple of US$1,000.

        HBMS will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require HBMS to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that HBMS repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        HBMS will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by HBMS and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of HBMS and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require HBMS to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of HBMS and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale in any single transaction or series of related transactions unless:

          (1)   HBMS (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2)   at least 75% of the consideration received in the Asset Sale by HBMS or such Restricted Subsidiary is in the form of cash or Cash Equivalents, property or assets for use in a Permitted Business or Capital Stock of a Person who, as a consequence of such Investment, becomes a Restricted Subsidiary. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on HBMS's or such Restricted Subsidiary's most recent balance sheet, of HBMS or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases HBMS or such Restricted Subsidiary from further liability; and

            (b)   any securities, Notes or other obligations received by HBMS or any such Restricted Subsidiary from such transferee that are converted by HBMS or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, HBMS or such Restricted Subsidiary may apply those Net Proceeds at its option:

          (1)   to repay term or revolving credit Indebtedness under a Credit Facility (other than any such Indebtedness that is subordinate in right of payment to the Notes) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2)   to permanently repay Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

          (3)   to redeem the Notes in accordance with the provisions described under "—Optional Redemption;"

          (4)   to acquire all or substantially all of the assets of, or a majority of the Voting Stock of a Person engaged in, a Permitted Business;

          (5)   to make a capital expenditure; or

          (6)   to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, HBMS or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $5.0 million, HBMS is required to make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. In the Asset Sale Offer HBMS will offer an Asset Sale Payment in cash equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, HBMS or such Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Notwithstanding the foregoing paragraph, with respect to the proceeds of an Asset Sale arising from the issuance of Equity Interests of any of HBMS's Restricted Subsidiaries ("Issuance Proceeds"):

          (1)   prior to the day following the fifth anniversary of the original issuance of the Notes, HBMS shall not be required to use Issuance Proceeds to make an offer to purchase Notes in an amount in excess of 25% of the original aggregate principal amount of the Notes less the aggregate principal amount of Notes previously purchased pursuant to a purchase offer using Issuance Proceeds. To the extent the aggregate principal amount of Notes tendered exceeds the permitted amount of the offer, the tendered Notes shall be selected for repurchase on a pro rata basis; and

          (2)   promptly after the fifth anniversary of the original issuance of the Notes, HBMS shall be required to make an offer to purchase the Notes in accordance with the requirements set forth in the immediately preceding paragraph, in an aggregate amount equal to the aggregate amount of Issuance Proceeds in excess of 25% of the principal amount of the Notes that was not applied to an Asset Sale Offer pursuant to the provisions of this paragraph.

        HBMS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, HBMS will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

  Restricted Payments

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of HBMS's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving HBMS or any of its Restricted Subsidiaries) or to the direct or indirect holders of HBMS's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or other payments or distributions payable in Equity Interests (other than Disqualified Stock) of HBMS or to HBMS or a Restricted Subsidiary of HBMS);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving HBMS) any Equity Interests of HBMS or any direct or indirect parent of HBMS;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees (other than any Subordinated Indebtedness held by HBMS or any Subsidiary Guarantor), except payments of interest or principal at the Stated Maturity thereof; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2)   HBMS would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by HBMS and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of HBMS for the period (taken as one accounting period) from January 1, 2007 to the end of HBMS's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (b)   100% of the aggregate net cash proceeds received by HBMS after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of HBMS (other than Disqualified Stock or Flow-through Stock), including the net cash proceeds received from the sale of marketable securities or other property received by HBMS in exchange for such Equity Interests, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of HBMS that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of HBMS), plus

            (c)   to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

            (d)   to the extent that any Unrestricted Subsidiary of HBMS is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of HBMS's or any Restricted Subsidiary's Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

            (e)   the lesser of (i) the Fair Market Value of or (ii) the amount of Restricted Investments made subsequent to the Date of the Indenture by HBMS or any Restricted Subsidiary in a Person (other than an Unrestricted Subsidiary) at the time such Person becomes a Restricted Subsidiary as a result of or in connection with an additional Investment by HBMS or a Restricted Subsidiary, plus

            (f)    $5.0 million.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or distribution on, or redemption of, Equity Interests, within 60 days after the date of declaration of such dividend or distribution or the giving of an irrevocable and unconditional notice of such redemption, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees or of any Equity Interests of HBMS in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of HBMS) of, Equity Interests of HBMS (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

          (3)   the defeasance, redemption, repurchase or other acquisition of Indebtedness that is subordinated to the Notes or the Guarantees in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend by a Restricted Subsidiary of HBMS that is not a Wholly Owned Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

          (5)   so long as no default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the repurchase, redemption, repayment, retirement, defeasance or other acquisition for value by HBMS or any of its Restricted Subsidiaries of any Equity Interests (other than Disqualified Stock) of HBMS or any Parent, in each case, held by officers, directors or employees of HBMS or its Restricted Subsidiaries (or permitted transferees of such Persons or the estates of such Persons or any permitted transferees or beneficiaries under their estates) pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such Equity Interests were issued; provided that the aggregate cash consideration paid or distributions or payments made pursuant to this clause (5) in any calendar year shall not exceed $2.0 million;

          (6)   repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

          (7)   payments or distributions required by a final determination of a court of competent jurisdiction to satisfy dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets of HBMS that complies with the provisions of "—Merger, Consolidation or Sale of Assets" below;

          (8)   the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of HBMS;

          (9)   repurchases, redemptions, acquisitions, cancellations and other retirements for a nominal value per right of any rights granted pursuant to any shareholders' rights plan (i.e., a "poison pill");

          (10) the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to HBMS or a Restricted Subsidiary by, any Unrestricted Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date;

          (11) Permitted Payments to Parent;

          (12) any payments made in connection with the consummation of the Transactions (as defined in this prospectus);

          (13) any payments made to employees in connection with HBMS's profit sharing plan;

          (14) so long as no default or Event of Default shall have occurred and be continuing, any Structured Arrangement;

          (15) loans or advances to executive officers, directors or employees of HBMS or any Restricted Subsidiary in the ordinary course of business and consistent with the past practice of HBMS or any Restricted Subsidiary, as the case may be, not to exceed $1 million in the aggregate principal amount outstanding at any one time; or

          (16) so long as no default or Event of Default shall have occurred and be continuing, Restricted Payments not to exceed $2 million in the aggregate after the date of the indenture.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by HBMS or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), and HBMS will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that HBMS or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), HBMS may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for HBMS's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1)   the incurrence by HBMS or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of HBMS and the Restricted Subsidiaries thereunder) not to exceed the greater of:

            (a)   $70 million less the aggregate amount of all Net Proceeds of Asset Sales applied by HBMS or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction under a Credit Facility, in each case, pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; or

            (b)   the amount of the Borrowing Base as of the date of such incurrence;

          (2)   the incurrence by HBMS and its Restricted Subsidiaries of Existing Indebtedness;

          (3)   the incurrence by HBMS and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees issued on the date of the Indenture and the Exchange Notes and the related Subsidiary Guarantees offered hereby or otherwise issued pursuant to the registration rights agreement;

          (4)   the incurrence by HBMS or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of HBMS or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4) or Existing Indebtedness consisting of Capital Lease Obligations, mortgage financings or purchase money obligations, not to exceed, at any time outstanding, the greater of (x) $45 million and (y) 5% of Total Assets;

          (5)   the incurrence by HBMS or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (16) of this paragraph;

          (6)   the incurrence by HBMS or a Restricted Subsidiary of Indebtedness to any Restricted Subsidiary of HBMS or the incurrence by any Restricted Subsidiary of HBMS of Indebtedness to HBMS or any Restricted Subsidiary of HBMS; provided, however, that:

            (a)   such Indebtedness owing by HBMS or any Restricted Subsidiary to a Restricted Subsidiary that is not HBMS or a Subsidiary Guarantor must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of HBMS, or the Subsidiary Guarantee of the Notes, in the case of a Subsidiary Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than HBMS or a Restricted Subsidiary of HBMS, or (ii) any sale or other transfer of any such Indebtedness to a Person that is not either HBMS or a Restricted Subsidiary of HBMS, will be deemed, in each case, to constitute an incurrence of such Indebtedness by HBMS or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by HBMS or any of its Restricted Subsidiaries of Hedging Obligations;

          (8)   the guarantee by HBMS or any Subsidiary Guarantor of Indebtedness of HBMS or any Restricted Subsidiary of HBMS that was permitted to be incurred by another provision of this covenant;

          (9)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of HBMS as accrued;

          (10) the incurrence by HBMS or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation obligations and other statutory or regulatory requirements; trade contracts, letters of credit, banker's acceptances, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature (including without limitation, performance guarantees under concentrate or metal supply agreements) entered into in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money; and the obtaining of advances or credit or the payment of the deferred purchase price of property;

          (11) the incurrence by HBMS or any Restricted Subsidiary of Indebtedness consisting of customary indemnities or obligations in respect of purchase price adjustments, earn outs or similar obligations, in each case, incurred in connection with the acquisition or disposition of any property or assets, including, without limitation, Equity Interests;

          (12) the issuance of preferred stock of a Restricted Subsidiary of HBMS issued to HBMS or another Restricted Subsidiary of HBMS; provided that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than HBMS or a Restricted Subsidiary of HBMS and any sale or other transfer of any such preferred stock to a Person that is not either HBMS or a Restricted Subsidiary of HBMS will be deemed to constitute an issuance of such preferred stock that was not permitted by this clause (12);

          (13) the incurrence by HBMS or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

          (14) the issuance of Indebtedness or preferred stock in connection with a Structured Arrangement;

          (15) the incurrence of Indebtedness by HBMS or any Subsidiary Guarantor that is unsecured, bears no interest and has a stated maturity date not earlier than 91 days after the stated maturity of the Notes; and

          (16) the issuance or incurrence, as the case may be, by HBMS or any Restricted Subsidiary of HBMS of additional preferred stock or Indebtedness in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $10 million.

        HBMS will not incur, and will not permit any Restricted Subsidiary to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of HBMS or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of HBMS or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of being secured on a junior lien basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, HBMS will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the indenture will be deemed to have been incurred pursuant to the category of Permitted Indebtedness described in clause (1) above.

  Liens

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or Attributable Debt (i) on any item of Note Collateral other than Permitted Liens and (ii) on any other property of HBMS or of any of its Restricted Subsidiaries, whether owned on the date hereof or acquired after the date hereof, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, without at the same time causing the Notes to be secured equally and ratably with, or prior to, any Indebtedness or Attributable Debt secured by such Liens, other than Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

            (i)  pay dividends or make any other distributions on its Capital Stock to HBMS or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to HBMS or any of its Restricted Subsidiaries;

           (ii)  make loans or advances to HBMS or any of its Restricted Subsidiaries; or

          (iii)  transfer any of its properties or assets to HBMS or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of such instrument are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

          (2)   the indenture, the Notes, the Additional Notes, the Exchange Notes and the Guarantees, or encumbrances or restrictions in any other instrument governing Indebtedness or preferred stock of HBMS incurred or issued in compliance with the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock" that are no more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Subsidiary Guarantees;

          (3)   any applicable law, rule, regulation, order, approval, license or permit;

          (4)   any instrument of a Person acquired by HBMS or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created or otherwise caused or suffered to exist in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of an instrument governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5)   customary provisions in leases, licenses and other agreements entered into in the ordinary course of business restricting assignment or subletting of any lease or assignment of any license or other contract or restricting transfers of non-cash assets;

          (6)   purchase money obligations and Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (iii) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   reasonable and customary borrowing base, net worth and similar covenants set forth in agreements evidencing Indebtedness otherwise permitted by the indenture;

          (10) customary provisions in joint venture or similar agreements or other arrangements with minority investors in Restricted Subsidiaries; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary; and provided, further, that (i) in the case of joint ventures existing on the date of the indenture, the encumbrances or restrictions in any amendment, renewal or other modification of the joint venture arrangement are no more onerous, taken as a whole, than those existing on the date of the indenture and (ii) in all other cases, (a) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable agreements and (b) HBMS determines that any such encumbrance or restriction will not materially affect the ability of HBMS to make any anticipated payments of principal or interest on the Notes;

          (11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (12) any encumbrances or restrictions required by any governmental or regulatory authority having jurisdiction over HBMS or any of its Restricted Subsidiaries or any of their businesses in connection with any grant made or other assistance provided to HBMS or any of its Restricted Subsidiaries by such governmental or regulatory authority;

          (13) reasonable and customary covenants contained in Production and Capacity Arrangements, Third Party Mining Arrangements and Structured Arrangements;

          (14) agreements governing Credit Facilities, provided such restrictions are not materially more restrictive, taken as a whole, than customary provisions in comparable financings;

          (15) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

          (16) any encumbrance or restriction of the type referred to in clauses (i) through (iii) above imposed by any extension, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, contract, instrument or obligation referred to in clauses (4) or (6) above that is not materially more restrictive, taken as a whole, than the encumbrance or restriction imposed by the applicable predecessor agreement, contract, instrument or obligation (as determined by the Board of Directors of HBMS in its good faith judgment).

  Limitation on Collateral Asset Sales

        (a)   HBMS will not, and will not permit any Subsidiary Guarantor to, consummate a Collateral Asset Sale in any single transaction or series of related transactions unless:

          (1)   HBMS (or the Subsidiary Guarantor, as the case may be) receives consideration at the time of the Collateral Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

          (2)   for Collateral Asset Sales having a Fair Market Value of greater than $10 million, at least 75% of the consideration received in the Collateral Asset Sale by HBMS or such Subsidiary Guarantor is in the form of cash, Cash Equivalents, real and immovable property (including leasehold interests and any other interest or right in any real property), together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto for use in a Permitted Business. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on HBMS's or such Subsidiary Guarantor's most recent balance sheet, of HBMS or any Subsidiary Guarantor (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases HBMS or such Subsidiary Guarantor from further liability; and

            (b)   any securities, Notes or other obligations received by HBMS or any such Subsidiary Guarantor from such transferee that are converted by HBMS or such Subsidiary Guarantor into cash or Cash Equivalents within 90 days of the receipt thereof to the extent of the cash or Cash Equivalents received in that conversion;

          (3)   all Net Proceeds from the Collateral Asset Sale attributable to First Lien Collateral being disposed of in such Collateral Asset Sale ("Net Available Proceeds") are deposited directly by the purchaser into the Trust Monies Account, pending application in accordance with paragraph (b) of this covenant; and

          (4)   HBMS or the Subsidiary Guarantor takes such other actions, at its sole expense, as shall be required to permit the trustee to release the First Lien Collateral being disposed of from the Lien under the indenture and the security documents and to ensure that the Collateral Agent has, for the benefit of the trustee and the noteholders, (i) from the date of completion of such Collateral Asset Sale, a Lien pursuant to the security documents on such Net Available Proceeds in the Trust Monies Account and (ii) within 30 days of the completion of such Collateral Asset Sale, a Lien pursuant to the security documents on any other Property received in connection with Collateral Asset Sale to the extent attributable to the First Lien Collateral disposed of (which Property shall be deemed to be First Lien Collateral).

        (b)   Trust monies that consist of Net Available Proceeds may be used by HBMS or a Subsidiary Guarantor, at its option,

          (1)   for the purpose of acquiring, developing or investing in real and immovable property (including leasehold interests and any other interest or right in any real property) of HBMS or a Subsidiary Guarantor, together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto for use in a Permitted Business (a "First Lien Collateral Investment"); or

          (2)   to make an Asset Sale Offer to all holders of Notes, to purchase such principal amount of outstanding Notes as HBMS shall determine.

        In the Asset Sale Offer HBMS will offer an Asset Sale Payment in cash equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the principal amount of Notes for which HBMS made the Asset Sale Offer, the trustee will select the Notes to be purchased on a pro rata basis. If any Trust Monies remain after consummation of the Asset Sale Offer, they shall be retained in the Trust Monies Account, and subject to the Lien thereon, pending further use in accordance with this paragraph (b).

        If HBMS or a Subsidiary Guarantor sells, leases, conveys or otherwise disposes of First Lien Collateral in connection with any transaction excluded from the definition of Collateral Asset Sale by virtue of the second paragraph thereof, and, as consideration for such sale, lease, conveyance or other disposition of First Lien Collateral receives Property (including an interest in income or profits from Property), such Property, to the extent attributable to the sale, lease, conveyance or other disposition of such First Lien Collateral, shall become First Lien Collateral and HBMS or such Subsidiary Guarantor shall take such actions as shall be required to ensure that within 30 days of receipt of such Property, the Collateral Agent, for the benefit of the holders of the Note Obligations, has a Lien upon such Property pursuant to the indenture.

  Merger, Consolidation or Sale of Assets

        HBMS may not, directly or indirectly: (1) consolidate, amalgamate with or merge with or into another Person (whether or not HBMS is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of HBMS and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either: (a) HBMS is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than HBMS) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province or territory thereof, the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation, amalgamation or merger (if other than HBMS) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of HBMS under the Notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3)   immediately after such transaction no Default or Event of Default exists; and

          (4)   HBMS or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than HBMS), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

            (a)   will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of HBMS immediately preceding the transaction; and

            (b)   will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        In addition, HBMS may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger, amalgamation or consolidation, or a sale, assignment, transfer, conveyance or other disposition of assets, between or among HBMS and any of its Wholly Owned Restricted Subsidiaries, provided that the surviving entity of any transaction shall be a corporation organized and existing under the laws of Canada or any province or territory thereof, the United States, any state of the United States or the District of Columbia.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of HBMS may designate any Restricted Subsidiary of HBMS to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by HBMS and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or under Permitted Investments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

        Any designation of a Subsidiary of HBMS as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of HBMS as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," HBMS will be in default of such covenant. The Board of Directors of HBMS may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of HBMS of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness could be incurred pursuant to the Fixed Charge Coverage Ratio test described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  Transactions with Affiliates

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are, taken as a whole, no less favorable to HBMS or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by HBMS or such Restricted Subsidiary with an unrelated Person; and

          (2)   HBMS delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (provided that if there are no disinterested members of the Board of Directors, HBMS shall obtain an opinion as described in clause (b) below of this paragraph (2)); and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to HBMS of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   compensation, employment or termination agreements or arrangements (including stock options) entered into by HBMS or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

          (2)   transactions between or among HBMS and/or its Restricted Subsidiaries provided, however, that any transaction with a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be in the ordinary course of business and on terms that are no less favorable to HBMS or its Restricted Subsidiaries than those that could have been obtained in comparable transactions by HBMS or such Restricted Subsidiaries with a Person that is not an Affiliate;

          (3)   payment of reasonable fees to, and indemnity provided on behalf of, directors, officers, employees or consultants of HBMS or any Restricted Subsidiary who are not otherwise Affiliates of HBMS;

          (4)   purchases of metal concentrate and the sale or exchange of concentrate or treatment or refining services by HBMS or its Restricted Subsidiaries, in each case, in the ordinary course of business and on terms no less favorable to HBMS or such Restricted Subsidiary that those that could have been obtained in comparable transactions with a Person that is not an Affiliate;

          (5)   (x) guarantees of performance by HBMS and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

          (6)   transactions pursuant to any arrangement, contract or agreement in effect as of the date of the indenture as amended, restated, renewed, extended, refinanced, refunded or replaced from time to time on terms and conditions not materially less favorable, taken as a whole, to HBMS and its Restricted Subsidiaries than the arrangement, contract or agreement in existence on the Issue Date;

          (7)   loans and advances to officers, directors and employees of HBMS or any Subsidiary for entertainment, travel and moving and other relocation expenses and similar expenditures, in each case in the ordinary course of business;

          (8)   transactions with a Person (other than an Unrestricted Subsidiary of HBMS) that is an Affiliate of HBMS solely because HBMS owns, either directly or through a Restricted Subsidiary, an Equity Interest in such Person;

          (9)   any tax-sharing agreement or arrangement and payments pursuant thereto among HBMS and its Subsidiaries and any other Person with which HBMS or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which HBMS or any of its Subsidiaries is part, or could be a part, of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture;

          (10) sales of Equity Interests (other than Disqualified Stock) to Affiliates of HBMS; and

          (11) Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments."

  Limitation on Disposition of Capital Stock of Restricted Subsidiaries

        HBMS will not, and will not permit any Restricted Subsidiary to, issue, transfer, convey, lease or otherwise dispose of, directly or indirectly, any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary if as a result of such transaction such Restricted Subsidiary would cease to be a Restricted Subsidiary, unless such transaction (1) consists of a sale of all of the Capital Stock of such Restricted Subsidiary owned by HBMS and its Restricted Subsidiaries and (2) complies with the covenant described under the caption, "Repurchase at the Option of Holders—Asset Sales", to the extent such provisions apply.

  Additional Subsidiary Guarantees

        If HBMS or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary that is a Domestic Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary will:

          (1)   execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Subsidiary shall fully and unconditionally guarantee on a senior basis all of HBMS's obligations under the Notes and the indenture on the terms set forth in the indenture;

          (2)   execute and deliver to the Collateral Agent security documents upon substantially the same terms as the security documents delivered in connection with the issuance of the Notes, granting a first priority Lien upon the Note Collateral of such Subsidiary, other than Credit Facility Collateral, subject to Permitted Prior Liens, and a second priority lien upon the Credit Facility Collateral of such Subsidiary, subject to Permitted Prior Liens, in each case in favor of the Collateral Agent for the benefit of the holders of Note Obligations;

          (3)   cause the Liens granted in such security documents to be duly perfected in any manner permitted by law and cause each other Lien upon such Note Collateral to be (a) released, unless it is a Permitted Lien or (b) subordinated to the Collateral Agent's Lien if it is a Permitted Lien but not a Permitted Prior Lien; and

          (4)   deliver to the trustee an opinion of counsel reasonably satisfactory to the trustee, confirming as to such supplemental indenture, security documents and Liens the matters set forth as to the supplemental indenture, security documents and Liens in the opinions of counsel delivered on behalf of HBMS to the initial purchasers on the date of the indenture in connection with the original issuance of the Notes and, if the property subject to such security documents is an interest in real estate, such local counsel opinions, title insurance policies, surveys and other supporting documents as may have been delivered to the initial purchasers on the date of the indenture in connection with the original issuance of the Notes, all as the trustee may reasonably request and in form and substance reasonably satisfactory to the trustee.

  Sale and Leaseback Transactions

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that HBMS or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

          (1)   after giving pro forma effect to the application of the proceeds from such transaction, HBMS or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;" and

          (2)   the transfer of assets in such sale and leaseback transaction is permitted by the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Business Activities

        HBMS will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to HBMS and its Restricted Subsidiaries taken as a whole.

  Payments for Consent

        HBMS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid to all holders of the Notes and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the SEC, so long as any Notes are outstanding, HBMS will furnish to the holders of Notes (or make available through the SEC's EDGAR system), within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual financial information that HBMS would have been required to file with the SEC (a) on Form 10-Q or 10-K, if HBMS was required to file on such Forms, or (b) on Form 20-F or 40-F, as applicable, if HBMS was permitted to file on such Form and as if it was a reporting issuer under the securities laws of the Province of Ontario, including in each case a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by independent chartered accountants; and

          (2)   all current reports that HBMS would have been required to (a) file with the SEC on Form 8-K, if HBMS was required to file such reports, or (b) furnish to the SEC on Form 6-K, if HBMS was permitted to furnish such reports and as if it was a reporting issuer under the securities laws of the Province of Ontario.

        If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, HBMS is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, HBMS will nevertheless continue filing (or furnishing, as applicable) the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. HBMS agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept HBMS's filings for any reason, HBMS will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if HBMS was required to file those reports with the SEC. In addition, HBMS and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If at any time HBMS is exempted from the obligation to file reports with the SEC pursuant to the provisions of Rule 12h-5 of the Exchange Act (or any successor provision thereto) or, if applicable, pursuant to an exemption under (or relief from) the corresponding rules under Canadian securities laws, then compliance by the parent company of HBMS with the provisions of this covenant will constitute compliance by HBMS. See "Where You Can Find More Information".

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 consecutive days in the payment when due of interest on, or Special Interest with respect to, the Notes;

          (2)   default in payment when due of the principal of, or premium, if any, on the Notes;

          (3)   failure by HBMS or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by HBMS or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by HBMS or any of its Restricted Subsidiaries (or the payment of which is guaranteed by HBMS or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default results in the acceleration of such Indebtedness prior to its expressed maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6)   failure by HBMS or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (net of applicable insurance coverage, provided that HBMS or such Restricted Subsidiary has submitted a claim for that judgment and the provider of such insurance has not disputed such coverage and has the ability to perform), which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)   except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

          (8)   any security document for any reason shall cease to be in full force and effect, or cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, or any Collateral Agent's Lien purported to be granted thereby on any one or more items of Note Collateral having an aggregate Fair Market Value in excess of $10.0 million ceases to be enforceable or valid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected with the priority set forth in the applicable security document and, in each case, such default continues for 10 days after HBMS has received written notice thereof;

          (9)   HBMS or any Restricted Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of HBMS or any Restricted Subsidiary set forth in or arising under any security documents; and

          (10) certain events of bankruptcy or insolvency described in the indenture with respect to HBMS or any of its Restricted Subsidiaries that are Significant Subsidiaries;

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to HBMS, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

        The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the Notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of HBMS with the intention of avoiding payment of the premium that HBMS would have had to pay if HBMS then had elected to redeem the Notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to January 15, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of HBMS with the intention of avoiding the prohibition on redemption of the Notes prior to January 15, 2009, then the initial premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

        HBMS is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, HBMS is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the parent company of HBMS, HBMS or any Subsidiary of HBMS, as such, will have any liability for any obligations of HBMS or the Subsidiary Guarantors under the Notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        HBMS may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors and the Parent Guarantor discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   HBMS's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and HBMS's and the Subsidiary Guarantor's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, HBMS may, at its option and at any time, elect to have the obligations of HBMS, the Subsidiary Guarantors and the Parent Guarantor released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        Upon Covenant or Legal Defeasance, the Subsidiary Guarantees and the Parent Guarantee, if any, will terminate and the Note Collateral securing the Notes will be released.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   HBMS must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and HBMS must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, HBMS must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) HBMS has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, HBMS must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   in the case of Legal Defeasance or Covenant Defeasance, HBMS must deliver to the trustee an opinion of counsel in Canada to the effect that holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred (which condition may not be waived by any holder or the trustee);

          (5)   no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (6)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which HBMS or any of its Subsidiaries is a party or by which HBMS or any of its Subsidiaries is bound;

          (7)   HBMS must deliver to the trustee an officers' certificate stating that the deposit was not made by HBMS with the intent of preferring the holders of Notes over the other creditors of HBMS with the intent of defeating, hindering, delaying or defrauding creditors of HBMS or others; and

          (8)   HBMS must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture, the Notes, the Subsidiary Guarantees or the security documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each holder of Notes affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

          (1)   reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter the provisions (except those providing when notice of redemption is to be provided to holders) with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any Note, including Additional Amounts;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the Notes;

          (7)   waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

          (9)   affect the ranking, or with respect to Note Collateral, the priority of the Notes, in each case in a manner adverse to the holders of the Notes;

          (10) except as expressly permitted under other provisions of the indenture, release all or substantially all of the Note Collateral from the Liens securing the Notes; and

          (11) make any change in the preceding amendment and waiver provisions.

In addition, no amendment or supplement to the provisions of the security documents described above under "—Security" will impose any obligation on the trustee or adversely affect the rights of the trustee in its individual capacity without the consent of the trustee.

        Notwithstanding the preceding, without the consent of any holder of Notes, HBMS, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the Notes, the Subsidiary Guarantees or the security documents:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of HBMS's or the Subsidiary Guarantors' obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of HBMS's or the Subsidiary Guarantors' assets;

          (4)   to make any change that, in the good faith judgment of the Board of Directors of HBMS, would provide any additional rights or benefits to the holders of Notes or does not adversely affect the legal rights under the indenture of any such holder;

          (5)   to add guarantees or security with respect to the Notes or confirm and evidence the release, termination or discharge of any security or guarantee when such release, termination or discharge is permitted by the indenture or the security documents;

          (6)   to issue Additional Notes in compliance with the provisions of the indenture;

          (7)   to evidence and provide for the acceptance of appointment by a successor Trustee;

          (8)   to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (9)   to provide any additional collateral for the benefit of the holders of the Notes; or

          (10) to make, complete or confirm any grant of Note Collateral permitted or required by the indenture or any of the security documents or any release of Note Collateral that becomes effective as set forth in the indenture or any of the security documents.

        The Note Documents will provide that any amendment or waiver of, or any consent under, any provision of the documents securing the Credit Facility Obligations will apply automatically to any comparable provision of the Note Documents without the consent of or notice to any holder of the Notes and without any action by HBMS, any Subsidiary Guarantor, the trustee, the Collateral Agent or any holder of the Notes.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder and the Subsidiary Guarantees and Parent Guarantee thereon, when:

          (1)   either:

            (a)   all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to HBMS, have been delivered to the trustee for cancellation; or

            (b)   all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and HBMS or any Subsidiary Guarantor or the Parent Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default arising from the borrowing of the funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which HBMS or any Subsidiary Guarantor or the Parent Guarantor is a party or by which HBMS or any Subsidiary Guarantor or the Parent Guarantor is bound;

          (3)   HBMS, or any Subsidiary Guarantor or the Parent Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4)   HBMS has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, HBMS must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Upon the satisfaction and discharge of the indenture, the Subsidiary Guarantees, if any, and the Parent Guarantee will terminate and the Note Collateral securing the Notes will be released.

Concerning the Trustee

        If the trustee becomes a creditor of HBMS or any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to 2200 - 201 Portage Avenue, Winnipeg, Manitoba, Canada R3B 3L3, Attention: General Counsel.

Governing Law

        The Indenture, the Notes, the Subsidiary Guarantees and the Parent Guarantee are governed by the laws of the State of New York.

Enforceability of Judgments

        Since substantially all of the assets of HBMS, the Subsidiary Guarantors and the Parent Guarantor are outside the United States, any judgment obtained in the United States against HBMS, or the Subsidiary Guarantors or Parent Guarantor, including judgments with respect to the payment of principal, premium, if any, or interest on the Notes, may not be collectible within the United States.

        The laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought against HBMS, the Subsidiary Guarantors and the Parent Guarantor in a court of competent jurisdiction in such Province on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York ("New York Court") with respect to the indenture, the Notes, the Subsidiary Guarantees or the Parent Guarantee, as applicable, that has not been stayed and is not impeachable as void or voidable under the internal laws of the State of New York and that is for a sum certain if (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario (and submission by HBMS and the Subsidiary Guarantors in the indenture to the jurisdiction of the New York Court will be sufficient for establishing that a New York Court has jurisdiction over HBMS or a Subsidiary Guarantor, as the case may be); (2) there is a real and substantial connection between the subject matter of the action upon which the judgment is based and the State of New York; (3) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario and the federal laws of Canada applicable therein or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada); (4) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, penal or public laws; (5) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the Ontario Court; (6) there has been compliance with the Limitations Act (Ontario) which provides that an action on a foreign judgment must be commenced within two years of the date of the foreign judgment; and (7) no order has been made by the Competition Tribunal established under the Competition Act (Canada) restricting the implementation of the judgment as adversely affecting competition in Canada or domestic or foreign trade and commerce in Canada. HBMS does not know of any reason under present laws of the Province of Ontario and the federal laws of Canada applicable therein for avoiding enforcement of such judgments of New York Courts under either the indenture, the Notes, the Subsidiary Guarantees or the Parent Guarantee based upon public policy.

Consent to Jurisdictions and Service

        HBMS and the Subsidiary Guarantors have each appointed CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the indenture, the Notes or the Subsidiary Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York and each of HBMS and the Subsidiary Guarantors will submit to such jurisdiction.

Book-Entry, Delivery and Form

        Except as set forth below, the exchange notes will only be issued in registered, global form in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess of US$1,000.

        The exchange notes initially will be represented by a single permanent global certificate in registered, book-entry form without interest coupons (the "Global Note") and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Book-Entry Notes for Certificated Notes".

  Exchange of Book-Entry Notes for Certificated Notes

        A beneficial interest in the Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies HBMS that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or (B) announces an intention permanently to cease business or does in fact do so, (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes or (iv) a request for certificates has been made upon 60 days' prior written notice given to the trustee in accordance with DTC's customary procedures and a copy of such notice has been received by HBMS from the trustee. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount of the relevant Global Note.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. HBMS and its Restricted Subsidiaries take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        Upon the issuance of the Global Note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership or beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

        As long as DTC, or its nominee, is the registered holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the indenture and the Notes. Except in the limited circumstances described above under "—Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Global Note (or any Notes represented thereby) under the indenture or the Notes. In addition, no beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to herein and, if applicable, those of Euroclear and Clearstream). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of US$1,000 and integral multiples thereof.

        Investors may hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Clearstream may also be subject to the procedures and requirements of such system.

        The laws of some states of the United States require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in the Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payments of the principal of and interest on the Global Note will be made to DTC or its nominee as the registered owner thereof. Neither HBMS, the Subsidiary Guarantors, the Parent Guarantor, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Except for trades involving only Euroclear or Clearstream, beneficial interests in the Global Note will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. HBMS expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Notes as shown on the records of DTC or its nominee. HBMS also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has advised HBMS that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Note for Notes in certificated form, and to distribute such Notes to its participants.

        DTC has advised HBMS as follows: DTC is

•
a limited purpose trust company organized under the laws of the State of New York,

•
a "banking organization" within the meaning of New York Banking law,

•
a member of the Federal Reserve System,

•
a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

•
a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of HBMS, the Subsidiary Guarantors, the Parent Guarantor, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Note.

Same Day Settlement and Payment

        HBMS will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. HBMS will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. HBMS expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Indebtedness" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person (to the extent of the Fair Market Value of the asset where the Indebtedness so secured is not the Indebtedness of the specified Person), which, in each case, is not repaid at or within five days following the date of such acquisition.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition, of any assets or rights, other than sales and exchanges of inventory (including metal concentrate) and sales of treatment and refining services in the ordinary course of business consistent with past practices and sales of First Lien Collateral; provided that the sale, conveyance or other disposition of all or substantially all of the assets of HBMS and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance or sale of Equity Interests in any of HBMS's Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

          (2)   a transfer of assets between or among HBMS and any of its Wholly Owned Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary of HBMS to HBMS or to a Wholly Owned Restricted Subsidiary of HBMS;

          (4)   the sale or other disposition of receivables or other current assets for cash or Cash Equivalents for Fair Market Value and the factoring of accounts receivable, in each case, in the ordinary course of business;

          (5)   the sale or exchange of equipment in connection with the acquisition of other equipment used in a Permitted Business;

          (6)   any disposition of Capital Stock or assets of, or any other Investment in, any Unrestricted Subsidiary that has been designated as an Unrestricted Subsidiary after the date of the indenture;

          (7)   the creation of any Lien not prohibited by the covenant described under "Certain Covenants—Liens" above;

          (8)   a disposition of goods held for sale in the ordinary course of business or worn-out, obsolete, surplus or damaged equipment (or equipment no longer used or otherwise unsuitable for use in connection with HBMS's or its Restricted Subsidiaries' business) in the ordinary course of business of HBMS and its Restricted Subsidiaries;

          (9)   foreclosures on assets;

          (10) a transfer of real property to a provincial, county, local, municipal or other governmental agency in exchange for the granting of a permit or the taking of other regulatory action by such governmental agency that enhances the value of mining properties owned by HBMS or a Restricted Subsidiary; provided that, if the Fair Market Value of property is in excess of $1.0 million, the Board of Directors has determined in good faith that such exchange is in the best interest of HBMS;

          (11) any Production and Capacity Arrangement;

          (12) the sale or other disposition of an asset or an interest in real property pursuant to Third Party Mining Arrangements;

          (13) any Structured Arrangement;

          (14) the sale or other disposition of cash or Cash Equivalents; and

          (15) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

          (1)   85% of the face amount of all accounts receivable owned by HBMS and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available that were not more than 90 days past due; plus

          (2)   60% of the book value of all inventory owned by HBMS and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available, all calculated on a consolidated basis and in accordance with GAAP.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars or Canadian dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or the Canadian government or any agency or instrumentality of the United States government or the Canadian government (provided that the full faith and credit of the United States or Canada, as applicable, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any U.S. or Canadian commercial bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6)   money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HBMS and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Parent Guarantor, HBMS or a wholly owned Subsidiary of the Parent Guarantor or HBMS;

          (2)   the adoption of a plan relating to the liquidation or dissolution of HBMS;

          (3)   the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Parent Guarantor or a wholly owned Subsidiary of the Parent Guarantor becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the outstanding Voting Stock of HBMS; or

          (4)   the first day on which a majority of the members of the Board of Directors of HBMS are not Continuing Directors.

        "Collateral Agent" means BNY Trust Company of Canada or one of its affiliates, in its capacity as Collateral Agent, together with its successors in such capacity.

        "Collateral Agent's Lien" means the Lien granted to the Collateral Agent as security for Note Obligations.

        "Collateral Asset Sale" means the sale, lease, conveyance or other disposition, direct or indirect, of First Lien Collateral; provided that the sale, conveyance or other disposition of all or substantially all of the assets of HBMS and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Collateral Asset Sale covenant.

        Notwithstanding the preceding, the following items will not be deemed to be Collateral Asset Sales:

          (1)   a transfer of assets between or among HBMS and any Subsidiary Guarantors;

          (2)   an issuance of Equity Interests by a Guarantor to HBMS or to another Subsidiary Guarantor;

          (3)   the creation of any Lien not prohibited by the covenant described under "Certain Covenants—Liens" above;

          (4)   foreclosures on assets;

          (5)   a transfer of real property to a provincial, county, local, municipal or other governmental agency in exchange for the granting of a permit or the taking of other regulatory action by such governmental agency that enhances the value of mining properties owned by HBMS or a Guarantor; provided that, if the Fair Market Value of property is in excess of $1.0 million, the Board of Directors has determined in good faith that such exchange is in the best interest of HBMS;

          (6)   any Production and Capacity Arrangement;

          (7)   the sale or other disposition of an asset or an interest in real property pursuant to Third Party Mining Arrangements;

          (8)   any Structured Arrangement; and

          (9)   a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (3)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), accretion expense in respect of asset retirement obligations and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (4)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that, if the consolidated financial statements of HBMS include a minority interest, the amounts in the foregoing clauses (1) to (4) shall be calculated net of any such amounts included in determining the minority interest.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of HBMS will be added to Consolidated Net Income to compute Consolidated Cash Flow of HBMS only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to HBMS by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income of any Person (other than the referent Person) that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3)   non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), in each case to the extent that such non-cash charges are deducted in computing such Consolidated Net Income, shall be excluded;

          (4)   non-cash impairment charges (i) resulting directly from the Transactions or (ii) with respect to goodwill, intangible assets or deferred financing fees shall, in each case, be excluded; and

          (5)   the cumulative effect of a change in accounting principles will be excluded.

        "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

          (1)   the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

          (2)   the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Facilities" means, one or more debt facilities or commercial paper facilities in existence on or entered into after the date of the indenture, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or Hedging Obligations, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Credit Facility Agent" means, at any time in respect of any Credit Facility, the administrative agent, collateral agent or collateral trustee for holders of Credit Facility Obligations that holds the Liens securing such Obligations.

        "Credit Facility Collateral" means, at any time in respect of any Credit Facility:

          (1)   all inventory of HBMS and the guarantors under the Credit Facility;

          (2)   all receivables of HBMS and the guarantors under the Credit Facility and all security therefor;

          (3)   all cash received from the collateral referred to in clause (2) above; and

          (4)   shares of capital stock of certain of our material Subsidiaries.

        "Credit Facility Obligations" means Indebtedness under a Credit Facility permitted to be incurred under clause (1) or (16) of the covenant described in the second paragraph under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and other Obligations (not constituting Indebtedness) under such Credit Facility (which may, but need not, include Hedging Obligations and obligations under deposit account services agreements and cash management contracts with any lender that is or at any time was party to such Credit Facility or any of its Affiliates).

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" of a person means any Capital Stock of that person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock of HBMS thereof solely because the holders of the Capital Stock have the right to require such issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that HBMS may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary that is incorporated or organized under the laws of Canada or of any province or territory of Canada.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Exchange Notes" means the Notes offered hereby which are being issued pursuant to the registration rights agreement described above in exchange for the original notes or any exchange notes issued in exchange for any Additional Notes pursuant to any similar registration rights agreement (which Exchange Notes, in each case, shall evidence the same continuing Debt as the Notes for which they are exchanged).

        "Excluded Assets" means:

          (1)   Reclamation Collateral;

          (2)   with respect to personal property, any lease, license, permit, franchise, power, authority or right if, to the extent that and for as long as (i) the grant of a security interest therein constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, interest, permit, franchise, power, authority or right or the termination of or a default under the instrument or agreement by which such lease, license, interest, permit, franchise, power, authority or right is governed and (ii) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to any applicable law or principles of equity; provided, however, that (a) such lease, license, interest, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (i) and (ii) in this definition are and remain satisfied and to the extent such assets otherwise constitute Note Collateral, will cease to be an Excluded Asset, and will become subject to the security interests granted to the Collateral Agent under the security documents, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (b) the proceeds of any sale, lease or other disposition of any such lease, license, interest, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset unless they satisfy the conditions set forth in clauses (i) and (ii) of this definition;

          (3)   with respect to any real property, any lease, license, permit, franchise, power, authority or right if, to the extent that and for as long as the grant of a security interest therein (i) requires a third party consent or (ii) constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, interest, permit, franchise, power, authority or right or the termination of or a default under the instrument or agreement by which such lease, license, interest, permit, franchise, power, authority or right is governed; provided, however, that such lease, license, interest, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in this definition are and remain satisfied and to the extent such assets otherwise constitute Note Collateral, will cease to be an Excluded Asset, and will become subject to the security interests granted to the Collateral Agent under the security documents, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement;

          (4)   other property in which a security interest cannot be perfected by the filing of a financing statement under applicable personal property security legislation; and

          (5)   any property acquired in connection with a Structured Arrangement.

        "Existing Indebtedness" means the Province of Manitoba loan (as described elsewhere in this prospectus) and the other Indebtedness of HBMS and its Restricted Subsidiaries in existence on the date of the indenture after giving effect to the Transactions (as defined in this prospectus), including the Amalgamation, until such amounts are repaid.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (i) if such Property has a Fair Market Value equal to or less than $5.0 million, by the principal financial officer of HBMS, or (ii) if such Property has a Fair Market Value in excess of $5.0 million, by the Board of Directors of HBMS acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of HBMS.

        "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations relating to interest; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock or preferred stock, as the case may be,) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charges" does not include accretion expense in respect of asset retirement obligations.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, amalgamations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act or the equivalent rule under Canadian securities laws;

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Flow-through Stock" means capital stock that is issued to a person under a written agreement between the person and a corporation under which the corporation agrees (i) to incur, in the period that begins on the day the agreement was made and ends 24 months after the end of the month that includes that day, Canadian exploration expenses or Canadian development expenses in an amount not less than the consideration for which the share is to be issued; and (ii) to renounce, before March of the first calendar year that begins after that period, to the person in respect of the share, an amount in respect of the Canadian exploration expenses or Canadian development expenses so incurred by it not exceeding the consideration received by the corporation for the share.

        "GAAP" means, as of any date of determination, generally accepted accounting principles in Canada and which are applicable as of any date of determination.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, or interest rates or commodity prices;

entered into in the ordinary course of business and not for speculative purposes.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that, where such Indebtedness is not assumed and recourse for the obligation of such Indebtedness is limited to the value of the asset secured, the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset as of the date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. "Indebtedness" does not include liabilities associated with the costs of decommissioning and restoring facilities or real property of a Person, including amounts recorded as asset retirement obligations upon a balance sheet of the specified Person in accordance with GAAP.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

          (3)   the liquidation preference and any mandatory redemption payment obligation in respect of any Disqualified Stock and preferred stock of a Restricted Subsidiary.

        "Intercreditor Agreement" means an Intercreditor Agreement among the trustee, the Collateral Agent and the Credit Facility Agent with terms substantially as described under "—Intercreditor Agreement with Credit Facility Agent", as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Inventory" means all inventory comprising minerals and mineral bearing substances after they have been extracted, recovered or removed from a deposit and all work in progress and finished mineral products therefrom.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding the Subsidiary Guarantees), advances or capital contributions (excluding commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If HBMS or any Restricted Subsidiary of HBMS sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of HBMS such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of HBMS, HBMS will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments". The acquisition by HBMS or any Restricted Subsidiary of HBMS of a Person that holds an Investment in a third Person will be deemed to be an Investment by HBMS or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lenders" has the meaning given to that term in the Credit Facility.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest in such asset.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends payable by such Person, excluding, however:

          (1)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means an amount equal to the aggregate cash proceeds received by HBMS or any of its Restricted Subsidiaries in respect of any Asset Sale or Collateral Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Collateral Asset Sale), net of the direct costs relating to such Asset Sale or Collateral Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Collateral Asset Sale, taxes paid or payable as a result of the Asset Sale or Collateral Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or Collateral Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither HBMS nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of HBMS or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of HBMS or any of its Restricted Subsidiaries.

        "Note Collateral" has the meaning set forth under the caption "—Security—Note Collateral."

        "Note Documents" means the indenture, the Notes, the Exchange Notes, the Subsidiary Guarantees and the security documents.

        "Note Obligations" means the Notes (including all Additional Notes and all Exchange Notes therefor), the Subsidiary Guarantees and all other Obligations of any obligor under the Note Documents.

        "Obligations" means any principal, premium (if any), interest (including special interest), if any, and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to HBMS or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including special interest), guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

        "Parent" means any direct or indirect parent company of HBMS.

        "Permitted Business" means any business that derives a majority of its revenues from any of the businesses engaged in by HBMS and its Restricted Subsidiaries on the date of original issuance of the Notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, any of the businesses in which HBMS and its Restricted Subsidiaries are engaged on the date of original issuance of the Notes.

        "Permitted Investments" means:

          (1)   any Investment in HBMS or in any Restricted Subsidiary;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of HBMS; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, HBMS or any Restricted Subsidiary of HBMS;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (5)   any Investment to the extent the consideration therefor is composed of Equity Interests (other than Disqualified Stock) of HBMS;

          (6)   any Investments by a Person received (i) in compromise or resolution of (A) obligations payable to such Person in its capacity as trade creditor or from customers, which obligations were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by HBMS or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (7)   Investments represented by Hedging Obligations;

          (8)   an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (9)   an Investment in Considar Metal Marketing S.A. or its Subsidiary, Considar Metal Marketing Inc., to purchase the White Pine Copper Refinery Inc.

          (10) Investments in Considar Metal Marketing S.A. and its Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) at any one time outstanding (but excluding any Investment made pursuant to clause (9) above) not to exceed $250,000;

          (11) Investments (other than Investments in the form of cash or Cash Equivalents) in Permitted Joint Ventures having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed at any one time outstanding 5.0% of Total Assets;

          (12) repurchases of the Notes (including any Additional Notes) or the Exchange Notes;

          (13) Investments in Permitted Joint Ventures, to the extent that such Investments are funded from Flow-through Stock; and

          (14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the indenture, not to exceed $2.0 million.

        "Permitted Joint Venture" means any venture with another Person or Persons in the ordinary course of, and of a nature that is or shall have become customary in, a Permitted Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, marketing or transporting metals, minerals or other products produced in association therewith through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of a Permitted Business jointly with third parties, including, without limitation: (1) ownership interests in mineral properties, processing facilities or ancillary real property interests; and (2) operating, processing, farm-in, farm-out, development, area of mutual interest, unitization, pooling, joint bidding, joint venture, service, partnership, subscription and stock purchase agreements and other similar agreements.

        "Permitted Liens" means:

          (1)   Liens to secure Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" on property and assets of HBMS and its Restricted Subsidiaries except property and assets constituting First Lien Collateral;

          (2)   Liens created pursuant to the security documents securing the Notes and the Subsidiary Guarantees (including Additional Notes and Exchange Notes and the related Subsidiary Guarantees);

          (3)   (i) Liens on the Reclamation Collateral securing Obligations under the Reclamation Security Agreements, including (ii) the power, license and permission to enter upon the lands described in the Reclamation Security Agreements for the purpose of realizing on the Liens granted under the Reclamation Security Agreements;

          (4)   Liens in favor of HBMS, a Guarantor or any Wholly Owned Restricted Subsidiary;

          (5)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with HBMS or any Restricted Subsidiary of HBMS; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with HBMS or the Restricted Subsidiary;

          (6)   Liens on property existing at the time of acquisition of the property by HBMS or any Restricted Subsidiary of HBMS, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (7)   Liens to secure the performance of statutory obligations or regulatory requirements (including reclamation obligations), bid, surety or appeal bonds, performance bonds, warranty or contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

          (8)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired, constructed, leased or improved, as the case may be, with such Indebtedness;

          (9)   Liens existing on the date of the indenture on any asset of HBMS or any of its Subsidiaries;

          (10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (11) Liens securing Indebtedness under Hedging Obligations; provided, that (a) such Liens are only secured by property or assets that secure the Indebtedness subject to the Hedging Obligation; (b) if such Hedging Obligations are with one or more parties to Credit Facilities, then secured by the same collateral as secures the applicable Credit Facilities; or (c) such Liens are restricted to cash or Cash Equivalents in an amount not exceeding US$10 million.

          (12) Liens securing Permitted Refinancing Indebtedness incurred to refinance any secured Indebtedness; provided that the Liens securing such Permitted Refinancing Indebtedness are not extended to any additional assets or property;

          (13) contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of HBMS or its Restricted Subsidiaries;

          (14) Liens on and pledges of the Equity Interests of Unrestricted Subsidiaries;

          (15) Liens with respect to the Capital Stock of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale of all or substantially all of the Capital Stock of such Restricted Subsidiary, pending the closing of such sale or disposition;

          (16) Royalty interests or other Liens on interests in real property, or the production from such property, pursuant to Third Party Mining Arrangements;

          (17) Liens on cash or inventory in favor of a customer in a Production and Capacity Arrangement limited to an amount equal to the prepayment, or the future production that is the subject of the prepayment, under such arrangement; and

          (18) Liens not otherwise permitted by clauses (1) through (17) above incurred in the ordinary course of business of HBMS or any Restricted Subsidiary of HBMS with respect to obligations that do not exceed $10 million at any one time outstanding.

        "Permitted Payments to Parent" means, without duplication as to amounts, any payment of dividends, distributions or other amounts to the Parent in amounts required to permit Parent to pay (1) reasonable accounting, legal and administrative expenses of the Parent (including compensation of the Parent's directors, officers, employees and consultants) when due in an aggregate amount not to exceed $2.5 million per calendar year, (2) federal, provincial, state and local income taxes to the extent such income taxes are attributable to the income of HBMS and its Subsidiaries, (3) franchise taxes or other fees required to maintain Parent's existence, and (4), if applicable, to pay interest and/or principal on Indebtedness of Parent the proceeds of which have been contributed to HBMS or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, HBMS incurred in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Permitted Prior Liens" means:

          (1)   Liens described in clauses (1), 3(ii), (5), (6), (7), (8), (9), (11), (13), (14), (15) and (17) of the definition of "Permitted Liens";

          (2)   Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the security documents;

          (3)   restrictions, easements, rights-of-way, servitudes or other similar rights in land (including, without limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which singly or in the aggregate do not materially detract from the value of the land concerned or materially impair its use for the purpose for which it is held;

          (4)   security given to a public utility or any municipality or governmental or other public authority which is required by such utility or municipality or other authority in connection with any Permitted Business, all in the ordinary course thereof which singly or in the aggregate does not materially detract from the value of the assets concerned or materially impair their use and for the purpose for which they are held;

          (5)   any reservations, limitations, provisos and conditions expressed in any original grant from the Crown;

          (6)   Liens by reason of a judgment or decree not otherwise resulting in an Event of Default;

          (7)   Liens in favor of customs and revenue authorities to secure payments of customs duties in connection with importation of goods;

          (8)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (9)   Liens encumbering property or assets under construction arising from progress or partial payments by customers of HBMS or its Restricted Subsidiaries relating to such property or assets;

          (10) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by HBMS or any of its Restricted Subsidiaries in the ordinary course of business;

          (11) Liens in mineral property or products derived from such property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments of purchase or sale of, or the transporting, storage or distribution of, such property or the products derived from such property; provided that such Liens are not created or incurred in connection with any Indebtedness;

          (12) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

          (13) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held; and

          (14) Liens that are stated, in a Credit Facility or related security document, to be permitted prior liens under such Credit Facility.

        "Permitted Refinancing Indebtedness" means any Indebtedness of HBMS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, purchase, repurchase or refund other Indebtedness of HBMS or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on, and any premium or penalties required to be paid under the terms of the instrument governing, the Indebtedness and the amount of all fee, expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded; and

          (4)   such Indebtedness is incurred either by HBMS or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Production and Capacity Arrangements" means any agreement or other arrangement for the sale of future metal production or treatment and refining capacity of HBMS or its Restricted Subsidiaries.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interests in, and other securities of, any other Person.

        "Public Equity Offering" means (1) an offer and sale of Common Stock of HBMS or (2) an offer and sale of Common Stock of a direct or indirect parent company of HBMS (to the extent the net proceeds therefrom are contributed to the equity capital of HBMS) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of HBMS or such direct or indirect parent company), (y) a prospectus qualified with one or more securities commissions in Canada, or (z) a private issuance exempt from registration under the Securities Act.

        "Receivables" means all debts, claims, demands and choses in action (including all book debts and accounts) of HBMS or any Subsidiary Guarantor due from any sale or other disposition of any Inventory, together with the benefit of all judgments and all other securities for such debts, claims, demands and choses in action and all other rights and benefits in respect thereto to which such Person is now or may hereafter become entitled.

        "Reclamation Collateral" means all present and after-acquired mining equipment, buildings and fixtures owned by HBMS and located on the lands set forth in the Reclamation Security Agreements, all increases, additions, accretions, attachments, parts, profits and accessions to any of this collateral, together with any substitutions for and replacements and renewals of any of this collateral, and all proceeds derived directly or indirectly from any dealing with any of this collateral (or any dealings with such proceeds), whether or not of the same type, class or kind as the original property, including a right to insurance payment or any other payment as indemnity or compensation for loss or damage, and payments made in the total or partial discharge of an intangible, chattel paper, an instrument, a security or a mortgage or charge in respect of an interest in land.

        "Reclamation Security Agreements" means (i) the Security Agreement, issued on May 7, 2004, by HBMS in favor of Her Majesty the Queen in Right of the Province of Manitoba, and (ii) the Security Agreement, issued on March 31, 1999, by HBMS in favor of Her Majesty the Queen in Right of the Province of Saskatchewan, in each case with respect to the implementation of approved closure plans relating to HBMS's operations in the provinces of Manitoba and Saskatchewan, as such agreements may be amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

        "security documents" means the Intercreditor Agreement and one or more security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, deed of trust or other grants or transfers for security executed and delivered by HBMS or any Subsidiary Guarantor creating (or purporting to create) a Lien upon Note Collateral in favor of the Collateral Agent equally and ratably for the benefit of the holders of the Note Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Significant Subsidiary" means any Subsidiary of HBMS that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Standstill Default" means a default under any Credit Facility.

        "Standstill Notice" means the notice delivered by the Credit Facility Agent to the trustee of the commencement of a Standstill Period.

        "Standstill Period" means the period of time which (a) commences with the delivery of a Standstill Notice to the trustee and (b) expires on the date which is the earlier of (i) 120 days from the date of such delivery and (ii) such time as the Standstill Defaults shall have been cured or waived in writing by the Credit Facility Agent.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Structured Arrangement" means any transaction, between HBMS or any of its Restricted Subsidiaries and another Person, the effects of which include the realization of tax benefits by such other Person from tax losses or unclaimed deductible expenses of HBMS (or a Restricted Subsidiary, as the case may be); provided, that (1) HBMS delivers to the trustee a resolution of the Board of Directors set forth in an officers' certificate certifying that the transaction is, in their good faith judgment, fair, from a financial point of view, to HBMS or such Restricted Subsidiary and (2), if such transaction is an Affiliate Transaction, the transaction complies with the requirements of the covenant set forth under "Certain Covenants—Transactions with Affiliates"; provided, further, that if such transaction thereafter ceases to satisfy the preceding requirements as a Structured Arrangement, it will thereafter cease to be a Structured Arrangement for purposes of the indenture and shall be deemed to be effected as of such date and, if the transaction is not otherwise permitted by the indenture as of such date, HBMS will be in default under the indenture if such transaction does not comply with the preceding requirements or is otherwise unwound within 30 days of that date.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means the Guarantee by each Subsidiary Guarantor of HBMS's payment obligations under the indenture and on the Notes, executed pursuant to the terms of the indenture.

        "Subsidiary Guarantors" means:

          (1)   each Restricted Subsidiary of HBMS that is a Domestic Subsidiary as of the date of the indenture; and

          (2)   any other Restricted Subsidiary of HBMS that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

        "Third Party Mining Arrangements" means any arrangement with another Person or Persons of a nature that is, or shall have become customary in, a Permitted Business for the purposes of sharing the risks or costs of exploring, acquiring, developing or producing minerals from property owned by HBMS or a Restricted Subsidiary, including, without limitation, operating, processing, farm-in, farm-out, development, area of mutual interest, unitization, pooling, joint bidding, joint venture, service, partnership, subscription and stock purchase agreements and other similar agreements.

        "Total Assets" of any Person means, as of any date, the consolidated total assets determined in accordance with GAAP, and set forth on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available.

        "Trust Monies Account" means an account maintained with the trustee or its agent into which are deposited, by or on behalf of HBMS, trust monies derived from releases or dispositions of Note Collateral.

        "Unrestricted Subsidiary" means Mingold Resources Inc. and any Subsidiary of HBMS that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not party to any agreement, contract, arrangement or understanding with HBMS or any Restricted Subsidiary of HBMS unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to HBMS or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of HBMS;

          (3)   is a Person with respect to which neither HBMS nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4)   has at least one director on its Board of Directors that is not a director or executive officer of HBMS or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of HBMS or any of its Restricted Subsidiaries; and

          (5)   does not own, lease or otherwise have an interest in Note Collateral.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EARNINGS COVERAGES

HBMS

        HBMS's interest expense for the twelve month periods ended December 31, 2004 was $3.7 million. HBMS's earnings before interest expense and income tax for the twelve month period ended December 31, 2004 were $55.2 million, for an interest coverage ratio for the twelve month period ended December 31, 2004 of 15 times.

        Giving effect to the issuance of the original notes, HBMS's interest expense for the twelve month period ended December 31, 2004 would have been $25 million. Giving effect to the issuance of the original notes, HBMS's earnings before interest expense and income tax for the twelve month period ended December 31, 2004 would have been $76.4 million, for an interest coverage ratio for the twelve month period ended December 31, 2004 of 3.1 times.

HudBay

        HudBay's interest expense for the twelve month period ended December 31, 2004 was $1.6 million. Consolidated loss before interest expense and income tax for the twelve month period ended December 31, 2004 was $8.8 million for a deficiency of earnings required to attain an earnings coverage ratio of one-to-one of $10.4 million.

        Giving effect to the issuance of the original notes and the acquisition of HBMS as if they both occurred on January 1, 2004, HudBay's interest expense for the twelve month period ended December 31, 2004 would have been $25.6 million. Giving effect to the issuance of the original notes and the acquisition of HBMS, HudBay's consolidated earnings before interest expense and income tax for the twelve month period ended December 31, 2004 would have been $69.8 million for an interest coverage ratio for the twelve month period ended December 31, 2004 of 2.7 times.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

        The following summary discusses certain material U.S. federal income tax consequences to U.S. Holders (as defined below) relating to the exchange of original notes for exchange notes and the ownership and disposition of the notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address any state, local, or foreign tax consequences. Additionally, this summary does not address the tax consequences applicable to special classes of holders, including:

  •
  holders who may be subject to special tax treatment, such as dealers in securities or foreign currencies, banks, financial institutions, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  holders holding the notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  holders of the notes whose "functional currency" is not the U.S. dollar; or

  •
  holders subject to the alternative minimum tax.

        The summary below is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences discussed herein.

        This summary of U.S. federal income tax consequences is for general information only. You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction of the ownership and disposition of the notes.

U.S. Holders

        For purposes of this summary, you are a "U.S. Holder" if you are a beneficial owner of the notes that is:

  •
  a citizen or resident alien individual of the United States;

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  a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership holds the notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the consequences, under the Code and the laws of any other taxing jurisdiction, of the ownership of notes by such partnership.

Exchange of Original Notes

        The exchange of original notes for exchange notes generally will not be a taxable exchange for U.S. federal income tax purposes. As a result, (i) you will not recognize any gain or loss upon the exchange of an original note for an exchange note; (ii) the holding period of the exchange note received will include the holding period of the original note exchanged therefor; and (iii) your adjusted tax basis in the exchange note received will be the same as the adjusted tax basis of the original note exchanged therefor immediately before such exchange.

Interest on the Notes

        Interest on the notes generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. Such interest generally will be treated as income from outside the United States, and, for taxable years beginning on or before December 31, 2006, generally will be treated as "passive income", or in the case of certain U.S. Holders, "financial services income", for U.S. foreign tax credit purposes. Recently enacted legislation will modify the U.S. foreign tax credit limitation by reducing the number of classes of income from sources outside the United States to two for taxable years beginning after December 31, 2006. Interest paid in such years generally will be treated as "passive category income", or in the case of certain U.S. Holders, "general category income", for U.S. foreign tax credit purposes.

Market Discount

        If you purchased a note at a price less than the note's principal amount, the amount of the difference will be treated as market discount unless such difference is less than a specified de minimis amount (generally .0025 of the note's principal amount times the number of complete years to maturity from the date you acquired the note). Market discount generally accrues ratably over the remaining term of a note unless a holder elects to accrue market discount on a constant yield basis. If you are a U.S. Holder of a note with market discount, you will be required to treat any gain recognized on the sale or other disposition of the note as ordinary income rather than capital gain to the extent of the market discount accrued on the note. You may elect to include market discount in income as it accrues, in which case any gain recognized on the sale or other disposition of a note will be capital gain. Such election will apply to all debt instruments that you acquire during or after the taxable year to which the election applies, and may only be revoked with the consent of the IRS. Market discount generally will be treated as income from outside the United States, and, for taxable years beginning on or before December 31, 2006, generally will be treated as "passive income", or in the case of certain U.S. Holders, "financial services income", for U.S. foreign tax credit purposes. For taxable years beginning after December 31, 2006, market discount generally will be treated as "passive category income", or in the case of certain U.S. Holders, "general category income", for U.S. foreign tax credit purposes.

Bond Premium

        If you purchased a note at a price in excess of the amount payable at maturity, you generally may elect to amortize the excess, or bond premium, over the remaining term of the note on a constant yield method as an offset to interest. If you elect to amortize bond premium, the amortized bond premium will reduce your basis in the note. Such an election to amortize bond premium as an offset to interest income in respect of a note accordingly should offset your interest income from outside the United States. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. An election to amortize bond premium on a constant yield method will also apply to all debt instruments that you hold or subsequently acquire during or after the taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Sale, Exchange, Redemption or other Disposition of the Notes

        You generally will recognize gain or loss upon the sale, exchange (other than an exchange of an original note for an exchange note, as discussed above), redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (reduced by any amounts attributable to accrued but unpaid interest, which will be taxable to you as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note is generally the price you paid for the note, increased by any market discount previously included in income and reduced (but not below zero) by any amortized bond premium. Any gain or loss that you recognize on a disposition of a note will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. Your ability to deduct capital losses against ordinary income may be limited.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of the sale of a note unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or fail to report in full interest and dividend income. You should consult your tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax provided that you furnish the required information to the IRS in a timely manner.

Canadian Federal Income Tax Considerations

        The following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the "Canadian Tax Act") to a person who purchased an original note and who, for purposes of the Canadian Tax Act and at all relevant times deals at arm's length with us and is not affiliated with us and holds the notes as capital property (an "Unconnected Holder"). Generally, the notes would be considered to be capital property to a holder provided that the holder does not hold the notes in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. For the purposes of the Canadian Tax Act, related persons (as therein defined) are deemed not to deal at arm's length, and it is a question of fact as to whether unrelated persons deal at arm's length. This summary is not applicable to a holder that is a financial institution (as defined in the Canadian Tax Act for purposes of the mark-to-market rules), a specified financial institution, a holder an interest in which is a tax shelter investment (all as defined in the Canadian Tax Act), or an insurer that carries on business in Canada and elsewhere.

        This summary is based upon the facts set out in this offering, the provisions of the Canadian Tax Act and the regulations under the Canadian Tax Act (the "Regulations") in force at the date of this offering and our understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency (the "CRA") and takes into account all specific proposals to amend the Canadian Tax Act and the Regulations which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this offering ("Tax Proposals"). There can be no assurance that any Tax Proposals will be implemented in their current form or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations, and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or CRA administrative practices or policies, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed in this offering.

        This discussion is of a general nature only, and is not intended to be, nor should it be interpreted as, legal or tax advice to any particular Unconnected Holder and no representation is made with respect to the Canadian income tax consequences to any particular person acquiring notes. Unconnected Holders should therefore consult their own tax advisors with respect to their particular circumstances.

Holders Resident in Canada

        This portion of the summary is applicable to Unconnected Holders who, at all relevant times and for purposes of the Canadian Tax Act, are or are deemed to be resident of Canada and an applicable tax treaty or convention ("Resident Unconnected Holders").

Interest Payments

        A Resident Unconnected Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing income for a taxation year any interest accrued to the Resident Unconnected Holder on the notes to the end of the Resident Unconnected Holder's taxation year, or that is receivable or received by the Resident Unconnected Holder before the end of that taxation year, except to the extent that such interest was included in computing the Resident Unconnected Holder's income for a preceding taxation year. Any other Resident Unconnected Holder that is entitled to receive interest earned on the notes will be required to include in income for a taxation year all interest that is received or receivable by such holder in that taxation year, depending on the method regularly followed by the holder in computing income to the extent such interest was not included in computing its income for a preceding year. A Resident Unconnected Holder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including interest.

Dispositions

        On a disposition or deemed disposition of a note, including a redemption or purchase by HBMS or a repayment by HBMS upon maturity, a Resident Unconnected Holder will generally be required to include in computing its income for the taxation year in which the disposition occurred all interest on the note that has accrued to the holder from the last interest payment date to the extent that such interest has not otherwise been included in its income for the year or a preceding year.

        In general, a disposition or deemed disposition of a note will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of accrued interest and any costs of disposition, exceed (or are exceeded by) the adjusted cost base of the note to the holder. The amount of any capital loss otherwise determined may be limited or suspended in certain circumstances. Generally, one-half of a capital gain must be included in income as a taxable capital gain, and one-half of a capital loss is an allowable capital loss. An allowable capital loss for a year normally may be deducted by the holder in computing income to the extent of any taxable capital gains for the year. Any allowable capital loss not deductible in the year may be deducted against taxable capital gains in computing taxable income for any of the three preceding taxation years or any subsequent taxation year (in accordance with the detailed rules contained in the Canadian Tax Act). Capital gains realized by an individual will be relevant in computing possible liability under the alternative minimum tax. A Resident Unconnected Holder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

Exchange of Original Notes

        The exchange of an original note for an exchange note by a Resident Unconnected Holder pursuant to an exchange offer will not constitute a taxable transaction, as the exchange note will be issued as evidence of the same continuing indebtedness of HBMS.

Holders Not Resident in Canada

        This portion of the summary is applicable to Unconnected Holders who, at all relevant times and for purposes of the Canadian Tax Act and any applicable income tax convention, are not and are not deemed to be resident of Canada ("Non-Resident Unconnected Holders").

        Amounts paid or credited, or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of, the principal amount of the notes or premium or interest on the notes by us to an Unconnected Holder, including in respect of a required offer to purchase the notes, will be exempt from Canadian withholding tax.

        No other taxes on income, including taxable capital gains, will be payable under the Canadian Tax Act by an Unconnected Holder solely as a consequence of the acquisition, ownership or disposition of the notes.

PLAN OF DISTRIBUTION

        Based on positions taken by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for original notes pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by holders thereof, other than any holder which is

  •
  an "affiliate" of ours within the meaning of Rule 405 under the Securities Act of 1933,

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  a broker-dealer which acquired the original notes directly from us, or

  •
  a broker-dealer which acquired the original notes for its own account as a result of market-making or other trading activities and will be the beneficial owner (as defined in rule 13d-3 under the Securities Exchange Act of 1933) of the exchange notes, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that such exchange notes are acquired in the ordinary course of such holder's business, and such holder is not participating in, and does not intend to participate in, and has no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

        Each holder of original notes who wishes to exchange its original notes for exchange notes in the exchange offer will be required to make representations to us as set forth in "Exchange Offer". Holders who tender original notes in the exchange offer with the intention of participating in a distribution of the exchange notes may not rely upon no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991) and "Shearman & Sterling" (available July 2, 1993), or similar no-action letters.

        Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities.

        We have agreed to use our best efforts to keep the registration statement (of which this prospectus forms a part) effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act of 1933 for such period of time as such persons must comply with such requirements in order to resell the exchange notes (the "resale period"); provided, however, that in the case where this prospectus and any amendment or supplement hereto must be delivered by a participating broker-dealer or an initial purchaser, such period shall be the lesser of:

  •
  180 days from the date the registration statement (of which this prospectus forms a part) is first declared effective by the SEC (or longer, if extended pursuant to the terms of the registration rights agreement), and

  •
  the date on which all participating broker-dealers and the initial purchasers have sold all exchange notes held by them.

We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until            , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

        By acceptance of this exchange offer, each participating broker-dealer agrees that, upon receipt of notice from us of:

  •
  any request made by the SEC or any state securities authority for amendments and supplements to the registration statement (of which this prospectus forms a part) or this prospectus or for additional information after the registration statement has become effective;

  •
  the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the registration statement (of which this prospectus forms a part) or the initiation of any proceedings for that purpose;

  •
  the receipt of any notification by us with respect to the suspension of the qualification of the Transfer Restricted Securities to be sold by any participating broker-dealer for offer or sale in any jurisdiction or the initiation of any proceeding for such purpose;

  •
  the happening of any event or the failure of any event to occur or the discovery of any facts or otherwise during the applicable period which makes any statement made in the registration statement (of which this prospectus forms a part) or this prospectus untrue in any material respect or which causes such registration statement or this prospectus to omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

  •
  our reasonable determination that a post-effective amendment to the registration statement (of which this prospectus forms a part) would be appropriate

(which notice we agree to provide to any participating broker-dealer that has provided in writing to us a telephone or facsimile number and address for notices), such participating broker-dealer will discontinue its disposition of notes pursuant to the registration statement (of which this prospectus forms a part) until (1) we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such participating broker-dealer or (2) we have advised in writing that the use of this prospectus may be resumed. If we give any such notice to suspend the use of this prospectus, we will extend the resale period by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received (1) copies of the supplemented or amended prospectus or (2) our advice in writing as described above.

LEGAL MATTERS

        Certain legal matters in connection with the exchange notes offered hereby will be passed upon for us by Cassels Brock & Blackwell LLP, Toronto, Ontario, with respect to matters of Canadian law, and by Shearman & Sterling LLP, Toronto, Ontario, with respect to matters of United States law.

EXPERTS

        The consolidated financial statements of 152640 Canada Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports (which audit report expresses an unqualified opinion and includes an explanatory paragraph referring to previously issued financial statements, and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to explanatory paragraphs pertaining to substantial doubt about the ability of 152640 Canada Inc. to continue as a going concern and a change in accounting principle) appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of HudBay Minerals Inc. as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 incorporated by reference in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report incorporated by reference herein. In addition, in connection with the consolidated financial statements of HudBay, as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, KPMG LLP has provided comments for U.S. readers related to changes in accounting principles included herein.

        The mineral reserve and mineral resource estimates in respect of our properties in the Provinces of Manitoba and Saskatchewan as included in our Annual Information Form, which is incorporated herein by reference, have been so incorporated and included in this prospectus in reliance on the authority of Kim Lau, P. Geo., and Gary Allen, P. Eng. as experts in mining, engineering and geology. Neither Kim Lau nor Gary Allen has any interest, direct or indirect, in any of our properties. The mineral resources estimates in respect of the Balmat Mine is included in our Annual Information Form, which is incorporated herein by reference, has been so incorporated and included in this prospectus in reliance on the report of John E. Steers, P. Eng., given on his authority as an expert in mining, engineering and geology. Mr. Steers does not have any interest, direct or indirect, in any of our properties. As of the date of this prospectus, each of Kim Lau, Gary Allen or John E. Steers beneficially own, directly or indirectly, less than one per cent of the issued and outstanding shares of HudBay.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC either separately or as exhibits to the registration statement of which this prospectus forms a part: the documents incorporated by reference herein listed under "Where You Can Find More Information"; the consents of each of KPMG LLP, Chartered Accountants, Deloitte & Touche LLP, Chartered Accountants, John E. Steers, P. Eng., Kim Lau BSc. Geo. and Garry Allen MSc. P.Eng.; certain powers of attorney; the indenture and the first supplemental indenture; the Parent Guarantee, the security documents; the appointment of agent for service of process and undertaking on Form F-X; and the Statement of Eligibility of the Trustee on Form T-1.

INDEX TO FINANCIAL STATEMENTS

Pro Forma Consolidated Statement of Operations of HudBay Minerals Inc. for the year ended December 31, 2004	F-2

Consolidated Financial Statements of 152640 Canada Inc. as at December 31, 2003 and 2002 for the years ended December 31, 2003, 2002 and 2001, together with the report of independent registered chartered accountant thereon and the notes thereto	F-11

Unaudited Pro Forma Consolidated Statement of Operations of

HudBay Minerals Inc.

Year ended December 31, 2004

COMPILATION REPORT ON
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

To: The Directors of HudBay Minerals Inc.:

We have read the accompanying unaudited pro forma consolidated statement of operations of HudBay Minerals Inc. (the "Corporation" or "HUDBAY") for the year ended December 31, 2004 and have performed the following procedures.

1.
Compared the figures in the column captioned HUDBAY to the audited consolidated statement of operations of the Corporation for the year ended December 31, 2004, and found them to be in agreement.

2.
Compared the figures in the columns captioned HBMS to the unaudited consolidated statement of operations of Hudson Bay Mining and Smelting Co., Limited, ("HBMS") for the nine months ended September 30, 2004 and the consolidated statement of operations of HBMS for the period from October 1, 2004 to December 21, 2004 and found them to be in agreement.

3.
Made enquiries of certain officials of the Corporation who have responsibility for financial and accounting matters about:

(a)
the basis for determination of the pro forma adjustments; and

(b)
whether the pro forma consolidated statement of operations complies as to form in all material respects with the published requirements of Canadian securities legislation.

4.
The officials:

(a)
described to us the basis for determination of the pro forma adjustments; and

(b)
stated that the pro forma consolidated statement of operations complies as to form in all material respects with the published requirements of Canadian securities legislation.

5.
Read the notes to the pro forma consolidated statement of operations, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

6.
Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned HUDBAY and HBMS for the year ended December 31, 2004, and found the amounts in the column captioned Pro forma to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments that are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

/s/ KPMG LLP Chartered Accountants Toronto, Canada April 20, 2005

Comments for United States Readers on Differences Between Canadian and United States Reporting Standards

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

/s/ KPMG LLP Chartered Accountants Toronto, Canada April 20, 2005

HUDBAY MINERALS INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2004
($000)

	HudBay	HBMS Nine months ended September 30, 2004	HBMS October 1 to December 21, 2004	Pro forma Adjustments (note 3)			Pro forma
Revenue
Sales	$13,327	$385,026	$129,001	$—			$527,354
Amortization of deferred charge of derivative instruments	—	4,426	6,653	—			11,079

	13,327	389,452	135,654	—			538,433

Expenses
Operating	14,081	308,378	106,987	(7,448)		(c)	421,998
General and administrative	3,934	6,068	2,883	—			12,885
Stock option compensation	1,193	—	—	—			1,193
Depreciation and amortization	1,443	39,902	11,029	(2,260)		(d)	50,114
Accretion	138	1,266	3,245	(1,710 911 (632	) )	(e) (f) (g)	3,218
Exploration	1,734	—	—	—			1,734

	22,523	355,614	124,144	(11,139)			491,142

Operating (loss) earnings	(9,196)	33,838	11,510	11,139			47,291
Other income	103	2,662	909	—			3,674
Gain on derivative instruments	78	4,342	3,488	—			7,908
Write-off and amortization of deferred charges	(620)	—	—	(1,358)		(b)	(1,978)
Premium on debenture prepayment	(761)	—	—	761		(g)	—
Foreign exchange gain (loss)	1,562	(2,192)	1,445	12,057		(h)	12,872
Interest expense	(1,559)	0	(3,070)	(21,311 309)		(a) (g)	(25,631)

Net (loss) earnings before taxes	(10,393)	38,650	14,282	1,597			44,136
Income tax expense (recovery)	(473)	(150)	1,641	—			1,018

Net (loss) earnings	$(9,920)	$38,800	$12,641	$1,597			$43,118

Basic earnings (loss) per share (note 4)	$(1.12)						$0.56
Diluted earnings (loss) per share (note 4)	$(1.12)						$0.56
Basic weighted average number of common shares outstanding	8,894,235						76,494,361
Diluted weighted average number of common shares outstanding	8,894,235						76,588,928

HUDBAY MINERALS INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2004
($000)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 is based on the historical financial statements of HudBay Minerals Inc. (the "Corporation") and Hudson Bay Mining and Smelting Co., Limited ("HBMS"). The pro forma consolidated statement of operations has been compiled from information in the:

    a)    audited consolidated financial statements of the Corporation for the year ended December 31, 2004;

    b)    unaudited consolidated financial statements of HBMS for the nine months ended September 30, 2004;

    c)    unaudited consolidated financial information of HBMS for the period from October 1, 2004 to December 21, 2004; and

    d)    the additional information described in the "Pro Forma Transactions" below.

  The unaudited pro forma consolidated statement of operations should be read in conjunction with the Corporation's historical financial statements and accompanying notes for its fiscal year ended December 31, 2004 included by reference elsewhere in this Short Form Prospectus.

  The financial statements of the Corporation and of HBMS used in the preparation of these pro forma consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). In certain respects, GAAP as applied in the United States differs from that applied in Canada (note 5). The Corporation has reviewed the accounting policies of HBMS and believes they are materially consistent with the Corporation's accounting policies. No adjustments have been made to the unaudited pro forma consolidated statement of operations to conform accounting policies.

  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 gives effect to the acquisition of HBMS, the issuance of the senior secured notes and subscription receipts and the subsequent exchange into common shares and warrants of the Corporation and the repayment of the convertible debentures as if they occurred on January 1, 2004.

  The pro forma consolidated statement of operations is based on estimates and assumptions set forth in the notes to such information. The pro forma consolidated statement of operations is being furnished solely for information purposes and is not necessarily indicative of the combined results or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of future results that may occur.

  Pro forma adjustments are necessary to reflect the issuance of subscription receipts and the subsequent exchange into common shares and warrants of the Corporation, the acquisition of HBMS, the issuance of senior secured notes and related interest and estimated transaction costs and the repayment of convertible debentures. The pro forma adjustments and allocation of the purchase price for HBMS are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized by management and an independent valuator. The final valuation will be based on the actual net tangible and intangible assets of HBMS that exist as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma consolidated statement of operations. In addition, the impact of integration activities could cause material differences in the information presented.

2.     PRO FORMA TRANSACTIONS

  Acquisition of HBMS:

  On December 21, 2004, the Company acquired all of the outstanding common shares of HBMS for total purchase consideration of $315,790, plus $4,324 of corporate transaction costs. The total purchase consideration of $315,790 was satisfied by cash of $302,790 and by the issuance to Anglo American International, S.A. of 5,777,777 common shares and 86,666,667 share purchase warrants, where every 30 share purchase warrants are exercisable for one common share at an exercise price of $3.15 per common share. The value of the common share consideration of $11,700 has been determined based on the average of the closing price of the Company's common shares for the two days before and after the date of announcement of the transaction on October 7, 2004. The value of the warrant consideration of $1,300 has been based on a similar method to the valuation of the warrants issued in the public offering.

  The following table summarizes the preliminary allocation of the purchase consideration based on management's current best estimate of the fair value of the assets and liabilities acquired on the date of acquisition:

Current assets (including cash of $51,504)	$229,601
Investments	463
Property, plant and equipment	349,358
Intangible assets	552
Current liabilities	(72,665)
Debt obligations	(15,179)
Pensions and post-employment benefit obligations	(130,353)
Asset retirement obligations	(26,213)
Obligations under capital leases	(15,074)
Other non-current liabilities	(376)

$320,114

  Management expects to obtain additional information in 2005, including independent valuations, that may require additional adjustments to amounts shown above for property, plant and equipment, intangible assets and asset retirement obligations, and these potential adjustments may be material.

  The excess of the net book value of assets acquired and liabilities assumed over the total consideration was allocated as follows:

Increase (decrease):
Assets
Investment	$275
Property, plant and equipment	(24,307)
Intangible assets	552
Future income tax asset	12,900

10,580

Liabilities
Accrued liabilities	2,193
Debt obligations	(2,321)
Asset retirement obligations	(10,216)
Pensions and post-employment benefit obligations	54,358

44,014

Excess of net book value over purchase price	$54,594

3.     ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS:

  (a)    To record 12 months of interest on the senior secured notes.

  (b)    To record 12 months of amortization of the deferred financing costs related to the issuance of the secured subordinate notes.

  (c)    To adjust pension and other employee future benefits expense resulting from fair value adjustments booked on acquisition.

  (d)    To adjust depreciation and amortization expense resulting from fair value adjustments recorded to property, plant and equipment.

  (e)    To adjust accretion expense related to fair value adjustments to asset retirement obligations.

  (f)    To adjust accretion expense related to fair value adjustments to provincial loan book obligations.

  (g)    To adjust expenses for convertible debt assumed to be eliminated on January 1, 2004.

  (h)    To record foreign exchange gains based related to the senior secured notes for differences between the foreign exchange rate from January 1, 2004 to December 31, 2004.

4.     EARNINGS PER SHARE

  The calculation of basic earnings per share in the pro forma consolidated statement of operations is based on the pro forma number of common shares of the Corporation outstanding for the year ended December 31, 2004 had the issuance of the common shares of the Corporation related to the pro forma transactions taken place on January 1, 2004.

  The share consolidation on a 30 for 1 basis, as outlined in the Prospectus, has been reflected as if the consolidation had taken place on January 1, 2004.

5.     RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        If United States GAAP were employed, the pro forma consolidated statement of operations for the year ended December 31, 2004 would be adjusted as follows:

	Pro forma Cdn GAAP	US GAAP Adjustments	Pro forma US GAAP
Revenue
Sales	$527,354	$—	$527,354
Amortization of deferred charge of derivative instruments	11,079	(11,079) (a)	—

	538,433	(11,079)	527,354

Expenses
Operating	421,998	—	421,998
General and administrative	12,885	—	12,885
Stock option compensation	1,193	—	1,193
Depreciation and amortization	50,114	5,230 (b)	55,344
Accretion	3,218	—	3,218
Exploration	1,734	—	1,734

	491,142	5,230	496,372

Operating earnings	47,291	(16,309)	30,982
Other income	3,674	—	3,674
Gain on derivative instruments	7,908	—	7,908
Write-off of deferred charges	(1,978)	—	(1,978)
Premium on debenture prepayment	—	—	—
Foreign exchange gain	12,872	—	12,872
Interest expense	(25,631)	—	(25,631)

Net earnings before taxes	44,136	(16,309)	27,827
Income tax expense	1,018	—	1,018

Net earnings	$43,118	$(16,309)	$26,809

Basic earnings per share	$0.56		$0.35
Diluted earnings per share	$0.56		$0.35
Basic weighted average number of common shares outstanding	76,494,361		76,494,361
Diluted weighted average number of common shares outstanding	76,588,928		76,588,928

  The areas of material differences between Canadian and United States GAAP and their impact on the pro forma consolidated statement of operations are described below:

  a)
  Derivative instruments

    For U.S. GAAP purposes, the Company adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Investment and Hedging Activities" effective January 1, 2001 ("SFAS 133"). SFAS 133 requires that all derivatives be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the fair value of derivatives are recognized in the earnings of the current period unless specific hedge accounting criteria are met. Management has not designated any derivative contracts as hedges for U.S. GAAP purposes under SFAS 133.

    Prior to January 1, 2004, for Canadian GAAP purposes, gains and losses on derivative contracts were deferred and recognized in the period to which the gains and losses of the underlying transaction relate.

    For Canadian GAAP purposes, the Company adopted Accounting Guideline 13, Hedging Relationships ("AcG 13") effective January 1, 2004, and recorded all derivative contracts at their fair value. After January 1, 2004, all changes in the fair market value of the related contracts are being recorded as unrealized gains and losses in the statement of operations. Transition deferred charges and any related amortization arising on adoption of AcG 13 under Canadian GAAP is reversed under U.S. GAAP.

  b)
  Depreciation and amortization:

    Under Canadian GAAP, amortization of mine development costs using the units of production method is calculated using historical costs plus estimated future underground development costs required to access proven and probable reserves. For U.S. GAAP purposes, amortization of mine development costs is calculated using historical capitalized costs incurred. Mine development costs which benefit the entire mine life are amortized over proven and probable reserves and the remainder of the mine development costs are amortized over the currently accessible proven and probable reserves to which these costs relate.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Director of 152640 Canada Inc.

        We have audited the consolidated balance sheets of 152640 Canada Inc. as at December 31, 2003 and 2002 and the consolidated statements of operations and deficit and of cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the 152640 Canada Inc. as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

        The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion.

        On October 25, 2004, we issued a report to the director of 152640 Canada Inc. on the consolidated financial statements for the same periods, audited in accordance with Canadian generally accepted auditing standards and prepared in accordance with Canadian generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Winnipeg, Canada
November 28, 2004

COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS ON
CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCES

        The standards of the Public Company Accounting Oversight Board (United States) for auditors require the addition of an explanatory paragraph when the consolidated financial statements are affected by conditions and events that cast substantial doubt on 152640 Canada Inc.'s ability to continue as a going concern, such as those described in Note 1 to 152640 Canada Inc.'s consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Director dated November 28, 2004 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

        The standards of the Public Company Accounting Oversight Board (United States) for auditors also require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements. As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants Handbook Section 1650 — Foreign Currency Translation.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Winnipeg, Canada
November 28, 2004

152640 CANADA INC.

CONSOLIDATED BALANCE SHEETS

(expressed in Canadian dollars)

	September 30,	December 31,
	2004	2003	2002
	$000 (Unaudited)	$000	$000
ASSETS
Current assets
Cash and cash equivalents	25,908	3,527	4,003
Accounts receivable (note 26)	71,964	63,911	60,484
Less: Allowance for doubtful items	(1,220)	(1,180)	(1,071)
Inventories (note 4)	87,205	80,885	78,154
Prepaid expenses and other assets	11,596	6,865	12,172
Current portion of fair value of derivatives (note 14)	8,486	—	—

	203,939	154,008	153,742
Investments (note 5)	152	152	152
Property, plant and equipment (note 6)	367,409	358,236	579,524
Fair value of derivatives (note 14)	5,259	—	—

	576,759	512,396	733,418

LIABILITIES
Current liabilities
Accounts payable (note 26)	42,410	49,412	55,954
Accrued liabilities (note 26)	24,846	18,032	17,433
Current portion of obligations under capital lease (note 7)	2,748	13	123
Current portion of long-term debt (note 8)	2,000	2,000	479,522
Current portion of fair value of derivatives (note 14)	2,092	—	—

	74,096	69,457	553,032
Obligations under capital leases (note 7)	10,836	—	13
Debt obligations (note 8)	15,500	17,500	19,500
Pension obligation (note 9)	34,684	33,669	34,596
Other employee future benefits (note 10)	38,168	36,608	34,085
Asset retirement obligation (note 2)	32,818	30,825	36,884
Fair value of derivative instruments (note 14)	855	—	—
Deferred charge derivative instruments (note 14)	6,653	—	—
Other non-current liabilities	1,048	1,010	2,907

	214,658	189,069	681,017
Redeemable preferred shares (note 11)	1,270,241	1,270,241	668,967

	1,484,899	1,459,310	1,349,984

	September 30,	December 31,
	2004	2003	2002
	$000 (Unaudited)	$000	$000
SHAREHOLDER'S DEFICIENCY
Capital stock
Issued and outstanding
122,348 common shares (note 11)	15,021	15,021	15,021
Contributed surplus (note 11)	117,847	117,847	117,847
Cumulative translation adjustments	(277)	(251)	(6)
Deficit	(1,040,731)	(1,079,531)	(749,428)

	(908,140)	(946,914)	(616,566)

	576,759	512,396	733,418

Nature of operations and going concern (note 1)
Contingencies (note 12)
Commitments (note 18)

Approved by the Board

The accompanying notes are an integral part of these financial statements

152640 CANADA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(expressed in Canadian dollars)

	For the nine months ended September 30,		For the years ended December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Revenue
Sales	385,026	298,753	417,914	436,092	390,589
Other income	2,662	461	843	1,775	1,722
Amortization of deferred charge of derivative instruments (note 14)	4,426	—	—	—	—
Business interruption insurance (note 19)	—	—	—	1,701	17,272

	392,114	299,214	418,757	439,568	409,583

Costs and expenses
Operating	308,378	316,188	430,626	440,431	417,364
General and administrative	6,068	5,141	6,907	9,561	10,321
Depreciation and amortization	39,902	53,475	70,709	66,429	73,327
Accretion	1,266	1,134	2,078	1,890	1,937
Exploration	—	—	5,550	4,538	2,130
Foreign exchange loss (gain)	2,192	(34,931)	(37,272)	(2,021)	33,021
Gain on derivative instruments (note 14)	(4,342)	—	—	—	—
Asset impairment (note 6)	—	—	268,944	—	—

	353,464	341,007	747,542	520,828	538,100

Net earnings (loss) before taxes	38,650	(41,793)	(328,785)	(81,260)	(128,517)
Taxes (note 13)	150	(1,103)	(1,318)	(1,698)	(1,208)

Earnings (loss) for the period	38,800	(42,896)	(330,103)	(82,958)	(129,725)
Deficit — beginning of period	(1,079,531)	(749,428)	(749,428)	(666,470)	(536,745)

Deficit — end of period	(1,040,731)	(792,324)	(1,079,531)	(749,428)	(666,470)

The accompanying notes are an integral part of these financial statements

152640 CANADA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in Canadian dollars)

	For the nine months ended September 30,		For the years ended December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Cash generated (utilized) by:
Operating activities
Earnings (loss) for the period	38,800	(42,896)	(330,103)	(82,958)	(129,725)
Items not affecting cash
Depreciation and amortization	39,902	53,476	70,709	66,428	73,327
Asset impairment	—	—	268,944	—	—
Unrealized portion of change in fair value of derivative	281	—	—	—	—
Amortization of deferred charge in derivative instruments	(4,426)	—	—	—	—
Net change in non-cash working capital items (note 22)	(19,252)	4,816	(6,685)	16,129	(17,877)
Other non-cash operating items (note 23)	4,578	(5,073)	(6,604)	(11,418)	4,714

	59,883	10,323	(3,739)	(11,819)	(69,561)

Investing activities
Capital expenditures	(47,896)	(89,305)	(118,366)	(112,897)	(188,523)
Proceeds from sale of investments	—	—	—	—	87

	(47,896)	(89,305)	(118,366)	(112,897)	(188,436)

Financing activities
(Repayments) proceeds from bank	—	—	—	(2,291)	528
Proceeds from sales leaseback	14,353	—	—	—	—
Repayments of obligations under capital lease	(1,959)	(91)	(123)	(113)	(37)
(Repayments) proceeds from borrowings	(2,000)	(479,523)	(479,522)	(8,220)	84,138
Preferred shares issued	—	574,973	601,274	126,054	186,657

	10,394	95,359	121,629	115,430	271,286

Change in cash and cash equivalents	22,381	16,377	(476)	(9,286)	13,289
Cash and cash equivalents — beginning of period	3,527	4,003	4,003	13,289	—

Cash and cash equivalents — end of period	25,908	20,380	3,527	4,003	13,289

Supplementary information
Non-cash acquisition of equipment	1,177	—	—	—	—
Interest paid	557	732	748	9,104	17,105
Capital tax paid	161	1,613	2,094	1,720	1,108

The accompanying notes are an integral part of these financial statements

152640 CANADA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004 and 2003 (unaudited) and
December 31, 2003 and 2002 and 2001 (audited)
(expressed in Canadian dollars)

        1.     NATURE OF THE OPERATIONS AND GOING CONCERN

  152640 Canada Inc. (the Company) is an indirect wholly-owned subsidiary of Anglo American plc (AAplc) (the Parent), a company incorporated in England and Wales. The Company, through its wholly-owned subsidiary, Hudson Bay Mining and Smelting Co., Limited, is a base metals producer. Hudson Bay Mining and Smelting Co., Limited's base metals facilities consist of mines, mills and a metallurgical complex for the extraction of copper and zinc. Hudson Bay Mining and Smelting Co., Limited also undertakes exploration and development activities. These activities are conducted in the provinces of Manitoba and Saskatchewan, Canada. Hudson Bay Mining and Smelting Co., Limited also operates a zinc oxide plant in Ontario. The Company requires the use of specialized facilities and technology and relies on such facilities to maintain their production levels. The Company is also affected by market prices of zinc and copper, operating costs and interest rates.

  These consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on the Company's attainment of profitable operations, continued financial support from its shareholder, the ability of the Company to raise equity financing, external financings and further share issuances to meet the Company's liabilities as they become payable. If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported loss for the year and the balance sheet classification used.

  On October 7, 2004, the Parent entered into an agreement to sell the Company to ONTZINC Corporation of Toronto, Canada. The terms of the agreement are such that the closing of the sale, which is subject to the receipt of all necessary shareholder, regulatory and third party consents, satisfaction of customary closing conditions and the raising of the required financing, is to occur on or prior to January 1, 2005.

2.     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada and are presented in Canadian dollars. These principles conform in all material respects with generally accepted accounting principles in the United States, or "U.S. GAAP," except as described in Note 26.

  These consolidated financial statements include the financial statements of 152640 Canada Inc., its wholly-owned subsidiary, Hudson Bay Mining & Smelting Co., Limited and the proportionate share of the assets and liabilities of any joint ventures where the Company shares joint control. Inter-company accounts and transactions have been eliminated on consolidation.

  The interim consolidated financial statements as at September 30, 2004 and for the nine-months ended September 30, 2004 and 2003 do not include all disclosures normally provided in annual consolidated financial statements. In management's opinion, the unaudited consolidated financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

  The following is a summary of significant accounting policies of the Company:

  Use of estimates

  The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires the use of management estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. Significant areas where management's judgement is applied include ore reserve determinations, in-process inventory quantities, plant and equipment lives and salvage values, contingent liabilities, future income tax valuation reserves, asset retirement obligation, fair value of derivative instruments, pension obligations and other employee future benefits. Actual results could differ from these estimates by material amounts.

  Foreign currency translation

  Monetary assets and liabilities are translated at year end exchange rates and other assets and liabilities are translated at historical rates. Gains and losses on translation of monetary assets and monetary liabilities are charged to earnings.

  The assets and liabilities of self-sustaining foreign operations are translated at year end exchange rates, and revenues and expenses are translated at monthly average exchange rates. Differences arising from these foreign currency translations are recorded in shareholder's deficiency as a cumulative translation adjustment until they are realized by a reduction in the investment.

  Effective January 1, 2002, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 1650 — Foreign Currency Translation, in respect of foreign currency translation that eliminate the deferral and amortization of currency translation adjustments related to long-term monetary items with a fixed and ascertainable life. The adoption of the standard, which has been applied retroactively with no restatement of prior periods, did not have a significant effect on the Company's financial statements.

  Revenue recognition

  Sales are recognized and revenues are recorded at market prices when title and the rights and obligations of ownership pass to the customer, collection is reasonably assured and the price is reasonably determinable. A number of the Company's products are sold under pricing arrangements where final prices are determined by quoted market prices in a period subsequent to the date of sale. Subsequent variations in the final determination of metal weights, assay and price are recognized as revenue adjustments as they occur until the price is finalized.

  General and administrative expenses

  The Company classifies general and administrative expenses as those related to the corporate administrative activities of Hudson Bay Mining and Smelting Co., Limited which is principally comprised of senior executive compensation, corporate memberships, legal, audit, actuarial and public relations consulting.

  Taxes

  The provision for income and mining taxes is based on the liability method. Future income tax assets and liabilities are determined based on the difference between tax bases of the Company's assets and liabilities, and the respective amounts reported in the financial statements. Future tax assets or liabilities are calculated by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Future tax assets are evaluated and if realization is not considered more likely than not, a valuation allowance is provided. The Company has not recognized these assets.

  Cash and cash equivalents

  Cash and cash equivalents consist of cash on deposit and interest-bearing instruments with original maturity dates less than three months.

  Inventories

  Inventories consist substantially of in-process inventory (concentrates and metals), metal products and supplies. Concentrates, metals and all other saleable products are valued at the lower of cost and estimated net realizable value. Cost includes material, labour and amortization of all capital assets directly involved with the mining and production processes. In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the concentrate or metal. In-process material is measured based on assays of the material fed to the processing plants and the projected recoveries of the respective plants and is valued at cost. Cost of finished metal inventories represent the average cost of the in-process inventories incurred prior to the refining and casting process, plus applicable refining and casting costs.

  Supplies are valued at the lower of cost, replacement and value-in-use. Cost is determined on an average basis.

  Investments

  Investments include marketable securities recorded at lower of cost or market.

  Property, plant and equipment

  (a)
  Mineral properties

    Mineral exploration costs are expensed as incurred. When management's evaluation indicates that the property is capable of economical commercial production, as a result of establishing proven and probable resources, future costs are capitalized as mine development expenditures.

  (b)
  Mine development expenditures

    Exploration and development costs for properties deemed capable of economical commercial production are capitalized and amortized using the unit of production method. The unit of production amortization is based on the related proven and probable tons of ore reserves and associated future development costs. The cost of underground development to provide access to a reserve or resource at an operating mine is capitalized where that portion of the development is necessary to access more than one workplace or stope. Capital development includes shafts, ramps, track haulage drifts, ancillary drifts, sumps, electrical substations, refuge stations, ventilation raises, permanent manways, ore and waste pass raises, exploration drifts and exploration diamond drilling.

    Ongoing repairs, maintenance and development expenditures are charged to operations as incurred. This includes ore stope access drifts, footwall and hangingwall drifts in stopes, drawpoints, drill drifts, sublevels, slots, drill raises, stope manway access raises and definition diamond drilling.

    No amortization is provided in respect of mine development expenditures until commencement of economical commercial production. Commercial production occurs when an asset or property is substantially complete and ready for its intended use. Any production revenue prior to commercial production, net of related costs, is offset against the development costs.

  (c)
  Buildings, plant and equipment

    Expenditures for building, plant and equipment additions, major replacements and improvements are capitalized at cost, net of applied investment tax credits. Buildings, plant and equipment, including assets under capital lease, are depreciated on either a unit-of-production or straight-line basis. The unit-of-production method is based on proven and probable tons of ore reserves. The assets using the straight-line method are depreciated over the estimated useful lives of the assets, which range from 1 to 15 years. The Company also includes future estimated residual values in its determination of depreciation.

  (d)
  Capitalized interest

    Interest on borrowings related to the financing of major capital projects under construction is capitalized during the construction phase as part of the cost of the project.

  (e)
  Asset impairment

    The Company reviews and evaluates the carrying value of its operating mines and development properties for impairment when events or changes in circumstances indicate that the carrying amounts of related assets or groups of assets may not be recoverable. If the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset, an impairment loss is measured and assets are written down to fair value which is normally the discounted value of future cash flows. Future cash flows are estimated based on estimated future recoverable mine production, expected sales prices (considering current and historical prices, price trends and related factors), production levels, cash costs of production, capital and reclamation costs, all based on detailed engineering life-of-mine plans. Future recoverable mine production is determined from proven and probable reserves and measured, indicated and inferred mineral resources after taking into account estimated dilution and recoveries during mining, and estimated losses during ore processing and treatment. Estimates of recoverable production from measured, indicated and inferred mineral resources are considered economically mineable and are based on management's confidence in converting such resources to proven and probable reserves. All long-lived assets are considered together for purposes of estimating future cash flows. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. It is possible that changes in estimates could occur which may affect the expected recoverability of the Company's investments in mineral properties.

  Pension and other employee future benefits

  The Company maintains several defined benefit plans for employees. The plans are funded and administered with relevant regulations and actuarial guidelines. The Company also operates a defined contribution plan for certain employees. Pension obligations are based on actuarial determinations. Certain actuarial assumptions used in the determination are based upon management's best estimates, including expected plan performance, salary escalation and retirement dates of employees. Differences between the actuarial liabilities and the amounts recorded in the financial statements will arise from changes in plan assumptions, changes in benefits, or through experience as results differ from actuarial assumptions.

  The Company provides on-going health care benefits to certain pensioners known as "Special Category Members". Special Category Members include pensioners who retired with an unreduced pension or other early or special arrangements. The group also includes widows, widowers and dependant children of deceased members.

  The Company provides long-term disability income, health benefits and other post employment benefits to hourly paid employees and long-term disability health benefits to salaried employees.

  Asset retirement obligations

  Effective January 1, 2004, the Company adopted CICA 3110 — Asset Retirement Obligations ("CICA 3110"), the new accounting standard on asset retirement obligations. The adoption of CICA 3110 did not have a significant impact on the Company, as the Company's policy for asset retirement obligations was consistent with the accounting standards outlined in CICA 3110. The provisions of CICA 3110 require the asset retirement obligation to be recorded at fair value at the time the legal liability exists and can be measured. The associated asset retirement obligations are capitalized as part of the carrying amount of the long-lived asset and depreciated over the estimated remaining useful life of the asset. The company has recorded asset retirement obligations primarily associated with decommissioning and restoration costs. As required under the standard, the company will make periodic assessments as to the reasonableness of its asset retirement obligation estimates and revise those estimates accordingly. The respective asset and liability balances will be adjusted, which will correspondingly increase or decrease the amounts expensed in future periods.

  The long-term asset retirement obligation is based on environmental plans, in compliance with the current environmental and regulatory requirements. Accretion expense is charged to the Consolidated Statement of Operations and Deficit based on application of an interest component to the existing liability.

  Total undiscounted future cash flows required to settle the decommissioning and restoration asset retirement obligations are estimated to be $51.1 million. A credit adjusted risk-free rate of 4% has been utilized to determine the obligation recorded in the balance sheet. Management anticipates that such obligations will substantially be settled at or near the closure of the mining facility currently expected to be 2016.

  Financial instruments and commodity contracts

  The Company employs derivative financial instruments, including forwards and option contracts, to manage risk originating from actual exposures to commodity price risk, foreign exchange risk and interest rate risk. Prior to January 1, 2004, gains and losses on these contracts were deferred and recognized in the period to which the gains and losses of the underlying transaction relate.

  On January 1, 2004, the Company prospectively adopted the amendments made to the CICA Accounting Guideline 13 ("AcG-13") "Hedging relationships" and EIC 128, "Accounting for Trading, Speculative or Non Trading Derivative Financial Instruments". This guideline addresses the identification, designation, documentation and effectiveness of hedging transactions for the purposes of applying hedge accounting. It also establishes conditions for applying or discontinuing hedge accounting. Under the new guideline, hedging transactions must be documented and it must be demonstrated that the hedges are sufficiently effective in order to continue accrual accounting for positions hedged with derivatives. Derivative instruments that do not qualify as a hedge under AcG-13, or are not designated as a hedge, are recorded in the balance sheet as either an asset or a liability with the changes in fair value recognized in net earnings.

  Although, in management's opinion, the contracts continue to be effective in mitigating the Company's exposure to commodity and foreign exchange risk, the Company has elected not to designate any of its price risk management activities as accounting hedges under AcG-13 and, accordingly, will account for all these derivative instruments using the fair value accounting method. Management may evaluate, from time to time, its hedge accounting policies and practices and may elect to designate and document contracts as hedges in the future.

  The impact on the Company's consolidated financial statements at January 1, 2004 due to the implementation of this accounting standard resulted in the recognition of currency and commodity derivative instrument assets with a fair value of $16.7 million, derivative instrument liabilities with a fair value of $5.6 million and a net deferred charge of $11.1 million which will be recognized into net earnings over the term of the previously designated hedged item.

  Net income or expense associated with an interest rate swap agreement is recognized on the accrual basis over the life of the swap agreements as a component of interest. The cost of each option contract is amortized on a straight-line basis over the life of the contract. During the periods presented, the Company had no interest rate swaps.

3.     DEVELOPMENT OF ACCOUNTING STANDARDS

  Financial Instruments

  The Accounting Standards Board ("AcSB") is in the process of finalizing its financial instruments proposals (Section 3855, Financial Instruments — Recognition and Measurement, and Section 1530 — Comprehensive Income), which will introduce standards addressing the following issues, specifically: Classification of financial assets and liabilities, when to recognize financial instruments on the balance sheet, how to measure them, how to account for gains and losses and the introduction of the concept of comprehensive income. Final standards are expected to be issued in the first quarter of 2005 with effective dates for fiscal years starting on or after October 1, 2006.

  As an element of the financial project noted above, the AcSB is finalizing a proposal on accounting for derivatives and hedges (Section 3865). The basics of the new rules are as follows:

  •
  all derivatives must be measured at fair value;

  •
  changes in fair value must be recognized immediately in earnings unless it qualifies as a hedge;

  •
  changes in the value of a "fair value" hedge must be recognized in earnings immediately, but is off-set by a change in the carrying value of the hedged item; and

  •
  changes in the fair value of a "cash flow" hedge are accumulated in Other Comprehensive Income (OCI) until the hedged item affects earnings.

  The new standard will combine current guidance and provide additional clarity around the application of hedge accounting under Canadian GAAP.

  Non monetary transactions

  In March 2004, the AcSB issued an Exposure Draft of a proposed new Section 3830, Non monetary transactions. This Exposure Draft proposes to replace culmination of the earnings process as the test for fair value measurement of a non monetary transaction with a test for commercial substance. This Exposure Draft would require that non monetary transactions be recorded at fair value unless they lack commercial substance, previously these transactions were recorded at fair value except when they do not represent the culmination of the earnings process. A final standard is expected in the fourth quarter of 2004 to be effective in the month of issuance.

  Variable Interest Entities

  In June 2003, the CICA released Accounting Guideline 15 — Consolidation of Variable Interest Entities ("AcG-15"). AcG-15 provides guidance to those entities (defined as variable interest entities ("VIEs")) where the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, equity investors lack voting control or there is an obligation to absorb expected losses or the right to receive expected residual returns. AcG-15 requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and /or expected residual returns over the VIE. AcG-15 is effective for interim and annual periods beginning on or after November 1, 2004. The Company does not anticipate a material impact on its financial position, results of operations or cash flows as a result of adoption.

4.     INVENTORIES

	September 30,	December 31,
	2004	2003	2002
	$000 (Unaudited)	$000	$000
Work in process	60,491	51,075	47,408
Finished goods	12,952	15,053	15,604
Materials and supplies	13,762	14,757	15,142

	87,205	80,885	78,154

5.     INVESTMENTS

	September 30,	December 31,
	2004	2003	2002
	$000 (Unaudited)	$000	$000
Marketable securities — at cost	152	152	152

Quoted market value	436	368	305

6.     PROPERTY, PLANT AND EQUIPMENT

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Property, plant and equipment	942,794	920,304	894,630
Accumulated depreciation	(738,043)	(782,269)	(541,268)

	204,751	138,035	353,362

Mine development	637,755	772,614	682,203
Accumulated amortization	(475,097)	(552,413)	(456,041)

	162,658	220,201	226,162

	367,409	358,236	579,524

  During 2004, certain fully depreciated redundant assets for previously closed mines were removed from property, plant and equipment ($52.1 million) and mine development ($104.7 million) along with their associated accumulated depreciation or amortization.

  Included in the property, plant and equipment are the following:

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Property, plant and equipment under construction or development	5,808	222,552	165,996

Decommissioning assets — net of amortization	1,561	1,063	3,097

Capitalized interest	24,548	24,548	23,890

Equipment under capital lease
Cost	16,236	706	705
Accumulated depreciation	(1,454)	(563)	(187)

	14,782	143	518

Amortization expense related to equipment under capital lease	891	61	58

  During 2003, in accordance with its policy on asset impairment and due to the history of operating losses and negative cash flow from operations, the Company determined that the carrying value of the property, plant and equipment and unamortized mine development expenditures might be impaired. As a result of a decline in the projected realized prices of the Company's products, when converted into Canadian dollars, the carrying value of these assets were not considered to be recoverable based on future potential earnings and costs under current market conditions and ore reserve level (see note 2). The carrying values of these assets were reduced as follows:

December 31, 2003
$000
Property, plant and equipment	215,573
Unamortized mine development expenditure	53,371

268,944

7.     OBLIGATIONS UNDER CAPITAL LEASE

  The Company has entered into capital lease obligations for equipment.

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Lease obligations	13,584	13	136
Less: Current portion of obligation	(2,748)	(13)	(123)

	10,836	—	13

  The following represents the minimum lease payments for equipment used in operations for the next five years:

	September 30, 2004	December 31, 2003
	$000 (Unaudited)	$000
2004	852	14
2005	3,410	—
2006	3,410	—
2007	3,739	—
2008	3,666	—
2009	241	—

	15,318	14
Less: Imputed interest	(1,734)	(1)

	13,584	13

  The interest rate averages 5.5% and is fixed for the term of the leases that expire in 2007 and 2008.

8.     DEBT OBLIGATIONS

		December 31, 2003
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Province of Manitoba	17,500	19,500	21,500
Commercial paper	—	—	472,783
Bank loan	—	—	4,739

	17,500	19,500	499,022
Less: Current portion of long-term debt	2,000	2,000	479,522

	15,500	17,500	19,500

  The interest free loan from the Province of Manitoba is secured by an irrevocable standby letter of credit issued by a Canadian chartered bank and guaranteed by the Parent and is due in instalments of $2 million on June 14 of 2004 and 2005, $4 million on June 14, 2006 and 2007 and $7.5 million on June 14, 2008. The Province can declare all indebtedness to be due and payable in full on the instalment date immediately following the date of termination of Project 2012. Project 2012 is a defined set of capital projects and shall be deemed to terminate if the Board has directed the Project cease, or the Company fails to maintain the agreed level of capital expenditures on Project 2012 during the term of the loan. During 2003, the cumulative capital expenditures on the Project met the total Project commitment.

  The Commercial Paper represents short-term notes payable, which were rolled over or refinanced by the Company on a long-term basis. The Commercial Paper bears interest at short-term market rates and is guaranteed by the Parent. The Commercial Paper for 2002 included denominations of US$161.7 million and $216.1 million which are swapped into US$ at a total of US$137.6 million. In 2003, Commercial Paper was repaid from cash received from issuance of preferred shares.

  The Company's interest expense on long-term debt and weighted average interest rate is as follows:

	For the nine months ended September 30,		For the years ended December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Interest expense	—	1,400	1,500	9,100	18,600
Weighted average interest rate	—	1.4%	1.4%	1.8%	4.0%

  Interest expense on long-term debt is included in operating costs.

  The Company has a line of credit up to a maximum of $30 million which bears interest at the prime rate and is guaranteed by the Parent. The line of credit is utilized to cover short-term cash requirements and to secure letters of credit.

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Outstanding letters of credit	5,300	4,000	1,600

  The outstanding letters of credit reduce the amounts available under the line of credit.

9.     PENSION OBLIGATION

  The Company maintains non-contributory and contributory defined benefit pension plans for its employees.

  The company uses a December 31 measurement date for all of its plans. For the Company's significant plans, the most recent actuarial valuations filed for funding purposes were performed as at December 31, 2003. For these plans, the next actuarial valuation required for funding purposes will be performed at December 31, 2004.

  Information about the Company's non-contributory and contributory defined benefit plan is as follows:

	December 31,
	2003	2002
	$000	$000
Obligations and funded status
Change in pension obligation
Obligation at beginning of year	165,332	158,696
Service cost	5,542	5,121
Interest cost	11,538	10,453
Plan amendments	18,333	2,820
Actuarial (gains) losses	(1,555)	4,119
Benefits paid	(12,643)	(15,877)

Obligation at end of year	186,547	165,332

Change in pension plan assets
Fair value of plan assets at beginning of year	117,677	127,942
Actual return on plan assets	10,575	(6,258)
Employer contributions	18,869	11,870
Benefits paid	(12,643)	(15,877)

Fair value of plan assets at end of year	134,478	117,677

Unfunded status of plans at end of year	(52,069)	(47,655)
Unrecognized actuarial and investment losses	9,183	13,059
Unrecognized prior service costs	9,217	—

Net pension obligation at end of year	(33,669)	(34,596)

  As a result of the closure of the Ruttan mine, the Company plans to settle its obligations under the pension plans for the former employees of the Ruttan mine through the purchase of insurance contracts by which the insurer assumes all of the Company's risks and obligations under the plans. Finalization of the settlements will occur in the future. In 2002, the former employees of the closed Ruttan mine no longer earned further benefit entitlement under their benefit plans.

  Pension expense includes the following components:

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Service cost	4,312	4,154	5,542	5,121	5,399
Interest cost	9,271	6,509	11,538	10,443	10,342
Expected return on plan assets	(7,237)	(5,997)	(8,398)	(8,271)	(8,841)
Amortization of actuarial and investment losses	7	108	144	—	—
Amortization of unrecognized prior service costs	4,513	6,550	8,733	—	447
Settlement of Ruttan wind-ups	—	—	—	2,820	934

Defined benefit pension expense	10,866	11,324	17,559	10,113	8,281
Defined contribution pension expense	152	157	384	150	160

Pension expense	11,018	11,481	17,943	10,263	8,441

  Additional information

  The weighted average assumptions used in the determination of the accrued benefit obligations were as follows:

	December 31,
	2003	2002	2001
	%	%	%
Discount rate	6.85	6.75	6.75
Expected return on plan assets	7.55	6.95	6.50
Rate of compensation increase	4.25	4.25	4.25

  The Company's pension cost is materially affected by the discount rate used to measure obligations, the level of plan assets available to fund those obligations and the expected long-term rate of return on plan assets.

  The Company reviews the assumptions used to measure pension costs (including the discount rate) on an annual basis. Economic and market conditions at the measurement date impact these assumptions from year to year.

  Establishing the expected future rate of return on pension assets is a judgmental matter. The Company considers the following factors in determining this assumption:

  •
  Duration of pension plan liabilities; and

  •
  Types of investment classes in which the plan assets are invested and the expected compound return on those investment classes.

  Plan Assets

  The pension plan weighted average asset allocations, by asset category are as follows:

	December 31,
	2003	2002	2001
	%	%	%
Equity securities	58.2	53.9	55.3
Debt securities	41.8	46.1	44.7

	100.0	100.0	100.0

  The target asset allocation is as follows:

	December 31,
	2003	2002	2001
	%	%	%
Equity securities	57	57	57
Debt securities	43	43	43

	100	100	100

  The Company's primary quantitative investment objective is to maximize the long term real rate of return, subject to an acceptable degree of investment risk. Risk tolerance is established through consideration of several factors, including past performance, current market conditions and the funded status of the plan.

  With the exception of fixed income investments, the plan assets are actively managed by investment managers, with the goal of attaining returns that are in excess of that which could be realized with passively managed investments. Although, the actual composition of the invested funds will vary from the prescribed investment mix, the investment managers have a responsibility to bring items back to the appropriate mix.

  Contributions

  For the period ended September 30, 2004, the Company contributed $9.94 million and $0.15 million to its defined benefit and defined contribution plans, respectively. The Company expects total contributions for the year to be $13.1 million and $0.2 million for its defined benefit and defined contribution plans respectively.

10.   OTHER EMPLOYEE FUTURE BENEFITS

  The Company uses a December 31 measurement date. Information about the Company's post retirement and other post employment benefits is as follows:

	December 31,
	2003	2002
	$000	$000
Obligations and funded status
Change in other employee future benefits
Obligation at beginning of year	34,489	33,929
Service cost	1,668	525
Interest cost	2,256	2,121
Plan amendments	306	—

	December 31,
	2003	2002
	$000	$000
Actuarial losses	(813)	(467)
Benefits paid	(1,706)	(1,619)

Obligation at end of year	36,200	34,489

Unfunded status of plans at end of year	(36,200)	(34,489)
Unrecognized actuarial and investment losses	(408)	404

Net other employee future benefits at end of year	(36,608)	(34,085)

  Other employee future benefits expense includes the following components:

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Service cost	1,277	1,251	1,668	525	1,859
Interest cost	1,300	796	2,256	2,121	2,056
Amortization of unrecognized prior service costs	6	230	306	—	(1,150)
Other	—	—	—	(674)	—

Other employee future benefit expense	2,583	2,277	4,230	1,972	2,765

  Additional Information

  The weighted average assumptions used in the determination of other employee future benefits expense and obligations are as follows:

	December 31
	2003	2002	2001
	%	%	%
Discount rate	7.00	6.75	6.75
Expected return on plan assets	N/A	N/A	N/A
Rate of compensation increase	4.25	4.25	4.75

  The health care cost trend rate used in measuring other employee future benefits was assumed to begin at 9.08% in 2004, gradually declining to 4.5% by 2009 and remaining at those levels thereafter.

  If the health care cost trend rate was increased by one percentage point, the accumulated post-retirement benefit obligation and the aggregate service and interest cost would have increased as follows:

	December 31
	2003	2002
	$000	$000
Accumulated post-retirement benefit obligation	7,049	6,546
Aggregate of service and interest cost	675	640

  If the health care cost trend rate was decreased by one percentage point, the accumulated post-retirement benefit obligation and the aggregate service and interest cost would have decreased as follows:

	December 31
	2003	2002
	$000	$000
Accumulated post-retirement benefit obligation	5,542	5,147
Aggregate of service and interest cost	521	494

  Contributions

  For the period ended September 30, 2004, the Company contributed $1.29 million to its other employee future benefits. The Company expects total contributions for the year to be $1.7 million.

11.   REDEEMABLE PREFERRED SHARES, COMMON SHARES AND CONTRIBUTED SURPLUS

  Share Capital

  The authorized and issued share capital of the Company is as follows:

  Authorized

  An unlimited number of non-voting preferred shares, entitled to non-cumulative dividends as and when declared. These shares are redeemable at the option of the holder and as such they are recorded as a liability. These shares are also redeemable at the option of the Company.

  An unlimited number of voting common shares.

  Issued

		December 31,
	September 30, 2004
		2003	2002
	(Unaudited)
Redeemable preferred shares
Issued	127,024,042	127,024,042	66,896,730
Stated capital ($000)	1,270,241	1,270,241	668,967

Common shares
Issued	122,348	122,348	122,348
Stated capital ($000)	15,021	15,021	15,021

  The redeemable preferred shares have a redemption value equal to their stated capital and would rank in priority before common shares in event of liquidation.

  Contributed surplus

  Contributed surplus represents amounts contributed by the parent prior to January 1, 2001.

12.   CONTINGENCIES

  The Company and its subsidiaries are involved in various claims and litigation arising in the ordinary course and conduct of their business. Since the outcome is uncertain, no amount has been recorded in these consolidated financial statements.

  The significant claims and litigation matters are as follows:

  (a)
  Statements of claim were filed against Saskatchewan Power Corporation ("SaskPower"), the Company and Churchill River Power Company Limited ("CRP") on February 10, 1995 seeking an aggregate of $1 billion in compensatory damages and in excess of $100 million in punitive damages. These claims were filed in connection with the use and operation of the Whitesand Dam and the Island Falls Hydro Electric Station in Saskatchewan which were transferred by CRP, formerly a wholly-owned subsidiary of the Company, to SaskPower in 1981. Based on the current knowledge of management, in management's opinion, the ultimate resolution of the claims will not be material to the financial statements.

  (b)
  In 2004, two complaints were filed in the State of North Carolina, U.S.A., naming numerous defendants, including the Company and its joint venture, Considar Metal Marketing Inc. The claims seek damages in the amount of $67 million that are alleged to have been sustained as a result of an accident which occurred at a plant owned by West Pharmaceuticals Services, Inc. in Kinston, North Carolina. The defendants have retained counsel to defend the claims and liability is denied. The likelihood of success of the claims cannot be determined at this time. Based on the current knowledge of management, in management's opinion, the ultimate resolution of the claims will not be material to the financial statements.

  (c)
  On April 21, 2004, Novawest Resources Inc. issued a claim in the British Columbia Supreme Court seeking unspecified damages including against Hudson Bay Exploration and Development Company Limited, a subsidiary of the Company. The claim alleges a breach of confidence and claims damages as a result of such breach. The defendants have retained counsel to defend the claim and liability is denied. The likelihood of success of the claim cannot be determined at this time. Based on the current knowledge of management, in management's opinion, the ultimate resolution of the claim will not be material to the financial statements.

13.   TAXES

  Tax expense consists largely of large corporation tax. A reconciliation of income taxes calculated at the statutory rates to the actual tax provision:

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Statutory tax rate	42.62%	44.12%	44.12%	46.12%	46.12%
Tax expense (benefit) at statutory rate	16,472	(18,439)	(145,060)	(37,477)	(59,272)

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Resource and depletion allowance net of resource taxes (recovery)	(11,484)	—	—	10,874	7,016
Benefit of current tax losses not recognized	(19,423)	13,517	11,983	37,634	36,686
Benefit of other timing differences not recognized	14,435	19,820	153,294	(2,687)	3,418
Other permanent differences	—	(14,898)	(20,217)	(8,344)	12,152
Large corporation tax and other	(150)	1,103	1,318	1,698	1,208

	(150)	1,103	1,318	1,698	1,208

  The Company has non-capital loss carryforwards of approximately $215.8 million (2002 — $188.6 million) which have not been recognized in the financial statements. Additionally, temporary differences between the tax and accounting bases of assets and liabilities which would result in an income tax asset of $229.4 million (2002 — $139.4 million) have not been recognized. Comparative balances for non-capital loss carryforwards and unrecognized income tax assets were previously reported as $201.5 million and $129.6 million. The 2002 amounts were originally reported based on expected filing with regulatory authorities and have been restated to reflect the actual filings. These losses expire as follows:

$
2007	35,720,000
2008	71,323,000
2009	81,598,000
2010	27,161,000

  The future tax asset results from temporary differences between the financial statement carrying balances of property, plant and equipment, pension, other employee future benefits and asset retirement obligation and the related tax pool balances as well as available non capital losses. The future tax asset has been fully reduced by a valuation allowance.

  Through its joint venture interest in Considar Metal Marketing SA, the Company has non-capital loss carryforwards of approximately $0.3 million (2002 — $0.02 million) which have not been recognized in the financial statements. The tax benefits pertaining to non-capital loss carryforwards expire as follows:

$
2007	22,000
2010	243,000

14.   RISK MANAGEMENT USING FINANCIAL INSTRUMENTS

  As discussed in Note 2, on January 1, 2004 the fair value of all outstanding derivative instruments that are not recorded as accounting hedges were recorded on the Consolidated Balance Sheet with an offsetting amount to deferred charge as applicable. The deferred charge is recognized into revenue or expense, as applicable, over the term of the previously hedged item. Changes in fair value after that time are recorded on the consolidated balance sheet with the associated unrealized gain or loss recorded in net earnings. Of the total deferred charge of $11.1 million recorded at January 1, 2004, $4.4 million has been recognized as revenue in the nine months ended September 30, 2004, and the balance will be recognized as follows (in millions):

	Quarter 1	Quarter 2	Quarter 3	Quarter 4
	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)
2004	n/a	n/a	n/a	2.1
2005	0.6	0.5	0.5	0.4
2006	0.8	0.9	0.9	—

  The estimated fair value of all derivative financial instruments is based on quoted market prices or, in their absence, third party market indications and forecasts. Unrealized gains or losses and realized gains or losses are recorded as a separate element of earnings. The loss on financial instruments includes the unrealized fair value loss of $0.3 million and settled gains of $4.6 million.

  Foreign Currency Risk Management

  The Company uses forward exchange contracts to limit the effects of movements in exchange rates on foreign currency denominated assets and liabilities and future anticipated transactions. Forward exchange sales contracts with a nominal US dollar value have been entered into to manage the risk associated with anticipated future foreign currency exposures (2004 — US$26 million at $1.5551, 2005 — US$8 million at $1.5868, 2006 — US$6 million at $1.5890).

  The Company uses currency collar contracts, whereby the Company establishes a range within which the Company manages its exposure to currency fluctuations. The Company has outstanding currency call option contracts, giving it the right but not the obligation to purchase (2004 — US$8 million at $1.5650, 2005 — US$8 million at $1.5650, 2006 — US$6 million at $1.5650) and outstanding currency put option contracts, giving the buyer the right but not the obligation to sell to the Company (2004 — US$8 million at $1.6010, 2005 — US$8 million at $1.6040, 2006 — US$6 million at $1.6065).

  Credit Risk

  The Company provides credit to its customer in the normal course of its operations. It carries out, on a continuing basis, credit checks on its customers and maintains provisions for contingent credit losses. Substantially all of the Company's accounts receivables are with Considar Metal Marketing, a joint venture.

  The Company is exposed to credit risk in the event of non-performance by counterparties in connection with its derivative contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but mitigates this risk by dealing only with financially sound counterparties and, accordingly, does not anticipate loss for non-performance.

  Commodity Price Risk Management

  The Company maintains price protection programs and conducts commodity price risk management through the use of forward sales contracts, spot deferred contracts and option contracts. The Company has gold forward sales contracts at average rates of US$317.30 for 16,100 ounces in 2004, US$329.71 for 16,200 ounces in 2005 and US$332.63 for 2,200 ounces in 2006.

  The Company uses commodity collar contracts, whereby the Company establishes a range within which the Company manages its exposure to commodity fluctuations. The Company has outstanding gold call option contracts, giving it the right but not the obligation to purchase at US$415.75 for 37,200 ounces in 2004 and US$450 for 20,400 ounces in 2005 and outstanding gold put option contracts, giving the it the right but not the obligation to sell at US$380 for 37,200 ounces in 2004 and at US$390 for 20,400 ounces in 2005.

  Through its joint venture interest in Considar Metal Marketing SA, the Company manages the risk associated with forward physical sales that are made on a fixed price basis regarding zinc and zinc oxide, and accordingly, enters into forward zinc purchase contracts. At December 31, 2003, the joint venture had outstanding forward contracts to purchase 30,114 tonnes of zinc at prices ranging from US$802 to US$1,010 per tonne with settlement dates in the next three years.

152640 CANADA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004 and 2003 (unaudited) and
December 31, 2003 and 2002 and 2001 (audited)
(expressed in Canadian dollars)

        15.   FAIR VALUE OF FINANCIAL INSTRUMENTS

			December 31,
	September 30, 2004		2003		2002
	Carrying value	Fair value	Carrying value	Fair value	Carrying value	Fair value
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000	$000
Assets
Cash	25,908	25,908	3,537	3,537	4,003	4,003
Accounts receivable — net of allowance for doubtful items	70,744	70,744	62,732	62,731	59,413	59,413
Liabilities
Accounts payable and accrued liabilities	67,256	67,256	67,444	67,444	73,387	73,387
Current portion of long-term debt	2,000	2,000	2,000	2,000	479,522	479,522
Current portion of obligations under capital lease	2,748	2,748	13	13	123	123
Long-term debt	15,500	14,800	17,500	16,514	19,500	18,319
Derivative instruments
Foreign exchange risk
Asset	13,745	13,745	1,390	15,922	—	999
Liability	2,947	2,947	—	—	270	5,710

  The carrying value for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, current portion of long-term debt and current portion of obligations under capital lease approximate their fair value due to their short-term nature. The fair value of long-term debt has been determined using discounted cash flows at current market rates. Derivative financial instruments have been valued at current fair values using quoted market prices or accepted valuation methodologies.

16.   RELATED PARTY INFORMATION

  All of the common and preferred shares of the Company are owned indirectly by AAplc. The Company is related to companies controlled by AAplc or over which AAplc has a significant influence.

  The following table summarizes the Company's related party transactions for the periods:

			September 30,		December 31,
	Type of transaction
		Classification	2004	2003	2003	2002	2001
			$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Common control enterprise
Anglo American (Luxembourg) SA	Derivative instruments	Derivative instruments	3,946	2,402	3,395	—	—
Anglo American plc	Interest income	Operating	89	—	—	—	—
Anglo American Exploration (Canada) Ltd.	Management fees	Other income	19	19	25	25	25
			4,054	2,421	3,420	25	25
Common control enterprise
Compania Minera Dona Ines de Collahuasi	Concentrate purchases	Operating	44,597	21,220	29,141	4,913	13,829
Anglo American Exploration (Canada) Ltd.	Exploration	Exploration	—	—	5,640	7,064	10,223
Boart Longyear Inc.	Services and supplies	Operating	2,816	2,508	3,611	4,280	4,817
Anglo American (Luxembourg) SA	Derivative instruments	Derivative instruments	—	—	—	4,462	3,019
Anglo American Corporation	Consulting	General and administrative	—	17	—	—	161
Other	Technical/ personal	Operating	17	48	261	432	579
			47,430	23,793	38,653	21,151	32,628
Significantly influenced investee
Considar SA	Marketing	General and administrative	—	—	—	—	123

  These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

  Traders in, and producers of, base metals often exchange product of like quality and weight at different geographic locations to reduce freight costs that otherwise would be incurred if the metal were physically shipped to the desired locations. The Company also makes use of this marketing tool, and sometimes the exchange partner is a company under common control. All transactions of this nature are at competitive market rates and terms.

  At the end of the periods, the amounts due (to) from related entities are as follows:

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Common control enterprise
Anglo American Exploration (Canada) Ltd.	11,628	4,152	1,622
Anglo American (Luxembourg) SA	8,569	—	(402)
Boart Longyear Inc.	(248)	(294)	(220)
Other	25	(27)	79

	19,974	3,831	1,079

  These balances are payable on demand and have arisen from the sales of product and provision of services referred to above.

  As at September 30, 2004, cash and cash equivalents include a short-term interest-bearing deposit of $17.8 million with Anglo American (Luxembourg) SA.

17.   INVESTMENT IN JOINT VENTURES

  Considar Metal Marketing SA, an entity incorporated under the laws of the Grand Duchy of Luxembourg, is a Joint Venture in which the Company holds a 50% interest. The Joint Venture, together with its wholly-owned subsidiary, Considar Metal Marketing Inc., carries on the business of providing metal marketing to customers in various metal related industries.

  Prior to 2004, the Company held an interest in the Namew Lake Joint Venture which was inactive during the period covered by these financial statements.

  The following is a summary of the Company's 50% pro rata share of the assets, liabilities, revenues and expenses of the Considar Metal Marketing SA Joint Venture. Substantially all of the Company's sales are transacted with the joint venture. Such information is presented prior to inter-company eliminations.

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Assets
Current assets
Cash	1,259	761	870
Accounts receivable	19,428	16,600	17,534
Inventories	25,543	26,416	25,266
Prepaid expense and other assets	60	32	29
Unrealized fair value derivative	2,033	—	—

	48,323	43,809	43,699
Unrealized fair value derivative	822	—	—
Property, plant and equipment	111	117	134

	49,256	43,926	43,833

Liabilities

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Current liabilities
Accounts payable and accrued liabilities	45,403	43,347	42,674
Unrealized fair value derivative	105	—	—
Deferred charge	732	—	—

	46,240	43,347	42,674

Shareholder's equity
Share capital	1,605	1,605	1,605
Cumulative translation adjustment	(278)	(251)	(6)
Deficit	1,689	(775)	(440)

	3,016	579	1,159

	49,256	43,926	43,833

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Revenues
Sales	211,643	175,256	240,141	257,102	223,654
Other income	3	76	345	144	(367)
Amortization of deferred charge of derivative instruments	1,306	—	—	—	—

	212,952	175,332	240,486	257,246	223,287

Costs and expenses
Operating, general and administrative	212,451	175,363	240,785	257,257	222,717
Depreciation and amortization	21	23	32	43	43
(Gain) on derivative instruments	(1,984)	—	—	—	—

	210,488	175,386	240,817	257,300	222,760

Earnings (loss) before taxes and for the period	2,464	(54)	(331)	(54)	527

Cash flow resulting from operating activities	1,946	249	155	426	(2,887)
Cash flow resulting from financing activities	—	—	—	—	2,251
Cash flow resulting from investing activities	(16)	(11)	(15)	(15)	(129)

18.   COMMITMENTS

  Operating lease commitments

  The Company has entered into various lease commitments for facilities and equipment. The leases expire in periods ranging from 1 to 4 years. The aggregate remaining minimum annual lease payments required for the next four years are as follows:

	September 30, 2004	December 31, 2003
	$ (Unaudited)	$
2004	898,000	2,074,000
2005	3,376,000	751,000
2006	2,479,000	251,000
2007	297,000	—

  Through its joint venture interest in Considar Metal Marketing SA, as at December 31, 2003, the Company has various lease commitments for facilities and equipment which expire in periods ranging from 1 to 8 years. The aggregate remaining minimum annual lease payments required for the next five years are as follows:

December 31, 2003
$
2004	209,000
2005	233,000
2006	231,000
2007	219,000
2008 and thereafter	747,000

  The company has recorded the following operating lease expense:

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Operating lease expense	3,084	4,242	6,185	6,579	5,842

  Buy sell commitments

  The Company has entered into a commitment to deliver 85,000 tons of copper anodes annually for refining during the next year, with the option to extend for an additional year, each year. In the event that the Company is unable to meet the terms of the contract, it would be required to make a payment of US$0.04 per pound of copper anode not delivered.

  The Company has a commitment to purchase copper concentrate for payment based on a deemed delivery rather than a required physical delivery. The contract requires delivery as follows:

2004 to 2008	72,000 tonnes annually

  Payment is based on the market price of contained metal during a quotational period following delivery of the concentrate, less a fixed treatment and refining credit. If the Company cannot process the deemed tonnage in a timely manner, management believes the Company will be able to negotiate alternate arrangements for the sale or diversion of the tonnage.

  The Company has a commitment to purchase 40,000 DMT per year of copper concentrate from a related party (Compania Minera Dona Ines de Collahuasi) through 2008. Payment is made 45 days after the date of the bill of lading, and is based on the market price of contained metal during a quotational period following delivery of the concentrate, less a treatment, refining, and freight credit. Management intends to seek opportunities to swap the tonnage with other smelters (where a freight advantage exists). If the Company cannot process the concentrate or swap tonnage in a timely manner, management believes that alternate arrangements can be negotiated for the sale or diversion of the tonnage.

  The Company relies partly on processing purchased concentrates to achieve a portion of profits. The continued availability of such concentrates at economic terms beyond the expiry of current existing contracts cannot be determined at this time.

  Other commitments and agreements

  (a)
  The Company has provided relocation grants and guaranteed buy-back of new homes for employees who were required to move out of Company owned housing due to demolition. As of December 31, 2003, management believes the market value of the new homes purchased exceeds the related guarantee amounts.

  (b)
  In September 1999, the 777 Project, which will extend the mine life to 2016, was approved at a projected cost of US$240 million. In proceeding with this project, contracts and commitments totalling CAD $10.5 million were in place at December 31, 2003.

  (c)
  In December 2003, the Company established retention arrangements for certain employees. These arrangements provide for payments upon the occurrence of triggering events, which include change of control of the Company and continued employment of the specified employees to specified dates. The amount of payments to be made, if any, is dependent on future events, the certainty of which are not reasonably determinable at this time. The Company has accrued the estimated liability of $0.5 million to September 30, 2004.

  (d)
  Under a Purchase and Sale Agreement made between Considar Metal Marketing Inc. ("CMM"), Considar WP Acquisition Corp. ("Considar WP") and White Pine Copper Refinery Inc. ("White Pine"), dated June 4, 2000 and amended on May 16, 2001, CMM has a right to acquire all of the issued and outstanding shares of White Pine from Considar WP by giving notice to Considar WP at certain times in 2004, 2005 or 2006. In addition, Considar WP has the right to require that CMM purchase such shares by giving notice to CMM by a certain time in 2005.

    CMM is a wholly-owned subsidiary of Considar Metal Marketing, S.A. ("CMMSA"). Hudson Bay Mining and Smelting Co., Limited ("HBMS") and Considar, Inc. ("Considar") are the holders of all of the issued and outstanding shares of CMMSA. Pursuant to a letter agreement between HBMS and Considar, dated June 4, 2000, if HBMS and Considar cannot agree on some alternate form of financing for the acquisition of the shares of White Pine by CMM, each of HBMS and Considar have agreed to make available to CMM sufficient funds to pay one half of the purchase price of US$13 million for such shares and for all other amounts payable by CMM under the Purchase and Sale Agreement at and after the closing of the transaction.

  (e)
  On the majority of the Callinan/777 mine, the Company is subject to a royalty payment of $0.25 per ton of ore milled and a net profits interest of 6 2/3% of the net proceeds of production if cumulative and aggregate cash flow for the year is positive. To date, the aggregate cash flow has been significantly negative.

  (f)
  Hudson Bay Mining and Smelting Co., Limited has a Profit Sharing Plan whereby 10% of the Company's After Tax Earnings (excluding provisions for future income tax) calculated in accordance with UK generally accepted accounting principles for any given fiscal year will be distributed to all employees in the Flin Flon / Snow Lake operations, with the exception of executive officers and key management personnel.

  (g)
  The Company entered into an agreement with the Saskatchewan Government on March 31, 1999 with respect to the Company's reclamation undertakings. In addition, the Company entered into a similar agreement with the Manitoba Government on May 7, 2004. The Company has pledged the company's mining equipment, buildings and fixtures on lands in Manitoba and Saskatchewan that include the Flin Flon metallurgical complex and certain associated mines to the Saskatchewan and Manitoba Governments for the reclamation obligation. As at December 31, 2003, the net book value of the assets is approximately $237.5 million, with an estimated salvage value at the time of decommissioning of $47.6 million. The security interests granted to the Province of Saskatchewan and Manitoba rank pari passu.

    Subsequent to September 30, 2004, the Company has been informed by the Provinces of Saskatchewan and Manitoba that, in their view, the current Company estimate of reclamation costs may be too low and the security for the reclamation obligations may not be sufficient.

    The Company has had preliminary discussions with the Provinces of Saskatchewan and Manitoba and has agreed to conduct a feasibility study to more accurately determine the estimated reclamation costs. The study is expected to be completed in the first half of 2005.

    The Company believes that its current reclamation cost estimate of approximately $51.1 million ($32.8 million on a present value basis at September 30, 2004) is adequate and is sufficiently secured by the existing security. However, the Company will provide additional security in the form of a letter of credit in the amount of $13 million during the period of the feasibility study. After completion of the feasibility study, the appropriate security will be determined by the Provinces.

  (h)
  In the normal course of operations, the company provides indemnifications that are often standard contractual terms to counterparties in transactions such as purchase and sale contracts, service agreements, director/officer contracts and leasing transactions. These indemnification agreements may require the company to compensate the counterparties for costs incurred as a result of various events, including environmental liabilities, changes in (or in the interpretation of) laws and regulations, or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the contract, the nature of which prevents the company from making a reasonable estimate of the maximum potential amount that could be required to pay to counterparties. Historically, the Company has not made any significant payments under such indemnifications. Management estimates that there are no significant liabilities with respect to these indemnification guarantees.

19.   BUSINESS INTERRUPTION INSURANCE

  In August 2000, the Company had a smelter incident and a flood in the Ruttan mine. Both incidents resulted in the operations being shut down for a period of time. The financial impact of the incidents has been recorded in the income statement in 2000.

  The Company has business interruption insurance and in 2003 received insurance proceeds of $2.3 million (2002 — $5.0 million). At December 31, 2003, the Company had an outstanding receivable of $0.9 million relating to the Ruttan mine flood. In all fiscal years, the Company accrued the insurance proceeds once it had reasonable assurance over the collection of amounts claimed. The smelter incident claim was settled in 2002.

20.   RUTTAN MINE

  In June 2002, the Company ceased operations at the Ruttan mine, which employed approximately 340 employees, due to depleting reserves and weak metal prices. In 2001, to reflect the pending closure, the Company recorded a charge to operations of $21.5 million which was comprised of $15.7 million for accelerated depreciation and amortization, and $5.8 million for operating costs. The $5.8 million in operating costs includes $3.5 million related to employee termination benefits, $1.25 million relating to community and worker adjustment commitments and a $1.0 million non-cash write-down of supplies inventories (the cash charge to operating costs in 2001 totalled $4.75 million). The following continuity schedule details additional amounts and the related cash flows:

	Employee termination benefits	Community and worker adjustment commitments	Total cash costs
	$000	$000	$000
Accrued balance at December 31, 2000	5,452	—	5,452
Additional charge in 2001	3,500	1,250	4,750

Accrued balance at December 31, 2001	8,952	1,250	10,202
Adjustments	(895)	562	(333)
Payments in 2002	(7,519)	(595)	(8,114)

Accrued balance at December 31, 2002	538	1,217	1,755
Adjustments	—	(170)	(170)
Payments in 2003	(538)	(561)	(1,099)

Accrued balance at December 31, 2003	—	486	486
Payments in 2004	—	(57)	(57)

Accrued balance at September 30, 2004 (Unaudited)	—	429	429

  The $5.45 million accrued balance at December 31, 2000 related to employee termination benefits that had been accrued by the Company in anticipation of the closing of the Ruttan mine. The Company expects to settle the majority of the accrued balance outstanding at September 30, 2004 by December 31, 2004.

21.   RESTRUCTURING

  In 2003, the Company undertook a review of manpower levels in operations that resulted in reduction of approximately 100 employees. As a result, employee termination benefits of $5.5 million were recorded in operating costs. Substantially all of these costs were paid by December 31, 2003.

22.   NET CHANGE IN NON-CASH WORKING CAPITAL ITEMS

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Net change in non-cash working capital items
Accounts receivable	(8,013)	(2,228)	(3,318)	19,299	3,322
Inventories	(6,320)	8,665	(2,731)	9,494	(5,705)
Accounts payable and accrued liabilities	(188)	(3,423)	(5,943)	(8,157)	(11,408)
Prepaid expenses and other assets	(4,731)	1,802	5,307	(4,507)	(4,086)

	(19,252)	4,816	(6,685)	16,129	(17,877)

23.   NET CHANGE IN OTHER NON-CASH WORKING OPERATING ITEMS

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Net change in other non-cash operating items
Pension obligation	1,015	(949)	(927)	(1,610)	690
Other employee future benefits	1,560	1,047	2,523	352	1,267
Asset retirement obligation	1,993	(4,052)	(6,059)	(718)	567
Other non-current liabilities	10	(1,119)	(2,141)	(9,442)	2,190

	4,578	(5,073)	(6,604)	(11,418)	4,714

24.   SUBSEQUENT EVENTS

  On October 7, 2004, the Parent entered into an agreement to sell the Company (see also note 1).

25.   SEGMENTED INFORMATION

  The CICA Handbook Section 1701, Segment Disclosures, establishes standards for reporting information about a company's operating segments. The Company is an integrated base metals producer and operates in a single reportable operating segment.

  The Company's revenue by significant product types:

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Revenues
Copper	207,244	142,655	213,135	211,484	192,871
Zinc	86,669	78,466	104,783	102,973	93,568
Zinc oxide	41,255	35,207	46,111	46,414	55,442
Gold	26,540	18,810	27,288	28,874	31,557

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Other	23,318	23,615	26,597	46,347	17,151

	385,026	298,753	417,914	436,092	390,589

26.   RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which differ in certain material respects from accounting principles generally accepted in the United States ("U.S. GAAP"). The differences between Canadian and U.S. GAAP and their effect on the Company's consolidated financial statements are summarized in the tables below.

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Consolidated statements of operations
Earnings (loss) for the period
Canadian GAAP — As reported	38,800	(42,896)	(330,103)	(82,958)	(129,725)
Start up costs (i)	—	—	1,208	(1,340)	—
Depreciation and amortization (i), (ii), (v)	(8,751)	(989)	(1,319)	(11,788)	(6,141)
Derivative instruments (iv)	(4,426)	19,417	20,965	2,871	(19,432)
Impairment of mineral properties (v)	—	—	18,354	—	—

Net earnings (loss) under U.S. GAAP before other comprehensive income adjustments	25,623	(24,468)	(290,895)	(93,215)	(155,298)
Available-for-sale securities (iii)	67	29	64	(92)	(42)
Additional minimum pension liability (vi)	—	—	2,126	(4,438)	(170)
Foreign currency translation adjustments (ix)	(26)	(200)	(245)	(6)	—

Comprehensive income (loss) (ix)	25,664	(24,639)	(288,950)	(97,751)	(155,510)

  The following consolidated statement of operations includes U.S. GAAP adjustments for start-up costs, depreciation and amortization, derivative instruments and impairment charges to reconcile Canadian GAAP results of operations to U.S. GAAP. In addition, other income, foreign exchange gain (loss), gain (loss) on derivative instruments and interest expense would be classified as non-operating items in the consolidated statement of operations under U.S. GAAP.

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Revenue
Sales	385,026	298,753	417,914	436,092	390,589
Business interruption insurance	—	—	—	1,701	17,272

	385,026	298,753	417,914	437,793	407,861

Expenses
Operating	307,997	315,458	428,723	434,900	408,553
General and administrative	6,068	5,141	6,907	9,561	10,321
Depreciation and amortization	48,653	54,464	72,028	78,217	79,468
Accretion	1,266	1,134	2,078	1,890	1,937
Exploration	—	—	5,550	4,538	2,130
Foreign exchange (gain) loss	2,192	(1,152)	(3,493)	1,922	6,101
Asset impairment (note 6)	—	—	250,590	—	—

	366,176	375,045	762,383	531,028	508,510
Operating (loss) earnings	18,850	(76,292)	(344,469)	(93,235)	(100,649)
Other income	2,662	461	843	1,775	1,722
Foreign exchange gain (loss)	—	33,779	33,779	3,943	(26,920)
Gain (loss) on derivative instruments	4,342	19,417	20,965	2,871	(19,432)
Interest expense	(381)	(730)	(695)	(6,871)	(8,811)

Net (loss) earnings before taxes	25,473	(23,365)	(289,577)	(91,517)	(154,090)
Taxes	150	(1,103)	(1,318)	(1,698)	(1,208)

Net (loss) earnings	25,623	(24,468)	(290,895)	(93,215)	(155,298)
Available-for-sale securities (iii)	67	29	64	(92)	(42)
Additional minimum pension liability (vi)	—	—	2,126	(4,438)	(170)
Foreign currency translation adjustments (ix)	(26)	(200)	(245)	(6)	—

Comprehensive income (loss) (ix)	25,664	(24,639)	(288,950)	(97,751)	155,510

  The following summarizes the adjustments to the Company's balance sheets in order to conform to U.S. GAAP.

	September 30, 2004		December 31, 2003		December 31, 2002
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000	$000
Consolidated balance sheets
Assets:
Investments (iii)	152	436	152	369	152	305
Property, plant and equipment (i), (ii), (v)	367,409	358,658	358,236	358,236	579,524	561,281
Intangible asset (vi)	—	9,567	—	9,567	—	—
Fair value of derivatives (iv)	13,745	13,745	—	15,882	—	1,020
Liabilities:

	September 30, 2004		December 31, 2003		December 31, 2002
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000	$000
Pension obligation (vi)	(34,684)	(46,733)	(33,669)	(45,718)	(34,596)	(39,204)
Fair value of derivatives liability (iv)	(2,947)	(2,947)	—	(4,803)	—	(10,906)
Derivatives transition adjustment (iv)	(6,653)	—	—	—	—	—
Shareholder's Deficiency
Deficit	(1,040,731)	(1,042,829)	(1,079,531)	(1,068,452)	(749,428)	(777,557)
Currency translation adjustment (viii)	(277)	—	(251)	—	(6)	—
Accumulated other comprehensive loss	—	(2,475)	—	(2,516)	—	(4,461)

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Consolidated balance sheets
Deficit
Canadian GAAP — As reported	(1,040,731)	(1,079,531)	(749,428)
Start up costs (i)	6,398	6,398	5,190
Depreciation and amortization (i), (ii), (v)	(33,503)	(24,752)	(23,433)
Derivative instruments (iv)	6,653	11,079	(9,886)
Impairment of mineral properties (v)	18,354	18,354	—

U.S. GAAP	(1,042,829)	(1,068,452)	(777,557)

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Accumulated other comprehensive income (loss)
Canadian GAAP	—	—	—
Available-for-sale securities (iii)	284	217	153
Additional minimum pension liability (vi)	(2,482)	(2,482)	(4,608)
Foreign currency translation adjustments (ix)	(277)	(251)	(6)

U.S. GAAP	(2,475)	(2,516)	(4,461)

  (i)
  Start-up costs

    Under Canadian GAAP, net start up costs including operating costs, capitalized interest costs and pre-production revenues are deferred until a mine or significant capital asset reaches a commercial level of production at which point they are amortized over the mine or asset life respectively. For U.S. GAAP purposes, net start up costs are expensed as incurred.

  (ii)
  Depreciation and amortization

    Under Canadian GAAP, amortization of mine development costs using the units of production method is calculated using historical costs plus estimated future under ground development costs required to access proven and probable reserves. For U.S. GAAP purposes, amortization of mine development costs is calculated using historical capitalized costs incurred. Mine development costs which benefit the entire mine life are amortized over proven and probable reserves and the remainder of the mine development costs are amortized over the currently accessible proven and probable reserves to which these costs relate.

  (iii)
  Marketable securities

    Under Canadian GAAP, investments in marketable securities are carried at the lower of cost and market value. Under U.S. GAAP, the Company's marketable securities are considered to be "available-for-sale" securities and are carried at market value with unrealized gains or losses included in comprehensive income until realized or an other than temporary decline in value occurs.

  (iv)
  Derivative instruments

    For U.S. GAAP purposes, the Company adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Investment and Hedging Activities" effective January 1, 2001 ("SFAS 133"). SFAS 133 requires that all derivatives be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the fair value of derivatives are recognized in the earnings of the current period unless specific hedge accounting criteria are met. Management has not designated any derivative contracts as hedges for U.S. GAAP purposes under SFAS 133.

    The adoption of SFAS 133 at January 1, 2001 did not result in any transition adjustment since prior to this date, the Company had been recorded its derivative contracts at fair value for U.S. GAAP purposes.

    Prior to January 1, 2004, for Canadian GAAP purposes, gains and losses on derivative contracts were deferred and recognized in the period to which the gains and losses of the underlying transaction relate.

    For Canadian GAAP purposes, the Company adopted Accounting Guideline 13, Hedging Relationships ("AcG-13") effective January 1, 2004, and recorded all derivative contracts at their fair value. After January 1, 2004, all changes in the fair market value of the related contracts are being recorded as unrealized gains and losses in the statement of operations. Transition deferred charges and any related amortization arising on adoption of AcG-13 under Canadian GAAP is reversed under U.S. GAAP.

  (v)
  Impairment of mineral properties

    For U.S. GAAP purposes, the Company has early adopted the recommendations of Emerging Issues Task Force (EITF) 04-03-Mining Assets: Impairment and Business Combinations, effective January 1, 2003. This guidance has harmonized the U.S. and Canadian GAAP requirements concerning the appropriate basis of ore reserves to utilize in an impairment calculation. As a result, proven and probable reserves and mineralization expected to be classified as reserves has been used in impairment calculations.

    During 2003, the Company wrote down certain assets for Canadian GAAP purposes. Due to differences in amortization rates applied (see ii above), the U.S. GAAP carrying value of the impaired assets was lower than the Canadian GAAP carrying value, resulting in a lower write down.

  (vi)
  Additional minimum pension liability

    Under U.S. GAAP, the Company is required to recognize an additional minimum pension liability in the amount of the excess of the unfunded accumulated benefit obligation over the recorded pension benefits liability. An offsetting intangible asset is recorded equal to any unrecognized prior service costs, with any difference recorded as a change in other comprehensive income. No similar standard exists under Canadian GAAP.

    U.S. GAAP requires additional disclosure relating to pension obligations and other employee future benefits. These additional disclosures are included in notes 9 and 10.

  (vii)
  Joint ventures

    U.S. GAAP requires investments in joint ventures to be accounted for under the equity method, while under Canadian GAAP, the accounts in joint ventures are proportionately consolidated. However, under rules promulgated by the Securities and Exchange Commission, a foreign registrant may, subject to the provision of additional information, continue to follow proportionate consolidation for the purposes of registration and other filing notwithstanding the departure from U.S. GAAP. Consequently, the balance sheets have not been adjusted to restate the accounting for joint venture under U.S. GAAP. Additional information concerning the Company's interests in joint ventures is presented in note 17.

  (viii)
  Comprehensive income

    Comprehensive income is recognized and measured under U.S. GAAP pursuant to SFAS 130 — Reporting Comprehensive Income. This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income is comprised of two components, net income and other comprehensive income ("OCI"). OCI refers to amounts that are recorded as an element of shareholders' equity but are excluded from net income because these transactions or events were attributed to changes from non-owner sources. These items include minimum pension liability adjustments, derivative instruments and foreign currency gains and losses related to the translation of the results of subsidiary entities where the functional currency is not the Canadian dollar. The concept of comprehensive income does not yet exist under Canadian GAAP.

  (ix)
  Income tax information

    Temporary differences giving rise to significant portions of deferred tax assets and deferred tax liabilities as calculated under Canadian GAAP are presented in Note 13. Under U.S. GAAP, gross deferred tax assets would be as follows:

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Property, plant and equipment	212,500	203,000	117,600
Pension obligation	8,900	9,000	10,200
Other employee future benefits	9,200	9,200	9,200
Asset retirement obligations	7,500	7,400	8,800
Non-capital losses	41,700	53,600	48,900

	279,800	282,200	194,700

    Net deferred tax assets, however, would remain unchanged as the increase in gross deferred tax assets would be offset by an equivalent increase in the valuation allowance.

  (x)
  Other supplemental information provided for U.S. GAAP purposes:

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Accounts receivable less allowance for doubtful accounts
Trade	58,061	56,464	51,874
Related parties	11,653	4,152	1,701
Other	1,030	2,115	5,838

Total accounts receivable	70,744	62,731	59,413

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Accounts payable
Trade	37,664	43,410	49,715
Related parties	248	321	622
Other	4,498	5,681	5,617

Total accounts payable	42,410	49,412	55,954

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Accrued liabilities
Hydro	2,208	2,216	2,173
Profit sharing and employee bonuses	5,037	493	1,141
Vacation pay	10,916	11,072	11,292

		December 31,
	September 30, 2004
		2003	2002
	$000 (Unaudited)	$000	$000
Other	6,685	4,251	2,827

Total accrued liabilities	24,846	18,032	17,433

    The Company includes shipping and handling costs in operating costs:

	September 30,		December 31,
	2004	2003	2003	2002	2001
	$000 (Unaudited)	$000 (Unaudited)	$000	$000	$000
Shipping and handling	13,573	14,228	18,904	20,653	18,619

  (xi)
  Asset retirement obligations

    Effective January 1, 2003, U.S. GAAP standards were established for the recognition, measurement and disclosure of liabilities for legal obligations associated with the retirement of a tangible long-lived asset that result from its acquisition, construction, development or normal operation. A liability is generally recognized for such an obligation at its fair value when incurred and a corresponding asset retirement cost is added to the carrying amount of the related assets. In subsequent periods, the carrying amount of the liability is adjusted to reflect the passage of time and any changes in the timing or amount of the underlying future cash flows. The asset retirement cost is amortized to expense over the asset's useful life.

    Under Canadian GAAP, a similar standard became effective for the Company's fiscal year beginning on January 1, 2004.

    The Company's accounting policy has been in accordance with the current guidance outlined under U.S. and Canadian GAAP prior to fiscal 2001. As a result, no transitional adjustments have been reflected in these financial statements.

    The following additional disclosure is provided concerning the Company's asset retirement obligation. The Company's asset retirement obligations relate to the final reclamation and closure of currently operating mines and closed properties.

	September 30, 2004	December 31, 2003
	$000 (Unaudited)	$000
Balance — Beginning of period	30,825	36,884
Acquisition of:
Accretion expense	1,266	2,078
Liabilities incurred	600	577
Liabilities settled	(83)	(9,852)
Revision in estimated cash flows	210	1,138

	September 30, 2004	December 31, 2003
	$000 (Unaudited)	$000
Balance — End of period	32,818	30,825

  (xii)
  Recent accounting pronouncements

    In January 2003, the Financial Accounting Standards Board, or "FASB", issued Interpretation No. 46, Consolidation of Variable Interest Entities, and an Interpretation of Accounting Research Bulletin No. 51 ("FIN 46"). FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. FIN 46 applies to any business enterprise, public or private, that has a controlling interest, contractual relationship or other business relationship with a variable interest entity. In December 2003, the FASB issued Interpretation No. 46R ("FIN 46R") which supersedes FIN 46. FIN 46R is effective for all Variable Interest Entities ("VIEs") created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003. FIN 46R is applicable to all non-VIEs created prior to February 1, 2003 by public entities at the end of the first interim or annual reporting period ending after March 15, 2004. The Company has determined that is has no VIEs.

    In March 2004, the Emerging Issues Task Force issued EITF 04-2, Whether Mineral Rights are Tangible or Intangible Assets ("EITF 04-2"). The Task Force reached a consensus that mineral rights are tangible assets. In April 2004, the FASB issued proposed FASB Staff Positions ("FSPs") FAS 141-1 and FAS 142-1, Interaction of FASB Statements No. 141, Business Combinations ("SFAS 141"), and No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), and EITF Issue No. 04-2, Whether Mineral Rights are Tangible or Intangible Assets. The proposed FSPs amend SFAS 141 and 142 to conform them to the Task Force consensus. The FSPs are effective for the first reporting period beginning after April 29, 2004. The Company does not anticipate that the adoption of EITF 04-2 and FSPs 141-1 and 142-1 will have a material effect on the Company's results of operations, financial position or disclosures.

    In March 2004, the EITF issued EITF 04-3, Mining Assets: Impairment and Business Combinations. EITF 04-3 requires mining companies to consider cash flows to the economic value of mining assets (including mineral properties and rights) beyond those assets' proven and probable reserves, as well as anticipated market price fluctuations, when assigning value in a business combination in accordance with SFAS 141 and when testing the mining assets for impairment in accordance with SFAS 144. The consensus is effective for fiscal periods beginning after March 31, 2004 (see v).

    In March 2004, the EITF Task Force concluded that current authoritative literature is clear that a company must assign goodwill to its reporting units, which may be individual operating mines, despite the inevitable impairment of goodwill. Since a mine is a wasting asset and the cash flows from the mine ultimately will not support the amount of recorded goodwill, a goodwill impairment charge is inevitable. Therefore, the Task Force concluded that this Issue will be removed from the agenda because it cannot be resolved without amending SFAS 142 or SFAS 131, Disclosures about Segments of an Enterprise and Related Information. The Company does not consider that adoption of the EITF in its current form would have any material effect on the Company's results of operations, financial position or disclosures.

AUDITORS' CONSENT
DELOITTE & TOUCHE LLP

        We have read the preliminary short form prospectus of Hudson Bay Mining and Smelting Co., Limited dated April 20, 2005 relating to the offer to exchange the US$175,000,000 outstanding 9 5/8% senior secured notes of Hudson Bay Mining and Smelting Co., Limited for 9 5/8% senior secured exchange notes, in each case unconditionally guaranteed as to the payment of principal, premium (if any), interest and certain other amounts by HudBay Minerals Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the use in the above-mentioned prospectus of our report to the director of 152640 Canada Inc. (the "Company") on the consolidated balance sheets of the Company as at December 31, 2003 and 2002 and the consolidated statements of operations and deficit and of cash flows for each of the years in the three-year period ended December 31, 2003. Our report is dated November 28, 2004.

/s/ Deloitte & Touche LLP
Chartered Accountants
Winnipeg, Canada
April 20, 2005

C-1

AUDITORS' CONSENT
KPMG LLP

The Board of Directors of HudBay Minerals Inc.

        We have read this short form prospectus dated April 20, 2005 relating to the offer to exchange the US$175,000,000 outstanding 9 5/8% senior secured notes of Hudson Bay Mining and Smelting Co., Limited for 9 5/8% senior secured exchange notes, in each case unconditionally guaranteed as to the payment of principal, premium (if any), interest and certain other amounts by HudBay Minerals Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in this prospectus of our report to the shareholders of HudBay Minerals Inc. on the consolidated balance sheets of HudBay Minerals Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2004. Our report is dated March 30, 2005.

/s/ KPMG LLP
Chartered Accountants
Toronto Canada
April 20, 2005.

COMMENTS BY KPMG LLP, AUDITORS OF HUDBAY MINERALS INC.,
FOR U.S READERS ON CANADA—U.S REPORTING DIFFERENCES

        In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of HudBay Minerals Inc.'s financial statements, such as the change described in note 2, related to the adoption of recommendations of the Canadian Institute of Chartered Accountants Handbook Section 3110—Asset Retirement Obligations and the retroactive change in accounting policy related to exploration costs, to the consolidated financial statements as at December 31, 2004 and for the years then ended. Our report to the shareholders dated March 30, 2005, incorporated by reference herein, is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ KPMG LLP
Chartered Accountants
Toronto, Canada
March 30, 2005

C-2

US$175,000,000

HUDSON BAY MINING AND SMELTING CO., LIMITED

Offer to Exchange

9 5/8% Senior Secured Notes due January 15, 2012
(US$175,000,000 principal amount outstanding)
(CUSIP numbers 44360AA6 and C44255AA2)
for 9 5/8% Senior Secured Exchange Notes due January 15, 2012

            , 2005

Until                        , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

HudBay Minerals Inc.

        Under the Business Corporations Act (Ontario) (the "Act"), HudBay Minerals Inc. ("HudBay") may indemnify a present or former director or officer or a person who acts or acted at HudBay's request as a director or officer of another corporation of which HudBay is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of HudBay or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of HudBay, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of HudBay or such other corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from HudBay as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

        The by-laws of HudBay provide that HudBay shall indemnify a director or officer, a former director or officer or any person who acts or acted, at HudBay's request, as a director or officer of a subsidiary of HudBay, and their heirs and legal representatives, subject to the provisions of the Act, from and against any liability and all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of HudBay (including a subsidiary), provided that the indemnified person acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        HudBay maintains directors' and officers' liability insurance which insures its directors and officers against certain losses resulting from certain wrongful acts committed in their official capacity for which they become obligated to pay, to the extent permitted by applicable law.

Hudson Bay Mining and Smelting Co., Limited and Hudson Bay Exploration and Development Company Limited

        Under the Canada Business Corporations Act (the "CBCA"), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual's conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

        The bylaws of Hudson Bay Mining and Smelting Co., Limited ("HBMS") provide that, subject to the CBCA, HBMS may indemnify a present or former director or officer of HBMS or another individual who acts or acted at HBMS' request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses provided for in the CBCA. The bylaws of Hudson Bay Exploration and Development Company Limited ("HBED") provide that, subject to the CBCA, HBED may indemnify a present or former director or officer of HBED or another individual who acts or acted at HBED's request as a director or officer, or an individual acting in a similar capacity, of a body corporate of which HBED is or was a shareholder or creditor, against all costs, charges and expenses provided for in the CBCA.

        HBMS and HBED each maintain directors' and officers' liability insurance which insures their respective directors and officers against certain losses resulting from certain wrongful acts committed in their official capacity for which they become obligated to pay, to the extent permitted by applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act") may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that, in the opinion of the U.S. Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description
4.1*	HudBay's renewal annual information form for the year ended December 31, 2004, dated March 29, 2005.
4.2*
Pre-amalgamation HBMS Parent's management discussion and analysis of financial condition and results of operations for the years ended December 31, 2003, 2002 and 2001 and for the nine months ended September 30, 2004 and 2003.
4.3*
HudBay's audited consolidated financial statements as at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, together with the auditor's report thereon and the notes thereto.
4.4*
HudBay's management's discussion and analysis of results of operations and financial condition for the year ended December 31, 2004, supplemented to include selected financial information together with management's discussion and analysis of the financial condition and results of operations of Pre-amalgamation HBMS Parent for the years ended December 31, 2004 and 2003.
4.5*	HudBay's material change report dated March 1, 2005 relating to the closing of the private placement of 806,452 flow-through common shares of HudBay.
5.1*	Consent of KPMG LLP.
5.2*	Consent of Deloitte & Touche LLP.
5.3*	Consent of John E. Steers, P.Eng.
5.4*	Consent of Kim Lau BSc. Geo.
5.5*	Consent of Garry Allen MSc. P.Eng.
6.1	Powers of Attorney (contained on the signature page of this Registration Statement).
7.1*	Indenture dated as of December 21, 2004 among HudBay Mining and Smelting Inc., the subsidiary guarantors party thereto and The Bank of New York, as trustee (the "Trustee").
7.2*	First Supplemental Indenture dated as of April 20, 2005 among HBMS, HBED, as guarantor, and the Trustee.
7.3*	Statement of Eligibility and Qualification of The Bank of New York on Form T-1.
99.1*	Parent Guarantee dated as of March 24, 2005 by HudBay.
99.2*
Canadian Collateral Agency Agreement dated as of December 21, 2004 among HudBay Mining and Smelting Inc., Pre-amalgamation HBMS Parent, Pre-amalgamation HBMS, HBED, the Trustee and BNY Trust Company of Canada, as collateral agent (the "Collateral Agent").
99.3*	Trust Monies Hypothecation Agreement dated as of December 21, 2004 between Pre-amalgamation HBMS and the Collateral Agent.

99.4*	Security Agreement dated as of December 21, 2004 by HudBay Mining and Smelting Inc. in favor of the Collateral Agent.
99.5*	Security Agreement dated as of December 21, 2004 by Pre-amalgamation HBMS Parent in favor of the Collateral Agent.
99.6*	Security Agreement dated as of December 21, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.7*	Debenture Delivery Agreement (Manitoba) dated as of December 21, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.8*	Debenture Delivery Agreement (Saskatchewan) dated as of December 21, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.9*	Security Agreement dated as of December 21, 2004 by HBED in favor of the Collateral Agent.
99.10*	Debenture Delivery Agreement (Manitoba) dated as of December 21, 2004 by HBED in favor of the Collateral Agent.
99.11*	Debenture Delivery Agreement (Saskatchewan) dated as of December 21, 2004 by HBED in favor of the Collateral Agent.
99.12*	Demand Debenture (Material Properties — Manitoba) dated December 10, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.13*	Demand Debenture (Immaterial Properties — Manitoba) dated December 17, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.14*	Demand Debenture (Material Properties — Saskatchewan) dated December 10, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.15*	Demand Debenture (Immaterial Properties — Saskatchewan) dated December 10, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.16*	Demand Debenture (Material Properties — Manitoba) dated December 10, 2004 by HBED in favor of the Collateral Agent.
99.17*	Demand Debenture (Immaterial Properties — Manitoba) dated December 17, 2004 by HBED in favor of the Collateral Agent.
99.18*	Demand Debenture (Immaterial Properties — Saskatchewan) dated December 10, 2004 by HBED in favor of the Collateral Agent.
99.19**	Letter of Transmittal.
99.20**	Notice of Guaranteed Delivery.

99.21**	Letters to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.22**	Brokers' Letter to Clients.
99.23**	Instructions to Registered Holders.

*
Filed herewith

**
To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

        The Registrants undertake to make available, in person or by telephone, representatives to respond to inquires made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

        Concurrently with the filing of this Registration Statement on Form F-10, each of the Registrants has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

        Any change to the name or address of the agent for service of process of any Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Province of Manitoba, Canada, on April 20, 2005.

HUDBAY MINERALS INC.
By:	/s/ John L. Knowles Name: John L. Knowles Title: Vice President and Chief Financial Officer

HUDSON BAY MINING AND SMELTING CO., LIMITED
By:	/s/ John L. Knowles Name: John L. Knowles Title: Vice President and Chief Financial Officer

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED
By:	/s/ John L. Knowles Name: John L. Knowles Title: Treasurer

III-2

SIGNATURES WITH RESPECT TO HUDBAY MINERALS INC.

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Peter R. Jones and John L. Knowles his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter R. Jones Peter R. Jones	President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2005

/s/ John L. Knowles John L. Knowles	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 20, 2005

/s/ M. Norman Anderson M. Norman Anderson	Director	April 20, 2005

/s/ James W. Ashcroft James W. Ashcroft	Director	April 20, 2005

/s/ Richard W. Brissenden Richard W. Brissenden	Director	April 20, 2005

/s/ Ian L. T. Conn Ian L. T. Conn	Director	April 20, 2005

/s/ Allen J. Palmiere Allen J. Palmiere	Director and Chairman	April 20, 2005

III-3

SIGNATURES WITH RESPECT TO HUDSON BAY MINING AND SMELTING CO., LIMITED

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Peter R. Jones and John L. Knowles his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter R. Jones Peter R. Jones	President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2005

/s/ John L. Knowles John L. Knowles	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 20, 2005

/s/ M. Norman Anderson M. Norman Anderson	Director	April 20, 2005

/s/ James W. Ashcroft James W. Ashcroft	Director	April 20, 2005

/s/ Richard W. Brissenden Richard W. Brissenden	Director	April 20, 2005

/s/ Ian L. T. Conn Ian L. T. Conn	Director	April 20, 2005

/s/ Allen J. Palmiere Allen J. Palmiere	Director	April 20, 2005

III-4

SIGNATURES WITH RESPECT TO
HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Peter R. Jones and John L. Knowles his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter R. Jones Peter R. Jones	President and Director (Principal Executive Officer)	April 20, 2005

/s/ John L. Knowles John L. Knowles	Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 20, 2005

/s/ Brian Donald Gordon Brian Donald Gordon	Director	April 20, 2005

/s/ H. Russell Rood H. Russell Rood	Director	April 20, 2005

III-5

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in its capacity as the duly authorized representative of each of HudBay Minerals Inc., Hudson Bay Mining and Smelting Co., Limited and Hudson Bay Exploration and Development Company Limited in the United States, in the City of Newark, State of Delaware, on April 20, 2005.

PUGLISI & ASSOCIATES (Authorized U.S. Representative)
By:	/s/ Gregory F. Lavelle Name: Gregory F. Lavelle Title: Managing Director

III-6

EXHIBIT INDEX

Exhibit Number	Description
4.1*	HudBay's renewal annual information form for the year ended December 31, 2004, dated March 29, 2005.
4.2*
Pre-amalgamation HBMS Parent's management discussion and analysis of financial condition and results of operations for the years ended December 31, 2003, 2002 and 2001 and for the nine months ended September 30, 2004 and 2003.
4.3*
HudBay's audited consolidated financial statements as at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, together with the auditor's report thereon and the notes thereto.
4.4*
HudBay's management's discussion and analysis of results of operations and financial condition for the year ended December 31, 2004, supplemented to include selected financial information together with management's discussion and analysis of the financial condition and results of operations of Pre-amalgamation HBMS Parent for the years ended December 31, 2004 and 2003.
4.5*	HudBay's material change report dated March 1, 2005 relating to the closing of the private placement of 806,452 flow-through common shares of HudBay.
5.1*	Consent of KPMG LLP.
5.2*	Consent of Deloitte & Touche LLP.
5.3*	Consent of John E. Steers, P.Eng.
5.4*	Consent of Kim Lau BSc. Geo.
5.5*	Consent of Garry Allen MSc. P.Eng.
6.1	Powers of Attorney (contained on the signature page of this Registration Statement).
7.1*	Indenture dated as of December 21, 2004 among HudBay Mining and Smelting Inc., the subsidiary guarantors party thereto and the Trustee.
7.2*	First Supplemental Indenture dated as of April 20, 2005 among HBMS, HBED, as guarantor, and the Trustee.
7.3*	Statement of Eligibility and Qualification of The Bank of New York on Form T-1.
99.1*	Parent Guarantee dated as of March 24, 2005 by HudBay.
99.2*
Canadian Collateral Agency Agreement dated as of December 21, 2004 among HudBay Mining and Smelting Inc., Pre-amalgamation HBMS Parent, Pre-amalgamation HBMS, HBED, the Trustee and the Collateral Agent.
99.3*	Trust Monies Hypothecation Agreement dated as of December 21, 2004 between Pre-amalgamation HBMS and the Collateral Agent.

99.4*	Security Agreement dated as of December 21, 2004 by HudBay Mining and Smelting Inc. in favor of the Collateral Agent.
99.5*	Security Agreement dated as of December 21, 2004 by Pre-amalgamation HBMS Parent in favor of the Collateral Agent.
99.6*	Security Agreement dated as of December 21, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.7*	Debenture Delivery Agreement (Manitoba) dated as of December 21, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.8*	Debenture Delivery Agreement (Saskatchewan) dated as of December 21, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.9*	Security Agreement dated as of December 21, 2004 by HBED in favor of the Collateral Agent.
99.10*	Debenture Delivery Agreement (Manitoba) dated as of December 21, 2004 by HBED in favor of the Collateral Agent.
99.11*	Debenture Delivery Agreement (Saskatchewan) dated as of December 21, 2004 by HBED in favor of the Collateral Agent.
99.12*	Demand Debenture (Material Properties — Manitoba) dated December 10, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.13*	Demand Debenture (Immaterial Properties — Manitoba) dated December 17, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.14*	Demand Debenture (Material Properties — Saskatchewan) dated December 10, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.15*	Demand Debenture (Immaterial Properties — Saskatchewan) dated December 10, 2004 by Pre-amalgamation HBMS in favor of the Collateral Agent.
99.16*	Demand Debenture (Material Properties — Manitoba) dated December 10, 2004 by HBED in favor of the Collateral Agent.
99.17*	Demand Debenture (Immaterial Properties — Manitoba) dated December 17, 2004 by HBED in favor of the Collateral Agent.
99.18*	Demand Debenture (Immaterial Properties — Saskatchewan) dated December 10, 2004 by HBED in favor of the Collateral Agent.
99.19**	Letter of Transmittal.

99.20**	Notice of Guaranteed Delivery.
99.21**	Letters to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.22**	Brokers' Letter to Clients.
99.23**	Instructions to Registered Holders.

*
Filed herewith

**
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
EXCHANGE RATE DATA
PRESENTATION OF FINANCIAL INFORMATION
CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED MINERAL RESOURCES
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
HBMS and the Parent Guarantor
Recent Developments
The Exchange Offer
The Exchange Notes
RISK FACTORS
Risk Relating to Our Business
Risk Relating to the Notes
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
EXCHANGE OFFER
DESCRIPTION OF NOTES
Brief Description of the Notes, the Subsidiary Guarantees and the Parent Guarantee
EARNINGS COVERAGES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS U.S. Federal Income Tax Considerations
Canadian Federal Income Tax Considerations
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
INDEX TO FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Statement of Operations of HudBay Minerals Inc. Year ended December 31, 2004
COMPILATION REPORT ON UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
HUDBAY MINERALS INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS For The Year Ended December 31, 2004 ($000)
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
152640 CANADA INC. CONSOLIDATED BALANCE SHEETS (expressed in Canadian dollars)
152640 CANADA INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT (expressed in Canadian dollars)
152640 CANADA INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (expressed in Canadian dollars)
152640 CANADA INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2004 and 2003 (unaudited) and December 31, 2003 and 2002 and 2001 (audited) (expressed in Canadian dollars)
152640 CANADA INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2004 and 2003 (unaudited) and December 31, 2003 and 2002 and 2001 (audited) (expressed in Canadian dollars)
AUDITORS' CONSENT DELOITTE & TOUCHE LLP
AUDITORS' CONSENT KPMG LLP
COMMENTS BY KPMG LLP, AUDITORS OF HUDBAY MINERALS INC., FOR U.S READERS ON CANADA—U.S REPORTING DIFFERENCES